UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.           )

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West Pharmaceutical Services, Inc.

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CEO Letter

Dear Shareholders:

During fiscal year 2024, West navigated through a challenging period. We transitioned from a phase of exceptional demand for our products during the COVID pandemic to the re-stabilization of the pharmaceutical industry supply chain.

In 2024, we reported net sales of $2.893 billion, a 1.5% organic net sales decline over the prior year, with Proprietary Products declining by 2.2% and Contract Manufactured Products increasing by 1.1%. Encouragingly, we saw a return to growth in the fourth quarter in our largest segment of the business, Proprietary Products, with organic net sales increasing by 4.5%, led by growth in the Biologics market unit. In addition, our operating cash flow and strong balance sheet enabled the Company to fund capital expenditures, return over $560 million to the shareholders through our share repurchase program, and increase our dividend for the 32nd consecutive year.

A key strategy for future growth has been continued investment in our strong global operations footprint. This includes expanding capacity in our key HVP components business and supporting a fast-growing GLP-1 market across both Proprietary Products and Contract Manufacturing. We are implementing innovative manufacturing practices throughout our sites, introducing state-of-the-art elastomer mixing technology to our Williamsport, PA site, and constructing a new analytical lab in Stolberg, Germany to foster innovation and strengthen our analytical services offerings.  These and other investments position West to effectively meet anticipated market changes in 2025 and beyond.

As we move into 2025, we believe that we are well positioned to address other significant market changes, which will benefit our company, our customers and our shareholders. First, the Biologics market continues its strong momentum, as we continue with our high-win rate on newly approved molecules. Second, the rapid expansion of glucagon-like peptide-1 (GLP-1s) is expected to drive continued growth, both in our HVP components business and in Contract Manufacturing.  And third, West is well positioned as the primary containment leader with the adoption of European Union’s Good Manufacturing Practices (GMP) Annex-1 regulatory changes in the European Union that affect the manufacturing of sterile medicinal products. These factors reinforce our confidence in maintaining and building upon our positive momentum in 2025.

While 2024 presented challenges to our business that we are actively addressing, West is committed to our mission, and our role as a valuable and trusted partner for customers working to improve patient health remains unchanged. Looking ahead into 2025, we expect our business momentum to continue and are focused on operational excellence and driving strong returns.

We remain grateful to all our shareholders for your steadfast support of our Company and anticipate delivering a successful year ahead as we work towards a bright long-term future.

Eric M. Green
President, Chief Executive Officer and Chair of the Board

West Pharmaceutical Services, Inc. Notice of 2025 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 21, 2025

The 2025 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held by live webcast on:

Tuesday, May 6, 2025

9:30 AM, Eastern Daylight Time

To participate in the virtual Annual Meeting or to vote in that meeting, shareholders must enter the 16-digit digital control number found on their individualized proxy cards at the meeting specific website

www.virtualshareholdermeeting.com/WST2025

on the day of the meeting. Online access to the webcast will open 15 minutes prior to the start of the meeting. We encourage you to log on early. Additionally, shareholders participating in the Annual Meeting via the webcast may submit questions through the virtual meeting platform by following the instructions described in this Proxy Statement and on the website.

The scheduled items of business are:

1.	Election of nominees named in the Proxy Statement as directors, each for a term of one year or until their successor is appointed or elected
2.	Consideration of an advisory vote to approve Named Executive Officer compensation
3.	Amend and Restate Our Amended and Restated Articles of Incorporation (“Articles”) to Add A Right for Shareholders to Call a Special Meeting
4.	Amend and Restate Our 2016 Omnibus Incentive Compensation Plan (“Incentive Compensation Plan”)
5.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2025

We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of record of West common stock at the close of business on February 28, 2025 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

Kimberly Banks MacKay Sr. Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 6, 2025

This Notice of Annual Meeting and Proxy Statement (“Notice”) and the 2024 Annual Report on Form 10-K (“2024 Annual Report”) are available on our website at: www.westpharma.com/investors

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

PROXY SUMMARY

Proxy Summary

Below is a summary of important information you will find in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

Our Board of Directors is soliciting your vote on matters that will be presented at our 2025 Annual Meeting of Shareholders and at any adjournment or postponement thereof. This Proxy Statement contains information to assist you in voting your shares.

The Notice, the accompanying proxy card or voting instruction card and our 2024 Annual Report, including our annual report wrap, are being mailed starting on or about March 25, 2025.

Recommended
Proposal 1: Election of Directors		Page 10	✔	FOR
Mark A. Buthman William F. Feehery Robert F. Friel Eric M. Green Janet B. Haugen Thomas W. Hofmann Molly E. Joseph	Deborah L. V. Keller Myla P. Lai-Goldman Stephen H. Lockhart Douglas A. Michels Paolo Pucci		Each Nominee
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation		Page 74	✔	FOR
Proposal 3: Amend and Restate Our Articles to Add A Right for Shareholders to Call a Special Meeting		Page 75	✔	FOR
Proposal 4: Amend and Restate our Incentive Award Plan.		Page 77	✔	FOR
Proposal 5: Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2025		Page 94	✔	FOR

2024 Business Highlights

In 2024, the performance of our Company can be attributed to the strong pillars of our market-led approach, global operations and One West philosophy. These core principles have served as the foundation to our performance both in net sales and operating cash flow. We continue to see favorable trends in the pharmaceutical and biotech industries that enable the Company to pursue its long-term growth strategy and fulfill our vision for the future, including:

●	Biotechnology continues to be a promising source of therapies and products for patient care, requiring specialized packaging and delivery solutions due to the sensitive nature of these large molecules. We maintain a high participation rate in providing primary containment components for approved new molecular entities, especially large-molecule injectable drugs.
*	Certain forward-looking statements are included in this Proxy Statement. They use such words as “will,” “continue,” “estimate,” “expect,” “looking to the future,” and other similar terminology. These statements reflect Management’s current expectations regarding future events and operating performance and speak only as of the date of this document. These statements are based on Management’s beliefs and assumptions, current expectations, estimates, and forecasts. There are many factors that can influence the Company’s future results that are beyond the ability of the Company to control or predict. Because of these known or unknown risks or uncertainties, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. For a description of factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and as revised or supplemented by our quarterly reports on Form 10-Q or Form 8-K. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

2025 Annual Meeting and Proxy Statement  |  1

PROXY SUMMARY

●	The regulatory landscape is evolving with global regulatory bodies updating guidance on review and approval protocols of newer, self-administered combination products with increased attention to quality and documentation.
●	Ongoing research of subcutaneous administration, as an alternative to intravenous administration, prompted by its cost-effectiveness and increased patient adherence, provides more opportunities to develop self-administration technology that places easy-to-use delivery systems in the hands of patients.

Each year, we have seen interest and demand for our high value product offerings, delivery device platforms and services. Customers are turning to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This expertise helps us to build positive relationships with our customers. In 2024, we reported:

●	Full-year 2024 net sales of $2.893 billion, a 1.9% decrease; organic net sales decline of 1.5%; currency translation decreased net sales by 20 basis points
●	Full-year 2024 reported-diluted EPS of $6.69, a decline of 15.1%, and full-year 2024 adjusted-diluted EPS of $6.75 decreased 16.5%
●	Full-year 2024 operating profit margin of 19.7%, a decline of 320 basis points, and full-year 2024 adjusted operating profit margin of 19.8%, a decline of 360 basis points
●	Full-year 2024 operating cash flow was $653.4 million, a decrease of 15.9%; capital expenditures were $377.0 million, compared to $362.0 million over the same period last year, and represented 13.0% of full-year 2024 net sales; free cash flow (operating cash flow minus capital expenditures) was $276.4 million, a decrease of 33.3%

Long-Term Shareholder Return

Examining our Cumulative Annual Growth Rate (“CAGR”) for sales and EPS, the Company delivered against its objectives over the 5-year period. The Company has outperformed both the S&P 500 Index and S&P 500 Health Care Index in Total Shareholder Return (“TSR”) during this same period.

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PROXY SUMMARY

(1)	Please refer to Appendix A of this Proxy Statement for the reconciliation of Non-U.S. GAAP financial measures.
(2)	Sources: IR Insight
(3)	Non-proprietary products

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PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the directors nominated on page 10.

All directors are elected annually by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. The chart below summarizes some key characteristics of the members of our Board of Directors. All data is as of March 21, 2025. Detailed information about each director’s background and areas of expertise can be found beginning on page 10.

Skills	Buthman	Feehery	Friel	Green	Haugen	Hofmann	Joseph	Keller	Lai-Goldman	Lockhart	Michels	Pucci
Corporate Development	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓		✓		✓	✓		✓			✓	✓
Global Supply Chain & Operations		✓		✓			✓	✓			✓	
Healthcare Industry		✓	✓	✓			✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓	✓		✓	✓			✓	✓
Marketing Strategy		✓		✓			✓	✓			✓	✓
Regulatory/Drug Development							✓	✓	✓	✓	✓	✓
Science & Technology		✓		✓				✓	✓	✓		
Background												
Independent	✓	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
Age	64	54	69	55	66	73	51	62	67	66	68	63
Gender	M	M	M	M	F	M	F	F	F	M	M	M
Tenure	14	13	5	10	<1	17	4	8	11	3	14	9

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PROXY SUMMARY

Corporate Governance Highlights

Corporate Governance Features

Annual director elections with majority voting in uncontested elections
Significant risk management oversight by the Board and its Committees
Flexible Board leadership structure which permits a director as non-executive Chair or appointment of Lead Independent Director
Board commitment to corporate sustainability issues
Strong culture of Compliance and Ethics, Philanthropy, Health and Safety and Quality built into our Mission, Vision and Values
Three new directors appointed within the past four years
Effective self-assessment and evaluation procedures that include individual interviews with Board members
Annual evaluation of all directors to ensure the right mix of experience and diversity of opinion and background
Executive officer and Board succession planning

Comprehensive curriculum of topics regularly presented to the Board to aid in their understanding of our business, the markets in which we operate and the Board’s responsibilities with respect to all our stakeholders

Effective executive and Board stock ownership guidelines
Prohibition on pledging or hedging of securities by members of the Board and executive officers

2024 Board Governance Activities and Accomplishments
Approved and monitored Management’s enterprise business strategy
Reviewed performance of Chief Executive Officer against pre-established goals and strategy
Monitored enhancements to our Enterprise Risk Management, Business Continuity and Cyber-risk management processes

Monitored Management’s human resources strategy to create a pipeline of talent to ensure we have the highest skilled teams with a variety of experiences and expertise to further drive our culture and meet the needs of our customers

Reviewed the Company’s capital allocation strategy, increasing the annual dividend and continuing strategic share buyback program
Broad assessment and updating of Board succession planning and committee membership and leadership rotation schedules to ensure diversity of opinion, breadth of experience and refreshment of ideas
Multiple awards, increased rankings and international recognition of our corporate sustainability and philanthropic efforts
Continued development of corporate sustainability strategy and key actions consistent with evolving regulatory requirements
Virtually all of the Directors attended 100% of the combined Board and Committee meetings in 2024 and all of the Directors attended at least 90% of these meetings
Directors received an average of 95.5% support from shareholders in 2024

2025 Annual Meeting and Proxy Statement  |  5

PROXY SUMMARY

2024 Executive Compensation Highlights

Executive Compensation Program Features

Strong linkage between pay and performance and support by shareholders regarding our performance metrics, targets and goals as evidenced by a 95.5% shareholder Say-on-Pay approval rate of our executive compensation program

Competitive total direct compensation (“TDC”), which is the sum of an officer’s base salary, short-term incentive target and long-term incentive target, targeted at the median level and appropriately adjusted by our Compensation Committee based on individual performance, skills and experience

Annual Incentive Plan (“AIP”) based on EPS, Consolidated Net Sales and Operating Cash Flow (“OCF”) with individual performance adjustments is intended to encourage Management to improve shareholder value in day-to-day decision making

Challenging long-term incentive (“LTI”) plan utilizing stock options and performance share units based upon return on invested capital (“ROIC”) and sales consolidated annual growth rate (“CAGR”) to ensure long-term profitable growth and alignment with shareholders’ interests

Use of two comparator groups to benchmark competitive pay standards to ensure Company can attract and retain the best talent
Share ownership guidelines for all officers and directors

Standard Change in Control (“CIC”) agreements for our corporate officers containing double trigger provisions requiring termination of the executive following a CIC before payments are made; payments are reduced if excise tax threshold is exceeded

Strong incentive compensation recovery (clawback) that exceeds legal requirements, anti-hedging and anti-pledging policies

Rigorous use of realizable pay analysis, performance metric difficulty analysis and similar tools to ensure our compensation programs remain linked to performance and consistent with Board expectations

Executive Compensation Actions & Results

Reaffirmed West’s commitment to a pay-for-performance philosophy that aligns executives’ incentive compensation with Company performance and stakeholder interests on both a short and long-term basis, while mitigating excessive risk

Confirmed the ongoing use of a two-comparator group approach for executive and director pay and pay-for-performance benchmarking; conducted a thorough review of the Business Segment Comparator Group

Delivered 2024 AIP payouts to our named executive officers (“NEO”) at 20.0% of their individual AIP target amounts. The 2024 Corporate AIP pool was funded at 26.7% resulting from payout levels of 0.0% for EPS, 71.2% for Consolidated Net Sales and 62.1% for OCF. The Committee further adjusted the payouts for each NEO based on achievement against individual business objectives.

Awarded LTI plan PSUs for the 2022-24 period at 30.06% of target amount based on a CAGR performance payout level of 0.0% and an ROIC payout level of 60.12%

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ELECTION OF DIRECTORS

q

Election of Directors

Director Nominations, Skills and Criteria

Candidates for nomination to our Board are recommended by the Nominating and Corporate Governance Committee (“NCGC”) in accordance with the NCGC’s charter, our Articles, our Bylaws, and our Corporate Governance Principles. All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated by this Committee with the Board determining the final slate of nominees.

The Board and the NCGC consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

●	A director is nominated based on his or her professional experience. A director’s expertise, experience and traits add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.
●	A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of Management and the ability to work well with others.
●	A director should be willing and able to devote enough time to the affairs of the Company and be free of any disabling conflict.
●	All the non-employee directors should be “independent” as outlined in our independence determination standards (“Independence Standards”).
●	A director should actively participate in the decision-making process, demonstrate a willingness to express ideas and engage in constructive discussion with other Board members, Management and relevant persons, be willing to make difficult decisions and demonstrate diligence and faithfulness in attending Board and Committee meetings.
●	The Board generally seeks active or former senior executives of public companies, particularly those with backgrounds in international operations, healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When reviewing nominees, the NCGC considers whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs. We also strive for a Board composition that reflects a mix of backgrounds, experiences, expertise, skill sets, perspectives and opinions. Therefore, our director nomination process seeks candidates who bring a diversity of professional experiences and personal backgrounds, which includes consideration of a candidate’s age, gender, race and ethnicity.

The NCGC also reviews annually with the Board the size and composition of the Board and its committees to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In determining whether to add new directors, we review our skills matrix annually to determine the targeted skills that we believe will most significantly enhance the diversity of experience and expertise on our Board. We balance the current skill sets versus the desired optimal mix of skill sets given their relative importance to the Company.

The Board uses a skills matrix to assess those skills needed to guarantee we have the requisite mix of skills. We incorporate the skills matrix into our succession planning, to ensure that we are replacing skills that may be lost as directors retire or otherwise leave the Board. The Board considers the defined skills below as most vital to help a director provide value and leadership to help drive West’s success.

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ELECTION OF DIRECTORS

Skills Definitions
Corporate Development

Material experience in analyzing, identifying and executing significant corporate development opportunities, including mergers and acquisitions, divestitures, joint ventures and large, complex strategic business partnerships

Executive Leadership	Officer or senior level experience at a large, complex publicly traded or private company or organization with responsibility for multiple material business functions
Financial Expertise	Accounting degree, certification or significant experience requiring financial knowledge & analysis, including ownership of accounting, treasury and financial risk management
Global Supply Chain & Operations	Significant experience managing the operations, supply chain and logistics of producing products for commercial sale globally to maximize profit and minimize waste
Healthcare Industry	Management experience in healthcare, life sciences, medical products, devices or services
International Experience	Leadership in a company with significant international presence that includes ownership of a material corporate function or a considerable overseas assignment
Marketing Strategy	Strategic management experience involving the sales, marketing and branding of products or services
Regulatory/Drug Development

Material work experience in a heavily regulated industry including working on responses to government and customer filings and audits and/or significant work in pharmaceutical drug delivery or diagnostic processes and approaches

Science & Technology	Scientific degree used in performing services or certification and significant oversight or involvement with scientific, technological or research and development endeavors

Board members must be well-versed in our Mission, Vision and Values, as well as our corporate strategy. West’s mission is to contain and deliver injectable therapies that improve patient lives, and it aspires to be the world leader in integrated containment and delivery of injectable medicines, both of which rely on the Company’s core values of:

●	Passion for Customers—We innovate to continuously improve our product and service offerings to meet future customer and patients’ needs.
●	Leadership in Quality—We never compromise on quality. Every dose, every time. 100% commitment.
●	One West Team—Our diverse team spans the globe, but we are united by our integrity and mutual respect for one another, the safety of our work environment and the communities in which we operate.

Board members are expected to oversee and support Management in driving the success of the business by focusing on the strategic imperatives of the company, operational resilience, principles of sustainability and ensuring an ethical culture.

Under the heading “Director Nominee Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly traded companies, together with the qualifications, experience, key attributes and skills the NCGC and the Board believe will best serve the interests of the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws. These procedures are described under “Shareholder Proposals or Nominations” in this Proxy Statement.

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ELECTION OF DIRECTORS

Board Commitment to Diverse Membership and Perspectives

Board diversity is critical to the success of the Company. Our Corporate Governance Principles reflect the Board’s commitment to leveraging diverse experiences, perspectives, skills and capabilities to support the long-term success of the Company. Thus, every potential pool of candidates includes consideration of those with diverse professional and personal experiences, including characteristics such as age, gender and ethnicity. The Board acknowledges its role in holding Management accountable for the creation and stewardship of a culture in which the experiences and contributions of all employees are valued, respected and included in decision making. The Company understands that to attract and retain talent, we must continue providing exceptional employee experiences for all team members, including during recruitment, onboarding and career development.

Board Refreshment and Retirement Age

We are committed to board refreshment and have added three new directors over the past four years. These additions are the result of a thoughtful process designed to ensure an effective balance of historical perspective and an understanding of the evolution of our business with fresh viewpoints and insights. In 2024, we critically examined our refreshment practices and incorporated a review that also examined potential retirement horizons for directors and our director skills matrix. We are using this information to continue to develop our current directors through role rotation and education and also develop a more robust talent pipeline.

The Board believes that a diverse mix of long-tenured and new Board members provides the appropriate balance of experience to enhance shareholder value. The Board believes that directors provide meaningful, independent oversight and advice at any age. Our Corporate Governance Principles include a retirement age of 75. This means that a non-employee director generally must retire on the date of the Annual Meeting of Shareholders immediately following his or her 75th birthday; provided, however, that the Board may review individual contributions, continuity and tenure in making a determination as to whether a member who has already attained age 75 must retire.

An employee director must submit his or her resignation from the Board upon the date he or she ceases to be an executive officer of the Company.

Board Evaluation Process

Each year, the Board and each of its committees review their performance during executive sessions. This review centers around questions approved by the NCGC that directors are asked regarding their individual performance and the performance of the Board/Committee. These questions include topics such as contributions made to Board deliberations, the relationship between members, quality of the materials provided, the relationship with Management, contributions to key functions/responsibilities of the Board and topics that they would like to see added or deleted to meeting agendas. This process assists the full Board with obtaining different perspectives, encourages the collection of candid information and ensures a high level of engagement. The NCGC assesses the evaluation process annually and adjusts the process as needed.

The Board believes this evaluation system, coupled with our strong Chair of the Board, Lead Independent Director and open-door policy, which promotes sharing of ideas among all directors, makes for a robust process that ensures the Board’s effectiveness.

2025 Annual Meeting and Proxy Statement  |  9

DIRECTOR NOMINEE BIOGRAPHIES

Proposal 1 — Election of Directors

Our shareholders are asked to consider twelve nominees for election to our Board to serve for a one-year term until the 2026 Annual Meeting of Shareholders, or until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the nominees for director, their current positions and offices, tenure as a Company director, their qualifications and other characteristics are set forth in the biographies below. The table below also lists each nominee’s current Board committees.

All the nominees are current Company directors and all non-employee directors have been determined by our Board to be independent. Our NCGC reviewed the qualifications of each of the nominees, finding that each nominee possesses the required attributes and that all nominees collectively strike the appropriate balance of expertise, skills, perspectives, experiences and personal backgrounds, and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board approved the Committee’s recommendation at its meeting on February 17, 2025.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the NCGC will recommend to our Board a replacement nominee. The Board may then designate the replacement nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

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DIRECTOR NOMINEE BIOGRAPHIES

Director Nominee Biographies

Mark A. Buthman, 64 Independent
Title Retired Executive Vice President & Chief Financial Officer Kimberly-Clark Corporation, a global producer of branded products for the consumer, professional and healthcare markets (2003-2015)	Director Since 2011	Committees Finance (Chair) Innovation & Technology
Prior Relevant Professional Experience • Kimberly-Clark (1982-2015), holding a wide range of leadership roles in finance, strategy and operations
Director Qualifications
• Global financial expertise gained at Kimberly-Clark, a Fortune 150 company with significant international operations
• Holds a degree in Finance and has led Finance professionals globally
• Executive leadership of global finance, investor relations, real estate, global procurement, shared services and information technology services teams for a publicly-traded company
• Led or participated in 50 acquisitions over the course of his career

Role on West’s Board

Mr. Buthman possesses deep financial and accounting management expertise, as well as experience in managing real estate, investor relations, information technology, shared services and global procurement from his time at Kimberly-Clark. His extensive corporate insight and financial background guide him in his role as Chair of the Finance Committee and as a member of the Innovation and Technology Committee.

Other Public Company Directorships
Current IDEX Corporation		Former (within prior 5 years) None

Other Relevant Information

Mr. Buthman holds a Bachelor of Arts in Finance from the University of Iowa. He serves as board chair at Pavillon International, a not-for-profit treatment center for individuals suffering from substance use disorder.

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DIRECTOR NOMINEE BIOGRAPHIES

William F. Feehery, Ph.D., 54 Independent
Title Chief Executive Officer Certara, Inc., public company which provides services and software to assist the drug development lifecycle 2019-present	Director Since 2012	Committees Audit Compensation Finance
Prior Relevant Professional Experience • DuPont (previously E.I. du Pont de Nemours & Company) (2002-2019), occupying multiple business unit leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at Certara
• Holds a Ph.D. degree in chemical engineering and has significant experience in managing R&D and commercializing cutting edge technologies
• In-depth international supply chain knowledge, including direct responsibility for global manufacturing
• Extensive experience marketing to customers and promoting goods and services through roles at Certara and DuPont
• Active in Business Development, including several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership background including as CEO of a publicly-traded company and senior roles at multinational company

Role on West’s Board

Dr. Feehery is the only independent member of our Board who currently serves as a public company CEO, experience we believe significantly enhances our Board capabilities. His deep corporate insight, scientific expertise and extensive experience in the healthcare industry contribute to his membership on the Committees he serves on.

Other Public Company Directorships
Current Certara, Inc.		Former (within prior 5 years) None

Other Relevant Information

Before joining DuPont, Dr. Feehery was engaged in venture capital and was a management consultant for the Boston Consulting Group. Dr. Feehery holds both a Ph.D. in chemical engineering and a Master of Business Administration from MIT, was a Churchill Scholar at Cambridge University and received his BSE in chemical engineering from the University of Pennsylvania. He is currently on leave until June 2025 from serving as a Trustee of the Winston Churchill Foundation.

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DIRECTOR NOMINEE BIOGRAPHIES

Robert F. Friel, 69 Lead Independent Director (as of April 2025)
Title Retired Chair, President & Chief Executive Officer PerkinElmer, Inc. (now Revvity, Inc.), a global business dedicated to serving the diagnostics, life sciences, food and applied markets 2009-2019	Director Since 2020	Committees Innovation & Technology Nominating & Corporate Governance
Prior Relevant Professional Experience • Perkin Elmer (1999-2019), serving as Chief Operating Officer, Chief Financial Officer and in other senior leadership roles
Director Qualifications
• Comprehensive healthcare industry experience through his leadership of Perkin Elmer and his Board position at NuVasive
• Holds economics undergraduate and graduate taxation degrees
• Possesses deep finance and tax expertise along with training and degrees in finance
• International leadership experience in setting growth strategy and overseeing operational and financial risks
• Business Development experience in several mergers and acquisitions, strategic business partnerships and divestitures
• Executive leadership experience gained as Chair, CEO, COO and CFO for PerkinElmer

Role on West’s Board

Mr. Friel’s experience serving as both the Chair and CEO of a global business focused on improving human health is well-aligned with West’s mission and with the pharmaceutical and medical device customers we serve. His tenured leadership at a successful public company and service on Boards, together with his in-depth finance and tax expertise, training and education, make him a strong contributor to the Board in his new role as Lead Independent Director.

Other Public Company Directorships
Current Xylem, Inc.		Former (within prior 5 years) PerkinElmer, Inc. (through 2019) NuVasive, Inc. (through 2023)

Other Relevant Information

Mr. Friel holds a Master of Science degree in taxation from Fairleigh Dickinson University and a Bachelor of Arts degree in economics from Lafayette College. In addition to the public board membership listed above, Mr. Friel is a director of New York Life Insurance Company, one of the largest life insurers in the world.

2025 Annual Meeting and Proxy Statement  |  13

DIRECTOR NOMINEE BIOGRAPHIES

Eric M. Green, 55 Chair Non-Independent
Title President and Chief Executive Officer West Pharmaceutical Services, Inc., a leading provider of innovative, high-quality injectable solutions and services 2015-present	Director Since 2015	Committees Chair of the Board of Directors

Prior Relevant Professional Experience

•
Sigma-Aldrich Corporation (1993-2015), various roles of increasing responsibility of a leading life science and technology company focused on human health and safety

Director Qualifications
• Comprehensive healthcare industry experience through his CEO role at West and former senior executive roles at Sigma-Aldrich
• Holds a degree in chemistry and has worked exclusively in life sciences companies
• Complex, international supply chain and business operations oversight across 50 locations and 25 manufacturing sites
• International executive leadership experience over more than 30-year career
• Extensive marketing experience in prior role as VP of Global Marketing at Sigma-Aldrich
• Business Development experience through several mergers and acquisitions, strategic partnerships and divestitures

Role on West’s Board

Mr. Green has significant public company experience having served as a corporate officer and member of the senior executive team of Sigma-Aldrich prior to joining West. As West’s President and CEO, Mr. Green is our only non-independent director and also serves as Chair. In addition to the aforementioned experience, he brings insight to the Board as the Company’s executive leader.

Other Public Company Directorships
Current Ecolab Inc.		Former (within prior 5 years) None

Other Relevant Information

Mr. Green holds a Master of Business Administration from Olin Business School at Washington University in St. Louis and a Bachelor’s degree in Chemistry from Bethel University.

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DIRECTOR NOMINEE BIOGRAPHIES

Janet B. Haugen, 66 Independent
Title Unisys Corporation (1999-2019), serving as Chief Financial Officer	Director Since 2024	Committees Audit
Prior Relevant Professional Experience • Unisys Corporation, (1999-2019), ultimately led Unisys’ finance function as CFO for 16 years
Director Qualifications
• Served as executive leader as CFO for a publicly-traded company
• Extensive experience with business transformations, finance and corporate administrative functions.
• Served as a partner at Ernst & Young working with Fortune 500 companies serving global clients in the technology and manufacturing industries.

Role on West’s Board

Ms. Haugen possesses substantial financial, corporate governance and management experience with a global, publicly-traded company. She is well-versed in strategic planning, business transformation, risk management and capital-market issues, including acquisitions and divestitures. She brings this comprehensive financial background to her role on the Board, and as member of the Audit Committee.

Other Public Company Directorships
Current Bentley Systems Juniper Networks NCR Voyix		Former (within prior 5 years) Paycom Software

Other Relevant Information

Ms. Haugen earned her degree in Economics from Rutgers University. In addition, Ms. Haugen is currently National Association of Corporate Directors Directorship Certified, signifying her dedication to ongoing professional development and adherence to best practices for board oversight.

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DIRECTOR NOMINEE BIOGRAPHIES

Thomas W. Hofmann, 73 Independent
Title Retired Chief Financial Officer & Senior Vice President Sunoco, Inc., a diversified energy company 2002-2008	Director Since 2007	Committees Audit (Chair) Compensation
Prior Relevant Professional Experience • Sunoco, Inc. (1977-2008), serving in multiple senior management and Board-facing roles and ultimately led Sunoco’s finance function as CFO
Director Qualifications
• Deep financial expertise developed over time managing accounting, auditing, investor relations, strategic planning, tax and treasury functions
• Holds an accounting degree, a Master’s degree in taxation and is a Certified Public Accountant
• Business Development experience gained through several mergers and acquisitions, strategic business partnerships and divestitures throughout his career at Sunoco
• Served as executive leader as CFO for a publicly-traded company

Role on West’s Board

Mr. Hofmann possesses substantial financial, corporate governance and management experience with a global, publicly-traded company. He is well-versed in strategic planning, risk management and capital-market issues, including acquisitions and divestitures. His long tenure as a West board member allows him to bring a strong historical perspective in addition to his comprehensive financial background to his role on the Board, as Chair of the Audit Committee and as a member of the Compensation Committee.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Mr. Hofmann has a degree in accounting from the University of Delaware and a Master’s degree in taxation from Villanova University. He now serves on the University of Delaware’s President’s Leadership Council. He is on the boards of Fox Chase Cancer Center and The Island School Foundation, and previously served on the board of the Temple University Health System. Over the course of his career, Mr. Hofmann served on the board of five other publicly-traded companies, including serving as the Chair of the Audit Committee on four of those boards.

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DIRECTOR NOMINEE BIOGRAPHIES

Molly E. Joseph, 51 Independent
Title Founder and Managing Director Cypress Pass Ventures, an investment and advisory firm focused on health modernization 2001-present	Director Since 2021	Committees Compensation (Chair) Finance Innovation & Technology

Prior Relevant Professional Experience

•
UnitedHealth Group (2005-2021), serving in increasing levels of executive leadership roles at this healthcare and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone

Director Qualifications
• Thorough international healthcare industry experience through her roles at UnitedHealth Group, one of the largest health benefits and medical delivery businesses outside the United States
• Holds a law degree which she leveraged in various corporate development roles
• International supply chain oversight of complex purchasing networks across the healthcare ecosystem and operations
•
Executive leadership gained through management of 55 hospitals and several hundred ambulatory centers, with over 9 million patients and 7 million insurance members in a highly-regulated insurance and healthcare delivery industry

• Developed skills in financial management, health system delivery/funding and knowledge of global health systems during her career at UnitedHealth Group
• Extensive experience marketing services to both business customers and consumers through her roles at UnitedHealth Group
• Gained more than two decades of mergers and acquisitions experience across roles in corporate development, investment banking and corporate law

Role on West’s Board

Ms. Joseph possesses significant expertise and knowledge of healthcare and international business, having long served as CEO of a multinational healthcare company. She understands diverse business environments and economic conditions, as well as organizations, processes, strategic planning and risk management. She brings her corporate management, transactional expertise and critical legal thinking to her role on the Board and each of the Committees she serves on, including her new leadership of the Compensation Committee.

Other Public Company Directorships
Current First Solar, Inc.		Former (within prior 5 years) None

Other Relevant Information

Ms. Joseph graduated from Santa Clara University with a Bachelor of Science degree and received a Juris Doctorate from Georgetown Law Center. Prior to joining UnitedHealth Group, she focused on business transactions as an investment banker and corporate attorney. She serves on the Board of Directors of First Solar, US Radiology Specialists, AMSURG, Arvest Bank Group, Inc. and Bend Health and is Vice Chair of the Board of Trustees at Santa Clara University.

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DIRECTOR NOMINEE BIOGRAPHIES

Deborah L. V. Keller, 62 Independent
Title Founder and Principal Black Frame Advisors, LLC, a global healthcare advisory firm 2017-present	Director Since 2017	Committees Audit Compensation Nominating & Corporate Governance (Chair)

Prior Relevant Professional Experience

•
Covance Drug Development (1987-2017), retired as CEO after holding various executive leadership roles in this business segment of Laboratory Corporation of America Holdings

Director Qualifications
• Broad international healthcare industry experience, including leading the world’s largest provider of research and clinical laboratory services
• Holds dual degrees in chemistry and accounting; led R&D and technical teams
• Oversaw complex, international operations and supply chain in more than 200 countries
• Has extensive experience marketing to customers and promoting goods and services through her role at Covance Drug Development, including leading the Global Marketing function
• International executive leadership experience as CEO and other senior roles for a publicly-traded, multinational company
• Regulatory and Quality Assurance experience in the U.S., EU, China and Japan in drug development and manufacturing

Role on West’s Board

Ms. Keller possesses substantial global public company management experience from her time at Covance. She brings her drug development and corporate management expertise in the heavily-regulated life sciences industry to her role on the Board, serving on the Audit and Compensation Committees. Dealing with complexity in these environments, as well as her critical, forward-thinking approach to problem solving is essential as our new Nominating & Corporate Governance Committee Chair.

Other Public Company Directorships
Current None		Former (within prior 5 years) None

Other Relevant Information

Ms. Keller holds a Master of Business Administration degree from the University of Wisconsin, as well as a Bachelor of Science degree in chemistry and a Bachelor of Business Administration degree in accounting, both from Nazareth College. She is chair of the Wisconsin Alumni Research Foundation (WARF).

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DIRECTOR NOMINEE BIOGRAPHIES

Myla P. Lai-Goldman, M.D., 67 Independent
Title Chair and Former Chief Executive Officer and President GeneCentric Therapeutics, Inc., a precision medicine company 2011-present	Director Since 2014	Committees Finance Innovation & Technology (Chair)
Prior Relevant Professional Experience • Personalized Science, LLC. (2009-present), managing partner and founder of this clinical diagnostic consulting company
Director Qualifications
• Expansive healthcare industry experience through her former roles at GeneCentric Therapeutics, Labcorp and Roche Biomedical
• Holds a medical degree and is board certified in anatomic and clinical pathology
• Strong scientific background leading cutting edge precision medicine and clinical diagnostic companies, in addition to serving in senior medical/scientific roles at Labcorp
• Skillfully navigated the regulatory landscape of the healthcare industry as Chief Medical Officer at Labcorp
• Executive leadership experience through serving in senior roles at large multinational companies

Role on West’s Board

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics and has substantial leadership experience at companies like those that our Company serves. She brings her unique perspective as a physician, researcher and corporate executive to the Board as Chair of the Innovation and Technology Committee. She provides important scientific and market context to the Finance Committee as well.

Other Public Company Directorships
Current Akoya Biosciences, Inc.		Former (within prior 5 years) None

Other Relevant Information

Dr. Lai-Goldman earned her medical degree at Columbia University, and a Bachelor’s degree in Biology from the University of Pennsylvania. She is Board-certified in anatomic and clinical pathology. She has also served as a venture partner at Hatteras Venture Partners since August 2011.

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DIRECTOR NOMINEE BIOGRAPHIES

Stephen H. Lockhart, M.D., Ph.D., 66 Independent
Title Former Chief Medical Officer Sutter Health, a not-for-profit system of hospitals, physician organizations and research institutions in Northern California 2015-2021	Director Since 2022	Committees Finance Innovation & Technology

Prior Relevant Professional Experience

•
Sutter Health (2009-2021), serving first as a regional Chief Medical Officer before acting as CMO for this not-for-profit system of hospitals, physician organizations and research institutions in Northern California

Director Qualifications
• Comprehensive healthcare industry experience as former CMO at a major healthcare system of providers
• Holds M.D. and Ph.D. degrees and is a board-certified anesthesiologist
•
Created a regulatory framework for drug testing and drug development for precision medicine and served on CA Governor’s Advisory Committee on Precision Medicine, including as Chair of the Legal and Regulatory subcommittee

• Gained business development experience as he managed mergers of various hospital systems in his role as CMO at one of the nation’s largest healthcare networks
• Executive leadership experience developed as CMO and other senior administrative roles for large hospital care systems

Role on West’s Board

As a veteran physician and administrator, Dr. Lockhart’s wealth of leadership, experience and knowledge enhances the impact of West’s role to deliver healthcare to millions of patients every day. Dr. Lockhart’s significant board expertise, healthcare background and passion for improving the well-being and diversity of our communities make him a uniquely valuable member of each of the Committees he serves on.

Other Public Company Directorships
Current Molina Healthcare National Research Corporation Health		Former (within prior 5 years) None

Other Relevant Information

Dr. Lockhart’s non-profit board service has included the ECRI Institute, REI, The David and Lucile Packard Foundation, EO Wilson Biodiversity Foundation and Parks California, a state-wide nonprofit dedicated to supporting California’s parks and public lands. A Rhodes Scholar, Dr. Lockhart earned his Master’s degree in economics from Oxford University, and M.D. and Ph.D. degrees from Cornell University.

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DIRECTOR NOMINEE BIOGRAPHIES

Douglas A. Michels, 68 Independent

Title

Retired President & Chief Executive Officer OraSure Technologies, Inc., a leader in development, manufacture and distribution of oral fluid diagnostic and collection devices and other detection technologies

2004-2018

Director Since 2011	Committees Audit Nominating & Corporate Governance
Prior Relevant Professional Experience • Johnson & Johnson (1985-2004), serving in various leadership roles at one of the world’s largest and most broadly-based healthcare company
Director Qualifications
•
Brings comprehensive healthcare industry experience through his CEO role at OraSure Technologies, Inc. and prior roles at Ortho-Clinical Diagnostics (President of Ortho-Clinical Diagnostics International, Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Johnson and Johnson Healthcare Systems Inc.)

• Holds a graduate degree in business administration
• Gained international supply chain experience through his role as CEO at OraSure Technologies, Inc. and as President of Ortho-Clinical Diagnostics International
• Experienced in marketing to customers and promoting goods and services through his prior roles, including as Vice President of Global Marketing at Ortho-Clinical Diagnostics
• Gained regulatory experience through overseeing the development of the nation’s first FDA-approved over-the-counter home rapid HIV self-test and the first and only FDA-approved rapid hepatitis C test
• Participated in several mergers and acquisitions, strategic business partnerships and divestitures throughout his career
• Developed his executive leadership skills through various roles, including the role of CEO for a publicly-traded company

Role on West’s Board

Mr. Michels possesses considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry, having spent 19 years with Johnson & Johnson and 13 years as CEO of OraSure Technologies, Inc. Mr. Michels brings his in-depth corporate leadership perspective and financial acumen to his work on the Committees that he serves on.

Other Public Company Directorships
Current None	Former (within prior 5 years) Tyme Technologies, Inc. (through 2022)

Other Relevant Information

In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care. He recently served on the board of Tyme Technologies Inc. He received a Bachelor’s degree from the University of Illinois and earned his Master of Business Administration from Rutgers University.

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DIRECTOR NOMINEE BIOGRAPHIES

Paolo Pucci, 63 Lead Independent Director (until April 2025)
Title Retired Chief Executive Officer ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics 2008-2020	Director Since 2016	Committees Audit Nominating & Corporate Governance

Prior Relevant Professional Experience

•
Bayer A.G. (2001-2008), served in executive leadership role of this global business with core competencies in the life science fields of health care and nutrition

Director Qualifications
• Extensive healthcare industry experience through his CEO role at ArQule and senior management roles at prior multinational companies
• Holds both undergraduate and graduate degrees in accounting and finance
• International work experience at two major global companies
• Experienced in operations oversight for several major pharmaceutical companies including the management of Regulatory Affairs associated with each company’s portfolio of products
• Extensive experience marketing to customers and promoting goods and services through his career
• Actively participated in several mergers and acquisitions, strategic business partnerships and divestitures during his career at ArQule, including its acquisition by Merck & Co.
• Developed executive leadership skills as CEO of a publicly-traded company and various senior roles at large multinational companies

Role on West’s Board

Mr. Pucci’s recent service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important in terms of Board diversity. His international background also adds to the knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his U.S. and non-U.S. training are valuable additions to our Board, especially in his role as Lead Independent Director.

Other Public Company Directorships
Current Merus N.V. Replimune Group Inc.		Former (within prior 5 years) ArQule Inc. (through 2020) Trillium Therapeutics Inc. (through 2021)

Other Relevant Information

Mr. Pucci previously served on the Board of Directors for Dyax, Inc., Algeta ASA, New Link Genetics Inc., Arqule, Inc. and was also Lead Independent Director at Trillium Therapeutics until it was acquired by Pfizer Inc. in November 2021. He now is a member of the publicly-held life sciences companies Merus N.V. and Replimune Group Inc. In January, 2025, he was appointed to be an independent Non-Executive Director to the Board of Directors of the Chiesi Group, a privately held Italian biopharmaceutical group. Mr. Pucci holds an undergraduate degree in economics and accounting from the Università degli Studi di Napoli Federico II and Master of Business Administration from the University of Chicago Booth.

The Board unanimously recommends a vote FOR the election of each of these nominees as directors.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Board and Director Information and Policies

Our Board structure reflects our Corporate Governance Principles and commitment to good governance. The Board believes the governance structure we have created among the Board, its Committees, the Board Chair, the Lead Independent Director, the CEO and Management is supporting the sustainable growth of the Company.

During 2024, our full Board met fifteen times. Virtually all of the Directors attended 100% of the combined Board and Committee meetings in 2024 and all of the Directors attended at least 90% of these meetings. Our Board is committed to ensuring that directors attend meetings and that the Board and its Committees devote sufficient time necessary for the effective oversight of the Company and its Management. Additionally, during the annual performance review process, the Board assesses the time commitments for our Board against the time commitments of each member’s outside positions to ensure each director has ample time to devote to their duties as a West director.

Our Board also holds regular executive sessions of only independent directors to review, among other things, the Company’s strategy and Management’s operating plans, the criteria by which our CEO and other senior executives are measured, Management’s performance against those criteria and other related issues, and to conduct a self-assessment of its performance.

All then-serving directors attended the 2024 Annual Meeting and all continuing directors are expected to attend the 2025 Annual Meeting.

Board Leadership Structure

The current governance structure of the Board follows:

●	The offices of Chair and CEO are combined
●	We have a strong Lead Independent Director
●	The Board has established and follows robust Corporate Governance Principles
●	All Board members, other than Mr. Green, are independent
●	All Board Committees are composed solely of independent directors
●	Our independent directors meet regularly in executive session both at the Board and committee levels
●	Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to enhance long-term value for shareholders

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both independent oversight of senior management and a highly engaged and high-functioning Board. The Board does not have a policy as to whether the Chair should be an independent director, an affiliated director or a member of management. Under our Bylaws and Corporate Governance Principles, the Board can and will change its leadership structure if it determines that doing so is in the best interest of West and its shareholders at any given time. The independent Directors do not view any particular board leadership structure as preferred and consider the Board’s leadership structure on an annual basis. This consideration includes the evaluation of alternative leadership structures in light of the Company’s current operating and governance environment, a review of peer company leadership structures and investor feedback, with the goal of achieving the optimal model for Board leadership and effective oversight of senior leaders by the Board.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The independent directors annually appoint a Chair of the Board. To ensure robust independent leadership on the Board, if the individual appointed as Chair is not an independent director, or when the independent directors determine that it is in the best interests of the Company, the independent directors will also annually appoint a Lead Independent Director. The Board recognizes that in circumstances where the positions of Chair and CEO are combined or the Chair is not independent, it is imperative that the Board elect a strong Lead Independent Director with a clearly defined role and set of responsibilities. Our Corporate Governance Principles align with the Board’s goal of achieving the optimal model for Board leadership and investor preferences. See “Lead Independent Director” below.

Additionally, maintaining an independent board with a Lead Independent Director permits open discussion and assessment of the Company’s ability to manage risks and provides the appropriate balance between strategy development and independent oversight of management.

Chair of the Board of Directors

The responsibilities of the Chair include:

●	Presiding at all meetings of the shareholders
●	Chairing Board meetings
●	Consulting with the Lead Independent Director regarding agendas and schedules for each Board meeting; each independent director may add items to the agenda
●	Making reports to the Board and shareholders and ensuring that all orders and resolutions of the Board or its Committees are carried into effect

Our current Chair, Mr. Green, has been serving as Chair since May 24, 2022. Each year, the Board considers the role of the Chair and who is sitting in that role. Given the Company’s strong financial and operational growth during his tenure as CEO, and because of his day-to-day involvement with and intimate understanding of our business, industry and management team, the Board believes that Mr. Green continues to be best situated to serve as Chair.

Lead Independent Director

Our Corporate Governance Principles provide that if our Chair is not independent, our independent directors shall annually elect an independent director to serve as Lead Independent Director to preside over executive sessions of the Company’s independent directors, facilitate the flow of information and communication between the independent directors and the Chair of the Board and perform such other duties as may be specified from time to time by the Board. The responsibilities of the Lead Independent Director will include:

●	Presiding at all sessions of the independent directors or whenever the Chair is not present
●	Calling meetings of and setting agendas for the independent directors whenever he or she deems appropriate
●	Approving agendas and schedules for each Board meeting in consultation with the Chair, assuring that (1) board agendas contain those items that the independent directors believe are important to their understanding and evaluation of the Company and its affairs; and (2) information provided to and presentations made to the Board, and other communications, are in keeping with the Board’s needs and wishes
●	Approving and reviewing minutes of meetings of the Board
●	Leading the Board’s process for selecting the CEO
●	Overseeing the independent directors’ annual performance evaluation of the Chair and CEO

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BOARD AND DIRECTOR INFORMATION AND POLICIES

●	Together with the Chair and Chair of the NCGC, conducting the annual board assessment process
●	Acting as lead for Board discussion of any subject where the CEO would not, in the judgment of the Lead Independent Director, be the appropriate person to chair such discussion
●	Serving as principal liaison between the CEO and the independent directors
●	Performing such other duties as the Board may from time-to-time delegate to assist the Board in fulfilling its responsibilities

The Lead Independent Director provides important counsel to the Chair by offering input regarding key strategic ideas and suggestions proposed by the Chair and Management. This helps to bring about a strong two-way discussion among the independent directors and Management.

Paolo Pucci served as Lead Independent Director from May 2022 to April 2025. Mr. Pucci is an independent director who possesses a wealth of knowledge regarding biopharmaceutical markets from his experience as an executive leader of several large biopharmaceutical companies. Mr. Pucci encourages frank and open dialogue with other Board members and Management, including Mr. Green. Mr. Pucci’s service as a public company CEO and his service as a Board member of several emerging biotech companies brings experience that we believe is important. His international background also adds to the diverse knowledge base of our Board. Mr. Pucci’s expertise in new drug development, his executive experience working for large multinationals and his non-U.S. training are valuable additions to our Board.

Effective in April 2025, Robert Friel was appointed as the new Lead Independent Director. Mr. Friel has recent experience as a public company chief executive officer, chief financial officer and chief operating officer of Perkin Elmer, a complex life sciences and technology manufacturer and service provider with global operations. Mr. Friel also served as Perkin Elmer’s board chair where we gained extensive proficiency with managing board dynamics and governance issues. Mr. Friel will continue Mr. Pucci’s practice of encouraging frank and open dialogue between and among the Board members and management.

.

Committees

The Board has five standing committees:

●	Audit Committee
●	Compensation Committee
●	Finance Committee
●	Innovation and Technology Committee
●	Nominating and Corporate Governance Committee

From time to time, the Board may form ad hoc committees to address specific situations as they arise. Each committee consists solely of independent directors. All directors may attend any committee meeting, even if he or she is not a member of that committee. Our Board Chair attends all Board meetings and attends virtually all Committee meetings unless there is a scheduling conflict or the meeting concerns his compensation as CEO. Each standing committee has a written charter, which is posted in the “Investors—Corporate Governance” section of our website at www.westpharma.com. You may also request a copy of each committee’s charter from our Corporate Secretary. Below we set forth the current members of each Committee (as of the date of this Proxy Statement) and its core functions.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Audit Committee

Thomas W. Hofmann (Chair) William F. Feehery Janet B. Haugen Deborah L. V. Keller Douglas A. Michels Paolo Pucci

The Audit Committee assists our Board in its oversight of: (1) the integrity of our financial statements; (2) the independence and qualifications of our independent registered public accounting firm; (3) the performance of our internal audit function and independent registered public accounting firm; (4) our compliance with legal and regulatory requirements and (5) the Company’s system of disclosure controls and procedures over financial reporting. In carrying out these responsibilities, the Audit Committee, among other things:

●
Reviews and discusses our annual and quarterly financial statements with Management and the independent registered public accounting firm
●
Manages our relationship with the independent registered public accounting firm, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming their independence
●
Oversees Management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting
●
Regularly meets with our Chief Financial Officer, internal auditors, Corporate Controller, Chief Technology Officer, Chief Information Officer, VP of Cybersecurity and Infrastructure Support and Chief Compliance Officer to assess financial and cyber-risks

The Board has affirmatively determined that Mr. Hofmann and Ms. Haugen are each an “Audit Committee Financial Expert” as defined in SEC regulations. Past Audit Committee members Mr. Buthman and Mr. Friel also remain Audit Committee Financial Experts. In 2024, the Audit Committee met six times. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

Molly E. Joseph (Chair, effective April 2025) William F. Feehery Thomas W. Hofmann Deborah L. V. Keller Robert F. Friel (Chair and Committee membership ended April 2025)

The Compensation Committee co-develops with Management our overall compensation philosophy, and determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers, reviews our talent management and succession planning for key positions and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.” In 2024, the Compensation Committee met five times. All members of the Compensation Committee are independent as defined in the listing standards of the NYSE and the Company’s Corporate Governance Principles.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Finance Committee

Mark A. Buthman (Chair) William F. Feehery Molly E. Joseph Myla P. Lai-Goldman Stephen H. Lockhart

The Finance Committee assists the Board by monitoring progress against approved major capital investments, overseeing the significant financial matters of the Company, monitoring execution of integration and transition plans for strategic transactions and reviewing and providing feedback on the Company’s capital structure, including debt levels, dividend policy and share repurchase plans. In 2024, the Finance Committee met five times.

Innovation and Technology Committee

Myla P. Lai-Goldman (Chair) Mark A. Buthman Robert F. Friel Molly E. Joseph Stephen H. Lockhart

The Innovation and Technology Committee provides guidance to our Board on the Company’s product, service and technology portfolio and its effects on the Company’s growth, performance and competitive position. This Committee also reviews, evaluates and makes recommendations related to the Company’s research and development programs and initiatives and their alignment with the Company’s overall strategy, including the assessment of emerging gaps or opportunities identified by Management, and assists the Company in reviewing emerging science and technology trends and in helping the Board make well-informed choices about investments in new technology. Importantly, this Committee also reviews changes in the quality and regulatory landscapes that may impact our existing product portfolio and future development projects. Lastly, this Committee reviews the Company’s intellectual property portfolio and strategy. In 2024, the Innovation and Technology Committee met three times.

Nominating and Corporate Governance Committee

Deborah L. V. Keller (Chair) Robert F. Friel Douglas A. Michels Paolo Pucci

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members, recommends nominees for director and officer positions, overseeing our commitment to creation of culture in which the experiences and contributions of all employees are valued, respected and included, determines the appropriate size and composition of our Board and its committees, monitors a process to assess Board effectiveness, reviews related-party transactions and considers matters of corporate governance. The Committee further monitors and oversees the Company’s efforts related to corporate sustainability matters. The Committee also reviews and makes recommendations to the Board regarding compensation for non-employee directors and administers director equity-based compensation plans. In 2024, the Nominating and Corporate Governance Committee met five times.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

The Board’s Role in Risk Oversight

The Board and its Committees play an active role in overseeing Management’s day-to-day responsibility of assessing and managing risks. The Board performs its risk oversight role by using several different levels of review. Each Board meeting begins with an overview by the CEO that describes the most significant issues, including risks affecting the Company, as well as business updates relevant to each reportable segment.

Our Enterprise Risk Management (“ERM”) program enables a portfolio review of the risks inherent in our business by confirming they are appropriately measured, managed and addressed. The principles of the ERM program allow for a hybrid top-down and bottom-up approach to identifying threats and opportunities most likely to impact our ability to meet business objectives and achieve strategic initiatives. This approach is intended to ensure that the Company meets or exceeds the expectations of all stakeholders, including investors and regulators.

Our approach to ERM is based on the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) ERM framework, which is a best practice for public companies. The COSO ERM framework outlines the process by which an organization can view any risk through the lens of governance, culture, strategy integration, risk assessments, capabilities, practices, monitoring and reporting. This framework includes five interrelated components focused on (1) developing a strong governance and risk-aware culture; (2) embedding ERM concepts into strategic planning; (3) identifying ERM risks, scoring and prioritizing; (4) reviewing and revising critical response plans; and (5) continuously identifying and sharing information across the network.

Based on the continuous evolution and complexity of risks within our industry, West’s ERM function partners with Internal Audit and Compliance to enhance its risk intelligence and increase visibility, accountability and communication. This aligned approach to risk management ensures the Board receives the information necessary to remain knowledgeable of and have oversight of the Company’s overall risk profile.

ERM is an agenda item for certain Board and Committee meetings. Though the Board in its entirety is responsible for enterprise risks, each Board Committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility, as cataloged through the RIM process, including:

•	The Audit Committee oversees the processes used in our ERM program and oversees the management of financial reporting, compliance, litigation and cybersecurity risks, as well as the steps Management has taken to monitor and control such exposures
•	The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company
•	The Finance Committee assesses the risks associated with allocation of our capital, potential acquisitions, divestitures and major business partnerships
•	The Innovation and Technology Committee reviews risks associated with emerging, and potentially disruptive, science and technology trends, quality and regulatory landscapes changes, intellectual property and our innovation, research and development and technology strategy
•	The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, communications with shareholders, corporate sustainability matters and the effectiveness of the Board

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Cybersecurity

Risk Management and Strategy. As with other enterprise risks, the Company applies the COSO ERM Framework to cybersecurity risk. We follow the National Institute of Standards and Technology Cybersecurity Framework with layered security controls to help identify, protect against, detect, respond to and recover from cyber-attacks. To safeguard our information assets, we have put various procedures and technologies in place. For example, a Cybersecurity Incident Response Plan clearly defines roles and responsibilities for the investigation of and response to information security incidents to minimize disruption of critical computing services and operations and prevent the loss or theft of sensitive or mission-critical information. This plan covers various cyber incidents like ransomware attacks, cyber-intrusions, data loss, denial of service, insider threats, malware attacks and others. In a material cybersecurity incident, our Digital & Transformation (“D&T”) team, inclusive of our Chief Information Officer and VP of Cybersecurity and Infrastructure Support, address the threat via established escalation procedures, roles, responsibilities and communication. Any cybersecurity incident that is declared as a crisis would follow our global Incident and Crisis Response and Management Procedure, which includes escalation to the West Leadership Team and Board of Directors, as deemed necessary pending the materiality of the incident. We have not encountered cybersecurity challenges that have materially impacted our operations or financial condition. In addition, we retain an external cybersecurity consultant to assist with a cybersecurity event as needed and maintain appropriate cybersecurity liability insurance.

The Company also educates and shares best practices globally with its employees to raise awareness of cybersecurity threats. As part of our onboarding process, we train all new employees on cybersecurity and conduct an annual retraining of all employees on cybersecurity standards. Training also includes how to recognize, report and properly respond to phishing and social engineering schemes. Multiple phishing simulation exercises are conducted throughout the year to increase cybersecurity awareness. Our cybersecurity defenses also utilize technologies such as next generation firewalls, Zero Trust architecture, intrusion detection and prevention measures, anti-malware software, advance threat protection, multifactor authentication, network segmentation and encryption to ensure the security of West intellectual properties, customer and vendor data. In addition, we have a dedicated 24-by-7 Security Operations Center to facilitate the monitoring of the Company's cybersecurity landscape and associated applications.

Governance. Our approach to cybersecurity begins with our responsibility for strong governance and controls. Security begins at the top of our organization, where Company leadership consistently communicates the requirements for vigilance and compliance throughout the organization, and then leads by example. Our diligence and assessment include at least annual exercises testing the multi-layer controls, incident containment and response, in addition to cybersecurity assessments when third-party vendors and service providers are onboarded. Throughout the year, we monitor the effectiveness of our third-party vendors' and service providers' control environment, assessing any impact to our Company. The cybersecurity program is led by our VP of Cybersecurity and Infrastructure Support, who provides periodic updates to the Audit Committee of our Board of Directors, annual updates to the Board of Directors and regular reports to the West Leadership Team about the program, including information about cyber risk management governance and the status of ongoing efforts to strengthen cybersecurity effectiveness. Additionally, our ERM function monitors cybersecurity risk and provides periodic updates to the Audit Committee of our Board of Directors, annual updates to the Board of Directors and regular reports to the West Leadership Team on risk mitigation and response efforts. Security controls and processes are developed and maintained to protect sensitive and confidential information while ensuring availability and integrity.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Executive Officer Succession Planning

A primary responsibility of the Board is ensuring that West has the right leadership to execute our long-term strategy. As per our Corporate Governance Principles, the Board is responsible for CEO succession planning and monitors Management’s succession planning for other key executive roles. In fulfilling this duty, the Board, together with the CEO and Chief Human Resources Officer (“CHRO”), conducts an annual review of the development and retention plans of senior Management talent, including succession plans for the CEO and other senior Management positions.

During these reviews, the Board discusses:

●	Management performance
●	Strengths and developmental opportunities to ready senior leaders for greater responsibilities
●	Potential internal job changes to foster professional growth
●	Succession plans encompassing leadership pipeline, development plans and timelines
●	Diverse experiences of leadership and pipeline candidates
●	Detailed assessment of the executive leadership team members who potentially could succeed the CEO, with discussions on individual development plans for future succession

In addition, our CEO has as an annual goal regarding the development of senior leaders and the maintenance of the global succession plan for key positions within the Company. Detailed succession and contingency plans in the event the CEO becomes unable to serve for any reason are in place and reviewed annually by the NCGC with discussions held with the Board. Finally, throughout the year, Board members interact with leadership pipeline candidates through Management presentations, roundtable discussions and informal meetings to assess the depth of our leadership pipeline.

CEO Evaluation Process

In assessing the performance of our CEO, the independent directors engage in a robust assessment process that is managed throughout the year and culminates in a formal annual performance review. The assessment includes the following:

●	Independent directors approve the CEO’s annual business objectives consisting of both qualitative and quantitative progress against the pillars of our enterprise strategy including: Customer Experience, Operational Effectiveness, Products and Services Expansion, Enterprise Capabilities, People and Culture and Financial Goals
●	The Compensation Committee’s independent consultant conducts a comprehensive analysis of West’s financial targets compared against the performance of the peer companies in our Business Segment Group (more details can be found in the “Compensation Discussion and Analysis” section under the “External Benchmarking” heading later in this Proxy Statement)
●	Quarterly, the independent directors review progress made against each objective via a CEO scorecard where the CEO undertakes a self-assessment of performance against the approved annual objectives
●	An annual anonymous evaluation of the CEO’s individual performance is conducted by the independent directors covering numerous factors such as leadership, succession planning, strategic planning, financial performance, team member development and engagement, external and internal relations and interactions with the Board
●	An analysis of West’s total performance over a multi-year period, a competitive benchmark analysis and other relevant information is submitted to the independent directors

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Working with the Compensation Committee’s independent compensation consultant, the Compensation Committee considers all this information in developing its recommendations for compensation, as discussed below in our “Compensation Discussion and Analysis.”

Corporate Sustainability

As a global industry leader, we are committed to conducting our business sustainably, supporting our customer expectations, following global regulatory requirements and upholding our role as a responsible corporate citizen. All priorities and activities align directly with our business objectives. Over the past decade, our initiatives have focused on key areas, including Environmental Sustainability, Employee Health and Safety, Quality, Compliance and Ethics, Inclusivity, and Philanthropy.

Our Board actively oversees Management's approach to sustainability and factors that impact our business, including Management’s engagement with shareholders and customers. Updates on strategy and progress are regularly shared with the Nominating and Corporate Governance Committee (NCGC) and periodically with the full Board.

West’s cross-functional steering committee identified six priority areas which represent critical opportunities for long-term impact, with specific goals targeted for achievement by 2030. The six priority areas are (1) Climate, Greenhouse Gas (GHG) Emissions, and Renewable Energy; (2) Environmentally-Focused Research and Development; (3) Operational Waste and Water Reduction; (4) Sustainable and Responsible Supply Chain; (5) Talent Attraction; and (6) Talent Retention and Engagement.

As we continue to refine and align our initiatives with best practices, detail of our strategy and associated activities will be outlined in our Corporate Sustainability Report which is published every Spring. In 2024, our Corporate Responsibility efforts earned multiple awards and recognitions. These include being named a Top 50 Performer on Barron’s list of the Most Sustainable Companies in America, recognition on Newsweek’s Most Responsible Companies list, inclusion in USA Today’s America’s Climate Leaders 2024, an AA rating (top 5%) from Morgan Stanley Capital International (MSCI), and Environmental and Social Quality Scores from ISS Corporate Solutions ranking in the top decile.

Outlined below is a summary of our progress, which is typically published on our website in the second quarter at www.westpharma.com/about-west/corporate-responsibility. As referenced earlier, this information is provided for context in this Proxy Statement but is not considered filed. Our goals, reestablished in 2024 after surpassing prior targets, align with our Company’s overall strategy and the United Nations Sustainable Development Goals. In our commitment to continuous improvement, we have enhanced corporate sustainability related disclosures over recent years and remain focused on expanding our public reporting and transparency in this area.

Environmental Sustainability We are committed to being stewards of a sustainable future by integrating environmental considerations into decisions regarding new product development, raw materials, production processes, and distribution methods, among other key decision-making areas. In 2024, we unveiled our corporate sustainability priorities and action areas, which reflect our commitment to addressing climate challenges and aligning with the expectations of our customers, shareholders, team members, and broader stakeholders. These priorities focus on renewable energy, energy efficiency, emissions reduction through science-based targets, water conservation, waste elimination, fostering a responsible supply chain with a focus on Scope 3 emissions, and advancing environmentally focused research and development. Looking ahead to 2030, we are building on these priorities with action areas that also emphasize sustainability. These efforts reflect our dedication to driving meaningful progress and delivering long-term value for both our stakeholders and the planet.

Health and Safety Providing a healthy and safe environment for our team members is a fundamental responsibility for Management. We continue to improve our safety performance through the creation, implementation and execution of leading indicator programs that drive improved lagging indicator performance. In 2024, our focus was on preventing serious incidents and events, which are defined as incidents/events that could have created a life-altering injury or significant business impact. By conducting risk assessments on all incidents and events, and through enhanced team member involvement, including our See/Do/Say program used globally by team members to proactively recognize, mitigate, and communicate unsafe acts and conditions before they can lead to incidents, West continues to create a positive and sustainable safe working environment for our team.

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BOARD AND DIRECTOR INFORMATION AND POLICIES

Quality At West, we remain committed to safeguarding the health and safety of patients who rely on our products and services. We deliver high-quality products designed to be safe and effective for their intended use. Our product quality and system controls are structured to ensure compliance with our rigorous standards, as well as applicable FDA current Good Manufacturing Practices, International Organization for Standardization (ISO) standards, and other global Ministry of Health regulatory requirements.

We continuously enhance our processes and product performance by leveraging customer feedback, manufacturing insights, and design data. Building on our past progress, we have set new, ambitious goals, focused on further reducing manufacturing defects, minimizing out-of-specification customer complaints, lowering costs associated with poor quality, and improving customer complaint response times.

Business Compliance & Integrity Our compliance program upholds the highest standards of quality, integrity, and respect, as outlined in our Code of Conduct, which is detailed later in this Proxy Statement. This program is reinforced through education and training on West’s Code of Conduct and other corporate policies related to ethical business practices, led by our Chief Compliance & Privacy Officer, along with our annual Compliance Week awareness initiatives. Additionally, West has strengthened its data privacy efforts and continues to promote a culture of openness, encouraging employees to speak up.

Inclusion West is a global industry leader, and we remain proudly committed to deepening cultural competence and advancing inclusivity across our 50 global locations to better serve our customers. Establishing and maintaining a workplace in which diverse perspectives and experiences are leveraged for the benefit of our company and all stakeholders is fundamental to our organizational ethos. We are committed to fostering a workplace that values diverse talents, perspectives, and backgrounds, ensuring an inclusive environment where all team members can thrive. To support this commitment, we have enhanced awareness initiatives and established policies that support a discrimination and harassment free workplace. In alignment with our corporate values, we have refined our talent development programs with a greater focus on inclusivity.

Philanthropy West has a long-standing commitment to supporting charities, with a particular focus on children, people with disabilities, healthcare and Science Technology Engineering and Math (“STEM”) education. This commitment aligns with our corporate mission, and we continue to expand our charitable giving across sustainability, social justice, access to healthcare and education. Our giving to all charities, including contributions from the Company, our team members, and the Herman O. West Foundation, totaled approximately $5.0 million. This included non-profit support to support those in need during recent natural disasters. Our team members recorded over 4,300 volunteer hours across our global sites and in the ninth year of our annual food drive, we provided over 1,451,000 meals. Additionally, substantial contributions exceeding $1.0 million were made to cancer research/support, manufacturing readiness/STEM education, scholarships and sustainability. Both the foundation and our team members have generously donated their resources and time to help those in need in the communities where we live and work. We take pride in this commitment, with a hope of an even greater positive impact on the world.

Human Capital Management

At West, we are committed to fostering an inclusive and collaborative culture that recognizes the unique contributions of each individual, fostering innovation, learning and growth for our entire team. The leadership, including the CEO and the executive team, consistently reviews inclusion objectives, to ensure steady progress toward our ambitious goals. Our inclusive human capital strategy extends to strategic alignment in talent acquisition, performance management, resource planning and leadership development. Semi-annually, the Board assesses key human capital metrics, including hiring, attrition and promotions, guiding our annual talent review process. The Company publishes its annual Consolidated EEO-1 Reports on its website, www.westpharma.com/about-west/corporate-responsibility.

Integral to our culture is an unwavering commitment to safety, championed by every level of management and every team member globally. At the forefront of our safety efforts is West’s global Health, Safety and Environment (“HSE”) team, playing a pivotal role in leading and monitoring safety initiatives across our sites. Guiding these efforts is the Health, Safety and Environment Executive Council, which oversees global initiatives, sharing best practices to shape and enhance our HSE process.

West is dedicated to providing fair and competitive compensation and benefits programs, designed to attract, retain and reward high-performing team members at all levels. Our comprehensive Total Rewards program goes beyond mere

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BOARD AND DIRECTOR INFORMATION AND POLICIES

remuneration, addressing the holistic needs of our team – be it health, financial well-being or work-life balance. This program reflects the value of compensation and benefits offered to our team members, serving as a testament to the significance of job roles and individual contributions. This linkage between performance and both business and personal outcomes is a cornerstone of our approach. Depending on the country of employment, West offers a range of benefits, including health care, retirement savings, paid time off, flexible work schedules and access to a global Employee Assistance Program.

Shareholder Engagement

Our Board considers regular and constructive engagement with our shareholders to be critical for effective corporate governance. To ensure that the Board considers shareholder views on compensation, corporate governance, corporate sustainability, financial and operational strategy and other significant matters, we maintain an active shareholder engagement program. Throughout the year, Management meets with our actively managed institutional shareholders which own a majority of our shares. Engagement is a cohesive process involving many functional leaders at West that continues all year long. We present at formal events and also respond to more informal one-on-one meetings on topics selected with our shareholders.

One area of focus for us and our shareholders is the alignment of pay and performance in a manner that enhances shareholder value. Our shareholders have historically expressed support for our performance goals and metrics. Additionally, Management continues to hear our shareholders express support for our corporate governance framework and Board policies. In 2024, we actively engaged with shareholders regarding governance best practices, diversity and sustainability issues.

Communicating with the Board

You may communicate with the Chair of the Board or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341. Communications to a particular director should be addressed to that director at the same address. Our Corporate Secretary maintains a log of all communications received through this process. Communications to specific directors are forwarded to those directors. All other communications are given directly to the Chair of the Board who decides whether they should be forwarded to a Board committee or to Management for further handling.

Director Education and Onboarding

The Board believes shareholders are best served by Board members who are well-versed in corporate governance principles as well as other matters relevant to board service. During 2024, Management arranged Board education sessions with experts on the life science industry, succession planning and enterprise risk management. The Board also received regular updates on West’s offerings (current and potential) and toured West’s Kinston site. To encourage continuing director education, the Company reimburses directors for the reasonable costs of attending director education programs and provides upcoming education educational options at each meeting.

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CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

Corporate Governance Documents and Policies

Our principal governance documents are our Corporate Governance Principles, Board Committee charters, director qualification standards, including our Independence Standards and Code of Conduct. Aspects of our governance documents are summarized below. We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the “Investors—Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and duties, Board and committee composition, organization and leadership. Our NCGC reviews our Corporate Governance Principles annually to ensure they meet best practices in corporate governance. Our Corporate Governance Principles emphasize the strong link between the Lead Independent Director and the Chair in leading the Board. Our Corporate Governance Principles address, among other things:

●	Statements of the Board’s commitment to high ethical standards and principles of fair dealing
●	The requirement to hold separate executive sessions of the independent directors
●	The importance of robust executive succession planning and the role of directors in succession planning
●	The Board’s policy on setting director compensation and director share ownership guidelines
●	Guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members
●	The importance of a diverse mix of backgrounds to the company’s long term business needs
●	Ensuring processes are in place for maintaining an ethical corporate culture that is communicated and embraced by our team members and business partners
●	Monitoring and overseeing efforts on corporate sustainability initiatives
●	Guidelines on outside board memberships
●	Policies on making charitable contributions and prohibition of political contributions
●	Policies on access to Management
●	Committee and Director rotation and succession planning to ensure depth and diversity of experience and viewpoints
●	Statements of our executive compensation philosophy and our independent auditor standards
●	Director orientation and education
●	Assessments of Board and Committee performance to determine their effectiveness

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CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

West’s Code of Conduct

All West team members, officers and directors are required to comply with our Code of Conduct (“COC”) as a condition of employment or service. The COC provides guidance on fundamental ethical and compliance-related principles and practices such as: accurate accounting records and financial reporting; avoiding conflicts of interest; diversity, equal opportunities, respect and human rights in the workplace; environment, health and safety; protection and proper use of property and information; and compliance with legal and regulatory requirements. The Board reviews the COC annually to ensure effectiveness and approved revisions in 2022 to enhance the content structure focused on key principles of ethical business conduct. The Board has adopted a comprehensive Business Compliance and Integrity Program, which is periodically updated to align with guidance from key government agencies, including but not limited to the U.S. Department of Justice’s September 2024 guidance on the evaluation of corporate compliance programs and the U.S. Department of Health and Human Services Office of Inspector General’s November 2023 general compliance program guidance.

Additionally, the Board has adopted a Supply Chain Policy Statement, as required under the laws of the United Kingdom, which are similar to those in California. This Supply Chain Statement indicates West’s compliance with various acts and reaffirms our commitment to the Pharmaceutical Supply Chain Initiative (“PSCI”). PSCI supports the efforts of pharmaceutical suppliers to meet industry expectations with respect to ethics, labor, health and safety, environmental and management systems, including a prohibition against the use of forced, bonded or indentured labor. These commitments are also reflected in our Business Partner Code of Conduct. Both codes are available here: www.westpharma.com/aboutwest/corporate-responsibility/compliance-and-ethics. Jessica Colón is our Chief Compliance & Privacy Officer and reports quarterly to the Audit Committee of the Board on all compliance matters. Ms. Colón trains the Board on compliance matters and delivers reports on program developments and initiatives to the Audit Committee regularly and no less than annually to the full Board.

Director Independence

Our Board has adopted a formal set of categorical Independence Standards. The Independence Standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. Under the Independence Standards, a director must have no material relationship with us other than as a director. The Independence Standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior Management or their affiliates. The full text of the Independence Standards may be found under the “Investors—Corporate Governance” section on our website at www.westpharma.com.

The NCGC undertook its annual review of director independence in February 2024. As a result of this review, the NCGC recommended, and the full Board concurred, that no revision of the Independence Standards was required. Subsequently, the Board considered whether any relationships described under the Independence Standards between the Company and each individual director existed. The Board affirmatively determined that each of its non-employee directors is independent of the Company and Management as defined under the Independence Standards.

Related Person Transactions and Procedures

The Board has adopted written policies and procedures relating to the NCGC’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations. A “related person” includes our directors, officers, 5% shareholders and their immediate family members.

Under these policies, the NCGC reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other actions.

In approving a transaction, the Committee will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

The Committee reviews and pre-approves certain types of related person transactions, including certain transactions with companies at which the related person is an employee only, and charitable contributions that would not disqualify a director’s independent status. The policy and procedures can be found in the “Investors—Corporate Governance” section of our website, www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

Political Contributions and Lobbying

While we encourage directors, officers and team members to become involved in the political process in their individual capacity, including personal contributions to political campaigns, no West team member or director may conduct personal political activity on Company time or use Company funds, property or equipment for political activities. We prohibit the use of Company funds and assets to support political candidates, parties or ballot measures. As a Company, we comply with the laws related to contributing to, directly or indirectly, political organizations and government officials where appropriate. Under our Corporate Governance Principles, the Board is responsible for overseeing the process used by the Company to ensure the Company’s policy prohibiting political contributions is effectively implemented.

The Company made no political contributions in 2024 but does hold membership in recognized and reputable industry groups that may conduct lobbying activities. West supports trade associations to advance collaborative approaches to problems faced by companies engaged in the same industries that we are in, but our support does not extend to use of our funds to support any candidate, party or ballot measure. We also monitor the major policy positions taken by these associations to ensure they are consistent with our positions.

Anti-Hedging and Pledging Policies

We prohibit directors, officers and team members from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, executive officers and other senior team members from engaging in pledging or hypothecating our securities as collateral for a loan without demonstrating to the General Counsel that a director or officer has the financial capacity to repay the loan. It is expected that this exception would be permitted only in exceedingly rare circumstances. We have never granted an exception or waiver to these policies. No pledging is permitted to cover margin debt. Additionally, no West securities may be held in a margin account by directors or officers because there is a risk of the shares being sold without consent. Directors and officers are prohibited from engaging in short sales or other short-position transactions in West securities as well.

Share Ownership Goals

Directors. To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer. The directors elected prior to 2022 meet this requirement. Dr. Lockhart, who was appointed in July 2022, has not yet met the ownership goal, but is expected to do so within the required period. Ms. Haugen, who was appointed in December 2024, has not yet met the ownership goal, but is expected to do so within the required period.

Officers. Share ownership goals serve to align an officer’s interests with those of our shareholders and encourage a long-term focus. Within five years of assuming their position, all executive officers are required to acquire shares of common stock with a value equal to designated multiples of their base salary. The Compensation Committee established a goal of six times base salary for the CEO and two times base salary for all other named executive officers. A full description of

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CORPORATE GOVERNANCE DOCUMENTS AND POLICIES

the approved changes and the officer share ownership requirements can be found in our “Compensation Discussion and Analysis.”

Securities Trading Policy

We have adopted a Securities Trading Policy (the “Securities Trading Policy”) governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, and have implemented processes for the company that it believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable us. The Securities Trading Policy sets out:

●	the basic obligations of employees and directors having knowledge of material non- public information (“MNPI”) concerning us or the companies with which we do business;

●	additional obligations of: (i) employees who are working on confidential projects or have regular access to MNPI; and (ii) directors and officers subject to reporting under Section 16 of the Securities Exchange Act, as amended when trading our securities;

●	rules relating to special transactions such as hedging, margin accounts and pledged securities; and

●	rules relating to trading windows and approved trading plans (as defined in the Securities Trading Policy).

A complete copy of the Security Trading Policy was filed as Exhibit 19.1 to the 2024 Annual Report.  Information concerning our policies concerning our purchases of our equity securities is set forth in the 2024 Annual Report under the caption Part II-Item 5. Market for Registrant’s Common Equity, Related Stockholder matters and Issuer Purchases of Equity Securities- Issuer Purchases of Equity Securities.

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STOCK OWNERSHIP

Stock Ownership

The table below shows the number of shares of our common stock beneficially owned as of February 28, 2025, by each of our directors, each Named Executive Officer and all current directors and executive officers as a group. For executive officers, in addition to shares owned directly, the number of shares includes: (1) vested shares held in participant accounts under our 401(k) plan, Nonqualified Deferred Compensation Plan for Designated Employees (“Employee Deferred Compensation Plan”) and Employee Stock Purchase Plan; and (2) time vested restricted stock and Restricted Stock Units (“RSUs”) held in various incentive plan accounts, unless receipt of those shares has been deferred. For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Nonqualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).

	Common	Options Exercisable	Percent
Name	Stock	Within 60 Days	of Class
Silji Abraham	3,323	7,587	*
Bernard J. Birkett	7,538	46,025	*
Eric M. Green	171,121	402,609	*
Annette F. Favorite	21,843	40,818	*
Kimberly B. MacKay	1,515	11,151	*
Mark A. Buthman	41,730	—	*
William F. Feehery	29,977	—	*
Robert F. Friel	3,069	—	*
Janet Haugen	—	—	*
Thomas W. Hofmann	44,913	—	*
Molly E. Joseph	1,960	—	*
Deborah L. V. Keller	9,095	—	*
Myla P. Lai-Goldman	17,937	—	*
Stephen H. Lockhart	1,092	—	*
Douglas A. Michels	43,903	—	*
Paolo Pucci	9,388	—	*
All directors and executive officers as a group (18 persons; excludes Mr. Abraham)	412,804	521,180

*	Less than one percent of outstanding shares

Based on a review of filings with the SEC, we have determined that the persons listed below hold more than 5% of the outstanding shares of our common stock. Unless otherwise stated, each holder has sole voting and dispositive power over the shares listed. Percent of class information based on public filings, which are stated as of February 28, 2025.

Name and Address of Beneficial Owner	Shares	Percent of Class
The Vanguard Group, Inc.	9,002,632(1)	12.45%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.	7,778,203(2)	10.76%
55 East 52nd Street
New York, NY 10022

(1)	Based on the Schedule 13G/A filed on February 13, 2024, includes sole voting power over no shares and shared voting power over 97,902 shares and sole dispositive power over 8,685,103 shares and shared dispositive power over 317,529 shares.
(2)	Based on the Schedule 13G/A filed on January 24, 2024, includes sole voting power over 7,219,051 shares and sole dispositive power over 7,778,203 shares.

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DIRECTOR COMPENSATION

Director Compensation

2024 Non-Employee Director Compensation

Our Director compensation structure is reviewed annually by the Board in consultation with Pay Governance LLC (“Pay Governance”), our independent compensation consultant. The compensation structure in effect for 2024 is set forth below:

Compensation Item	Amount
Annual Retainers and Chair Fees
Board membership	$100,000
Chair of the Board	—
Lead Independent Director	40,000
Audit Committee Chair	25,000
Compensation Committee Chair	20,000
All Other Committee Chairs	15,000
RSUs	220,000

As our current Chair, Mr. Green, is an officer of the Company, no additional compensation is provided for this role. Ms. Haugen’s cash retainer was prorated to reflect her December 9, 2024 appointment to the Board.

The following table shows the total 2024 compensation of our non-employee directors.

2024 Non-Employee Director Compensation

	Fees Earned or Paid		All Other
Name	in Cash ($)	Stock Awards ($)	Compensation ($)	Total ($)
Mark A. Buthman	115,000	220,000	41,944	376,944
William F. Feehery	100,000	220,000	38,660	358,660
Robert F. Friel	120,000	220,000	2,653	342,653
Janet B. Haugen	6,250	81,370	—	87,620
Thomas W. Hofmann	125,000	220,000	44,041	389,041
Molly E. Joseph	100,000	220,000	11,782	331,782
Deborah L. V. Keller	115,000	220,000	7,347	342,347
Myla P. Lai-Goldman	115,000	220,000	24,252	359,252
Stephen H. Lockhart	100,000	220,000	11,347	331,347
Douglas A. Michels	100,000	220,000	44,531	364,531
Paolo Pucci	140,000	220,000	7,583	367,583

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Lead Independent Director, as applicable. All annual retainers are paid quarterly. The amounts are not reduced to reflect elections to defer fees under the Director Deferred Compensation Plan.

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled RSU awards made in 2024 and the grant date fair value as determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. On April 23, 2024, each non-employee director, except Ms. Haugen, was awarded 564 RSUs, with a grant date fair market value of $390.20 per share based on the closing price of our common stock on the award date. On December 16, 2024, Ms. Haugen was awarded 247 RSUs with a grant date fair market value of $330.57 per share based on the closing price of our common stock on the award date. Ms. Haugen’s award was prorated

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DIRECTOR COMPENSATION

to reflect her appointment to the Board, and her RSU had a grant date fair value of $81,651. The RSU awards for all other non-employee directors had a grant date fair value of approximately $220,000. For a discussion on RSU grant date fair value, refer to Note 14 of the consolidated financial statements in our 2024 Annual Report.

RSUs are granted on the date of our Annual Meeting and fully vest on the date of the next Annual Meeting so long as a director remains on the Board as of that date. Generally, all unvested grants of equity forfeit upon termination. However, if a director retires during the calendar year that he or she reaches our mandatory retirement age, the award will vest on a monthly basis through retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan. In 2024, all directors elected to defer their awards with the exception of Mr. Buthman, Mr. Hofmann, Ms. Joseph and Dr. Lockhart. All awards are distributed as shares of common stock, as described below. When dividends are paid on common stock, additional shares are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

The table below shows the number of outstanding stock awards held by each director at year-end. No directors have any outstanding options.

Outstanding Director Stock Awards at Year-End 2024

	Vested Annual	Unvested Annual Deferred	Total Outstanding
	Stock	Stock and Stock-Settled RSU	Stock
Board Member	Awards (#)	(#)	Awards (#)
Mark A. Buthman	40,453	565	41,018
William F. Feehery	29,958	565	30,523
Robert F. Friel	3,067	565	3,632
Janet B. Haugen	—	247	247
Thomas W. Hofmann	41,840	565	42,405
Molly E. Joseph	1,959	565	2,524
Deborah L. V. Keller	9,089	565	9,654
Myla P. Lai-Goldman	17,925	565	18,490
Stephen H. Lockhart	—	565	565
Douglas A. Michels	43,874	565	44,439
Paolo Pucci	9,382	565	9,947

All Other Compensation

The amounts in the “All Other Compensation” column include Dividend Equivalent Units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan. The amounts also include charitable donations of $15,000 made by the Company at the request of Dr. Feehery, and $10,000 made by the Company at the request of Mr. Buthman, Mr. Hofmann, Ms. Joseph, Dr. Lai-Goldman, Dr. Lockhart and Mr. Michels. The Company’s foundation also matched $1,000 each in charitable donations made by Mr. Hofmann and Dr. Lockhart; those amounts are also included in this column.

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates. Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank. Stock-unit accounts are credited with DEUs based on the number of stock units credited on the dividend record date.

The value of a director’s account balance is distributed on termination of Board service. The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

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DIRECTOR COMPENSATION

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock. Pre-2014 stock units may be distributed in cash in lieu of stock if a director made an election in 2013. All post-2013 stock units are only distributable in stock. Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments. If a director elects the installment option, the cash balance during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with DEUs until paid.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2024. All values on the following table are determined by multiplying the number of stock units or shares of deferred stock, as applicable, by $327.56, the fair market value of a share of stock on December 31, 2024. A portion of the stock units reported below may relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the underlying compensation was earned by the director.

Director Deferred Compensation Plan at Year-End 2024

		Vested Stock—Settled Unit
	Cash-Settled Stock	and Deferred Stock Value	Unvested Deferred Stock	Total Account
Board Member	Units Value ($)	($)	and RSU Value ($)	Balance ($)
Mark A. Buthman	—	13,250,819	185,094	13,435,913
William F. Feehery	—	9,813,000	185,094	9,998,094
Robert F. Friel	—	1,004,755	185,094	1,189,849
Janet B. Haugen	—	—	80,907	80,907
Thomas W. Hofmann	—	13,705,005	185,094	13,890,099
Molly E. Joseph	—	641,652	185,094	826,746
Deborah L. V. Keller	—	2,977,183	185,094	3,162,277
Myla P. Lai-Goldman	—	5,871,506	185,094	6,056,600
Stephen H. Lockhart	—	—	185,094	185,094
Douglas A. Michels	2,770,840	11,600,567	185,094	14,556,501
Paolo Pucci	—	3,073,005	185,094	3,258,099

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COMPENSATION COMMITTEE REPORT

Compensation Committee Report

Set forth below is the Compensation Discussion and Analysis, which outlines West’s executive compensation programs and policies and how such policies are used to align executive compensation with business performance and shareholder return. This section describes our executive compensation programs for 2024, detailing the compensation decisions made under those programs and the factors considered by the Committee in making those decisions.

In performing its governance function, the Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis.” Following a comprehensive review and discussion with Management, the Compensation Committee recommended to the Board, and the Board subsequently approved, the inclusion of the “Compensation Discussion and Analysis” in both this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee

Robert F. Friel, Chair (through April 2025)
William F. Feehery
Thomas W. Hofmann
Molly E. Joseph
Deborah L. V. Keller

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The 2024 Compensation Discussion and Analysis comprehensively outlines and discloses the objectives and policies that form the foundation of our executive compensation program. It details the compensation structure for each of our Named Executive Officers (“NEOs”) and the key factors considered by the Committee when making compensation decisions. The NEOs for 2024 are as follows:

●	Eric M. Green, President and Chief Executive Officer (“CEO”)
●	Bernard J. Birkett, Senior Vice President, Chief Financial Officer
●	Silji Abraham, Senior Vice President, Chief Technology Officer[1]
●	Annette F. Favorite, Senior Vice President, Chief Human Resources Officer
●	Kimberly B. MacKay, Senior Vice President, General Counsel and Secretary

1. Mr. Abraham resigned from West effective December 31, 2024.

Executive Summary: 2024 Performance at a Glance

West’s long-term business strategy involves the continual growth and expansion of our product and service offerings to meet the unique needs of our diverse customer groups, ensuring efficient utilization of our global manufacturing footprint and building the capabilities of our team to address current and future business needs. This strategy forms the basis for our long-term financial construct, aiming for high single-digit organic sales growth annually and sustained improvements in profitability. This approach is designed to foster a business environment that not only meets but exceeds the evolving demands of our industry, creating a solid foundation for our sustained success and that meets the needs of our customers, patients, shareholders and team members.

Each year, we have seen growing interest and demand for our high value product offerings, delivery device platforms and our services. Customers are also coming to West for our scientific expertise and insight into the regulatory landscape that governs our industry. This expertise helps us to build positive relationships with our customers. For full-year 2024, we reported:

●	Net sales of $2.893 billion, a 1.9% decrease; organic net sales decline of 1.5%; currency translation decreased net sales by 20 basis points

●	Reported-diluted EPS of $6.69, a decrease of 15.1%, and full-year 2024 adjusted-diluted EPS of $6.75 decreased 16.5%
●	Operating profit margin of 19.7%, a decline of 320 basis points, and full-year 2024 adjusted operating profit margin of 19.8%, a decline of 360 basis points
●	Operating cash flow was $653.4 million, a decrease of 15.9%; capital expenditures were $377.0 million, compared to $362.0 million over the same period last year, and represented 13.0% of full-year 2024 net sales; and free cash flow (operating cash flow minus capital expenditures) was $276.4 million, a decrease of 33.3%

The foregoing discussion is qualified by the information contained in the performance graph in our 2024 Annual Report and our non-U.S. GAAP reconciliation set forth in Appendix A to this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

2024 Committee Actions and Rationale

Executive Compensation Actions & Results

Reaffirmed West’s commitment to a pay-for-performance philosophy that aligns executive’s incentive compensation with Company performance and stakeholder interests on both short and long-term horizons, while mitigating excessive risk

Reaffirmed continuation of the two-comparator group approach for assessing executive and director compensation, and emphasizing pay-for-performance benchmarking, thereby ensuring that our compensation practices remain aligned with industry standards and the broader interests of our stakeholders

Reviewed and approved 2024 AIP and LTI design, metrics and targets to ensure that these plans effectively motivate our team members and offer a suitable level of challenge. The Committee approved the adoption of separate payout curves for each metric in the AIP to better align with external market practice and to account for the varying differences in metric goal attainment

Governance and Compensation

Executive Compensation Philosophy

Our compensation philosophy centers on providing competitive executive pay opportunities linked to both short-term and long-term success. Employing a “market median” target compensation approach, we evaluate each compensation component (base salary, target AIP and LTI Awards) against the market median. However, we also focus on Total Direct Compensation at the market median, allowing flexibility to target individual components and total compensation opportunity above or below the median based on individual performance, critical skills, and recognition of current and anticipated future contributions. The overarching pay-for-performance approach enables us to attract, motivate and retain executive leadership crucial for achieving our strategic objectives and enhancing shareholder value. To achieve these goals, we have adopted the following program objectives:

●	Rewarding achievement on both operating performance and strategic objectives
●	Aligning the interests of West’s leaders with those of our investors by varying compensation based on both short-term and long-term business results and delivering a large portion of the total pay opportunity in West stock. All NEOs have a minimum of 66% of at-risk compensation tied to business performance
●	Differentiating rewards based on performance against business objectives to drive a pay-for-performance culture, with a major portion of executive pay contingent on achievement of financial performance goals
●	Promoting a balanced incentive focus that does not encourage unnecessary or unreasonable risk-taking
●	Ensuring market competitiveness to attract and retain highly qualified senior leaders essential for driving and growing a global enterprise

Best Practices that Support Our Executive Compensation Philosophy

The Compensation Committee oversees the governance, design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. We continue to incorporate leading design and governance practices into our compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Do	What We Don’t Do

✔

Target Total Direct Compensation at the 50th percentile of our comparator group companies

✔

Provide major portion of compensation through performance-based incentives

✔

Conduct realizable pay-for-performance analyses of our CEO compensation and use tally sheets to provide additional information on the appropriateness and function of our executive pay

✔

Incorporate in our CIC agreements a “double-trigger” feature requiring termination of employment to receive benefits

✔

Require executive officers to meet West stock ownership guidelines within 5-year period; if not met, ongoing compliance requirements are imposed until ownership guidelines are met

✔

Cancellation or recovery of incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement or amounts determined to have been inappropriately received due to fraud, misconduct or gross negligence as described in revised robust policies

✔

Engage with an independent consultant to review compensation programs and decisions

✘

No hedging, pledging or engaging in any derivatives trading with respect to our common stock

✘

No repricing or exchange of awards without shareholder approval

✘

No individual severance agreements for executive officers other than CEO

✘

No tax gross ups

✘

No guaranteed incentive payouts

✘

No accelerated vesting of equity awards for executive officers

✘

No above market returns on deferred compensation plans

Say-on-Pay

Each year, we hold a shareholder “Say-on-Pay” advisory vote to assess the support for the compensation of our NEOs as disclosed in our Proxy Statement. In 2024, our Say-on-Pay proposal received more than 95% support, consistent with each of the previous four years.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Design

The specific elements of West’s executive compensation programs are:

Element	Objective	Type	Key Features
Base Salary	Market-competitive compensation to attract and retain executives by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market	Cash
●
Fixed level of cash compensation
●
Reviewed annually against our compensation comparator groups with adjustments considered based on level of pay relative to the market, individual and Company performance

Short-term Annual Incentive	Rewards executives for achieving key annual financial targets Links executives’ incentives with those of shareholders by promoting profitable growth	Cash	● Annual cash incentive based on achievement of key business metrics: Consolidated Net Sales, EPS, and OCF ● Award payouts can range from 0% to 200% of the targeted award based on achievement ●
Long-term Incentive Compensation (100% Equity)

Links compensation with long-term Company and stock price performance that benefits our team members and shareholders

An incentive and retention vehicle for executives through multi-year Performance Stock Units (“PSU”) and stock options

Promotes a balance of longer term risk and reward, without encouraging unnecessary or unreasonable risk-taking

Typically granted as 50% PSUs and 50% stock options

Annual PSU Grant
●
PSUs are earned based on business results over a three-year performance period
●
PSUs are paid in shares of Company common stock upon vesting
●
The number of shares (inclusive of accrued DEUs) that may be earned over the performance period is based on achievement against two equally weighted measures—sales CAGR and ROIC—and can range from 0% to 200% of the target award
●
Threshold performance required to achieve payment is 70% for each target performance metric

Annual Nonqualified Stock Option Grant
●
Annual awards vest in four equal annual installments and expire 10 years from the grant date
●
Option exercise price must be equal to (or exceed) the closing price on the grant date
●
DEUs are not provided on options

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COMPENSATION DISCUSSION AND ANALYSIS

Element	Objective	Type	Key Features
Restricted Stock Units
●
Used to attract talented executives who are foregoing compensation from prior employer
●
Retention tool for new executives, with an immediate ownership stake in the Company and alignment with shareholders through an incentive to increase stock value

Retirement	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax efficient manner	401(k) Plan
●
Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to Code limits, and receive a match of 100% on the first 3% and 50% on the next 2%. In addition, employees are provided with an annual non-elective Company contribution equal to 3% of eligible earnings, including executives.

		Deferred Compensation Plan	● Extends, on a nonqualified basis, the 401(k) plan deferrals in excess of Code limits on the same terms and permits deferral of AIP
Other Compensation	Perquisites and Other Benefits		● None

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COMPENSATION DISCUSSION AND ANALYSIS

Targeted Pay Mix

The chart below illustrates the percentage weighting of each compensation element that comprises the 2024 target Total Direct Compensation for the CEO and the average for the other NEOs.

Factors Used in the Compensation Process

Compensation Committee

The Compensation Committee, referred to as the “Committee” in this section of the Proxy Statement, oversees and approves the compensation elements and targets for each of our executive officers. The Committee makes determinations concerning the AIP, including the approval of annual performance goals and assessing full-year achievement. It administers all aspects of the Company’s LTI plan, and approves the benefits offered to executive officers. Compensation decisions for the CEO undergo review and approval by the full Board of Directors.

In determining compensation for our NEOs, the Committee exercises judgment in making decisions about individual compensation elements and total compensation for our NEOs. This judgment is informed primarily by each NEO’s performance against his or her individual performance objectives, as well as the Company’s financial performance and the financial performance of the functional areas of responsibility for each NEO.

In making its decisions, and with guidance from our independent compensation consultant, Pay Governance, the Committee uses several resources and tools, including competitive market information, compensation trends within our comparator groups, where available, and realizable pay versus performance analysis.

Periodically, the Committee reviews “tally sheets” for each executive officer as a tool to assess the alignment of NEO pay with our performance and compensation philosophy. These sheets include salary, equity and non-equity incentive compensation and the value of compensation under various termination scenarios providing insight into the magnitude and interplay of the various components of our compensation programs.

Finally, the Committee conducts an annual evaluation of the Company’s compensation programs to ensure they do not induce or encourage excessive risk-taking by participants.

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COMPENSATION DISCUSSION AND ANALYSIS

Management

The CEO and CHRO annually review each executive officer’s performance, recommending merit-based salary adjustments and any changes in annual or long-term incentive opportunities or payouts with the Committee (excluding the CEO). The Committee considers Management’s recommendations along with data and recommendations from Pay Governance.

The CHRO serves as the liaison between the Committee and Pay Governance, providing internal data as needed for comparative analyses for the Committee. In addition, the Company’s Human Resources, Finance and Law Departments support the Committee by providing information, answering questions and responding to various requests of Committee members as required.

Independent Compensation Consultant

Pay Governance, serving as the Committee’s independent consultant, provides advice solely on executive compensation matters (including CIC matters) and director compensation to our NCGC. In 2024, the Committee reaffirmed Pay Governance’s independence under applicable NYSE and SEC regulations.

During 2024, Pay Governance performed the following tasks for the Committee:

✔	Provided competitive market data for the compensation of the executive officer group and provided input to the Committee regarding officer pay recommendations (including the CEO)
✔	Assessed incentive plan performance difficulty of achievement and provided related context regarding performance metric selection
✔	Updated the Committee on executive compensation trends and regulatory developments
✔	Prepared a realizable pay analysis for the CEO
✔	Conducted an in-depth review of the Company’s comparator groups
✔	Provided input on compensation program design and philosophy
✔	Monitored trends and analysis in executive and equity compensation

External Benchmarking

In support of our compensation philosophy, we reference the median compensation values of two compensation comparator groups, which we refer to as the “Business Segment Group” and the “Broad Talent Market Group.” Data from both the Business Segment Group (which generally is applicable to the CEO and CFO) and Broad Talent Market Group (applicable to all Executive Officers) are used holistically to determine competitive pay practices for our CEO and executive officers.

The Business Segment Group is composed of public companies with operational and customer characteristics similar to our own business operations. These companies are initially identified by Pay Governance and subsequently approved by the Committee with input from Management based on the following criteria: (1) size (approximately one-half to two times our annual sales); (2) industry (healthcare equipment/supplies, industrial manufacturing and life sciences tools/services); and (3) operating structure such as:

●	Global footprint with multi-plant manufacturing capabilities
●	Similar raw materials and products (elastomers, plastics, metals), and similar intellectual property profile
●	Similar customer characteristics (complex sales cycle, quality requirements, regulatory requirements)

The Broad Talent Market Group is a larger and broader sampling of size-appropriate companies that participate in the WTW (formerly Willis Towers Watson) annual executive compensation database. Unlike the Business Segment Group,

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COMPENSATION DISCUSSION AND ANALYSIS

the Committee does not select individual members of the Broad Talent Market Group. Companies within the Broad Talent Market Group operate in industries that are similar, but not identical to our own industry. Industries included are: Pharmaceuticals and Life Sciences; Healthcare; Natural Resources; and Technology and Media.

Given our size and business portfolio, it is challenging to identify a robust sample of appropriate market compensation peers that fit conventional criteria. Therefore, we believe that using a balance of business and talent market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and reasonably represents our labor market for executive talent.

The Committee believes it is good governance to periodically review our two compensation comparator group approach and comparators to ensure they are appropriate and to adjust based on: (1) our changing enterprise strategy; (2) the markets in which we compete for business, including emerging or more technical markets; (3) the areas in which we compete for talent, business and capital; and (4) our changing size and complexity. The last significant update to our comparator groups occurred in 2022.

The chart below lists each company included in the 2024 Business Segment Group and some key data the Committee considered in making the selection for inclusion. The sales data below are generally from recently filed public annual reports with respect to each company.

2024 Business Segment Group

Agilent Technologies, Inc.	The Cooper Companies, Inc.	Hologic, Inc.	ResMed Inc.
AptarGroup, Inc.	DENTSPLY SIRONA Inc.	IDEXX Laboratories, Inc.	Revvity, Inc.
Bio-Rad Laboratories, Inc.	Edwards Lifesciences Corporation	Integer Holdings Corporation	STERIS plc
Catalent, Inc.*	Haemonetics Corporation	Integra LifeSciences	Teleflex Incorporated

*Catalent was acquired by Novo Holdings in December 2024.

Executive Officer Stock Ownership Guidelines

Within five years of appointment (the “Attainment Period”), NEOs are expected to acquire and hold shares of West common stock with a value equal to the following:

CEO	Other NEOs
6 times base salary	2 times base salary

The following illustrates the type of equity holdings that count towards stock ownership requirements:

What Counts	What Does Not Count

✔

100% of West shares owned personally or by members of the immediate family sharing the same household

✔

100% of vested shares of West stock held in a qualified or non-qualified deferred compensation plan

✔

60% of unvested RSUs

✘ Unvested stock options and PSUs ✘ Unexercised, vested stock options ✘ Restricted bonus stock subject to matching contribution holding requirements

Officers who have not met the required share ownership within five years of appointment are required to retain 100% of net shares resulting from any equity award vesting or stock option exercise and have 50% of their annual bonus paid in stock.

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COMPENSATION DISCUSSION AND ANALYSIS

As of the date of this Proxy, the CEO and other NEOs have either met their stock ownership requirement or are within five years of their appointment.

Incentive Compensation: Important Facts About Our Incentive Targets

As in previous years, the Committee evaluates and determines the appropriate financial metrics to be considered in determining compensation payouts. The following principles govern this process.

●	Alignment with our Growth Strategy: Supporting profitable growth while generating significant cash from operations, and driving long-term value creation for our customers, team members, investors and shareholders
●	Clarity in Goal Alignment: Provide a clear line of sight to the stated goals of the Company, so that the targets are clearly understood and can be affected by the performance of our executives and team members
●	Attainable Targets with “Stretch:” Establishing achievable targets with a strategic level of challenge to support growth
●	Consistency with Market Practice: Aligns to industry standards in setting incentive targets
●	Currency Neutral: Measuring underlying business results independent of currency fluctuations, encouraging decisions that drive sustainable long-term growth
●	Limited Metric Adjustments: Making minimal adjustments to metrics, with occasional considerations for changes in financial accounting reporting regulations or unexpected cost fluctuations tied to corporate transactions

We continually test the robustness of our incentive targets and performance payout curves considering the following:

●	Performance levels necessary to achieve our long-term goals and deliver superior shareholder returns
●	Difficulty of achieving various performance levels based on historical and anticipated future results
●	Benchmarking against industry standards our metrics, program designs and business results in companies within our Business Segment Group and anticipating industry trends

The Committee annually reviews the target setting process to ensure adherence to our principles. This analysis is supported by a retrospective performance review compared to our competitors and is performed annually by the Board’s independent compensation consultant, Pay Governance.

For 2024, we measured the following key financial metrics:

Plan	Financial Metric	Rationale
AIP	Earnings per Share	Comprehensive measure of income, emphasizing profitable growth and expense control
	Consolidated Net Sales	Clear line of sight target for the Executive Leadership Team, focusing on value creation through sales growth
	Operating Cash Flow	Emphasis on short-term cash generation to fund operations, research and capital projects
LTI	Sales Compounded Annual Growth Rate	Objective measure of net sales growth
	Return on Invested Capital	Drives efficient and disciplined deployment of capital

Note: All metrics are measured at actual foreign currency exchange (“FX”) rates except for Consolidated Net Sales, which is measured at budget FX rates for a consistent year-to-year comparison, removing the impact of currency fluctuations.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Annual Incentive Compensation

Target Setting

At the beginning of each year, the Committee and the Board review and approve West’s annual business objectives and set the metrics and weightings for the AIP to reflect current business priorities. These objectives translate to targets for West and for each business unit for purposes of determining the target funding of the AIP. Performance against business objectives determines the actual total funding pool for the year, which can vary from 0% to 200% of total target incentives for all executives.

Our reported results may be adjusted when comparing to AIP targets for unusual events outside the control of Management including changes in accounting standards, tax regulations and currency devaluations. We may also exclude certain transactions such as material acquisition or disposition costs including restructuring charges, particularly if these items were not included in the performance target. The specific adjustments reviewed and made by the Committee in 2024 are listed in Appendix A of this Proxy Statement and include adjustments for foreign currency exchange (revenue only), stock-based compensation tax benefits, restructuring charges and amortization on acquisition intangibles.

Target Awards

The target annual incentive awards for our NEOs are set as a percentage of base salary. Target awards are reviewed annually to ensure alignment with our compensation philosophy of targeting each compensation element and the Target Direct Compensation at the market median. Variances from this goal are based on an evaluation of competitive market data, internal equity considerations and individual performance. Our payout curve is structured to reflect our philosophy that Management should be rewarded for meeting or exceeding goals and payouts should diminish or be withheld when targets are missed.

The formula to determine each NEO’s AIP total potential payment is as follows:

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the achievement percentage of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the achievement percentage and is based on the following chart:

	Achievement %
Payout Factor	Consolidated Net Sales	Earnings Per Share	Operating Cash Flow
0%	<92.0%	<93.8%	<93.0%
50%	92.0%	93.8%	93.0%
100%	100.0%	100.0%	100.0%
150%	104.7%	108.5%	114.0%
200%	109.5%+	113.3%+	121.0%+

The Committee approved a shift to varying payout curves for each metric in the AIP to align with external market practice and to better reflect the performance variations against each metric. Achievement that falls between any two achievement percentages is straight-line interpolated. The Committee has the discretion to adjust payouts positively or negatively to account for exceptional circumstances.

The Committee reviews the AIP scoring, adjustments made and approves the AIP funding level.

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COMPENSATION DISCUSSION AND ANALYSIS

Earned incentives paid in 2025 with respect to 2024 results for each metric for our NEOs, all of whom participate in the Corporate metrics AIP, are shown below:

					% Target	%	Earned
Plan	Metric	Weight	Target	Performance	Achieved	Payout	Incentive
Corporate	Consolidated Net Sales	20%	$3,028.00	$2,889.20	95.4%	71.2%	26.7%
	EPS	60%	$7.76	$6.49	83.6%	0.0%
	Operating Cash Flow	20%	$700.10	$662.90	94.7%	62.1%

Our Annual Incentive Plan relies on non-GAAP, adjusted financial goals that focus management on aspects of performance that are more appropriately within their control and provide a basis for continuity from year to year. Goals are set based on our annual Board-approved budgeting process, not merely year-over-year results, that considers and balances prior year performance with expected base business growth, macroeconomic conditions and developments and fluctuations in foreign exchange rates, among other factors.

Impact of Business Results on Our 2024 Incentive Plans

We have designed our compensation programs to align the pay of our senior executives with both short-term and long-term financial results and the performance of our stock. As such, the majority of pay for our CEO and other NEOs is performance-based and is impacted by our financial results and stock price performance. During 2024, 16% of Mr. Green’s Total Direct Compensation (“TDC”) was variable based on short-term business performance and 72% was based on long-term goals. For our other executives, approximately 18% of their TDC was variable based on short-term business performance and 55% was based on long-term goals.

Target achievement of financial metrics for 2024 resulted in a payout below 100% for our short-term incentive and long-term incentive plans. Our AIP paid out at 26.7% of target. Due to the 2024 performance against individual targets, the Committee further adjusted the payouts for each NEO to be 75% of actual achievement due to the Company’s financial performance. Our 2022-2024 performance period LTI plan is equally based on achieving sales CAGR and ROIC targets. The payout for the performance period was 30.06%. The sales CAGR for this period achieved 2.53% versus the 9.30% target, resulting in a 0.0% payout factor (contributing 0.0% to the payout), and our ROIC for this period achieved 18.41% versus the target of 24.20%, resulting in a 60.12% payout factor (contributing 30.06% to the payout factor).

Our Long-Term Equity Incentive Compensation

Target Setting

The targets for West’s PSUs are set at the beginning of each three-year performance period, considering West’s financial outlook and the annual budget as approved by the Board. The 2024 targets consider the current industry and market factors that influence our performance as well as our long-term strategic objectives. At the end of the three-year period, the score is calculated based on results against the predetermined, equally-weighted targets. We use CAGR and ROIC as our performance measures for determining PSU payouts. Each metric is weighted equally because we believe sales CAGR and ROIC are equally important in creating shareholder value over the long-term.

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COMPENSATION DISCUSSION AND ANALYSIS

The metrics, goals and weightings for the performance period are:

2024—26 PSU Performance Period Targets

Metric	Threshold	Target	Maximum
CAGR	5.27%	7.53%	11.30%
ROIC	12.08%	17.26%	25.89%

Target Awards

LTI compensation opportunities for our executives, including the NEOs, are exclusively equity-based. In 2024, each NEO’s annual target award was divided into two equal amounts, determining the allocation of stock options and PSUs awarded. The valuation of stock options follows the Black-Scholes valuation method, while the value of each PSU is contingent on our stock price at the grant date. Actual or realized values of these awards in subsequent years will fluctuate based on share price, ROIC and sales CAGR performance over time.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders as options only yield when the share price exceeds the option’s exercise price. This establishes a robust performance-based connection between shareholder value and executive compensation.

PSUs grant the recipient the right to receive common shares contingent upon achieving three-year sales CAGR and ROIC targets. Successful attainment of these targets results in strong returns for our shareholders.

The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data with a principle focus on targeting the market median, the executive’s role and responsibilities, impact on results, advancement potential, and retention considerations.

In 2024, the number of target PSUs awarded to all executives, including the NEOs, was calculated by dividing the PSU portion of the annual target award value by $350.18, the closing price of our stock on February 20, 2024. Please refer to Note 14 of our Annual Report on Form 10-K for a complete discussion of our stock-based compensation.

Performance Share Units

The number of shares earned under the PSUs is contingent on achieving sales CAGR and ROIC targets. Each PSU award agreement contains a target payout for the recipient. The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PSUs awarded at the beginning of the period by the applicable “payout factor” for each performance metric weighted according to the performance metric.

Performance Achievement (% of Target)	Payout factor
<70%	0
70%	50%
85%	75%
100%	100%
110%	120%
125%	150%
≥150%	200%

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee approves the determination of actual achievement relative to pre-established targets and the number of PSUs is adjusted up or down from 0% to 200% based on the approved actual achievement. The Committee reserves the right to adjust payouts negatively or positively under exceptional circumstances.

Equity Award Grant Practices

Under the Committee’s equity-based awards policy and procedures, equity awards to NEOs are normally made once per year. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

In addition, all equity compensation is subject to a rigorous incentive compensation recovery (clawback) policy that includes all the requirements of applicable law, plus discretionary recovery in the event of adverse or materially harmful events against the Company. In 2023, the Committee reviewed this policy and expanded it to cover all forms of incentive compensation granted to officers and further expanded upon the events triggering recovery and the applicable procedures because the Committee determined that these measures were important mechanisms to preserve shareholder value and hold recipients of incentive compensation accountable for their actions.

2024 Compensation Decisions

In the first quarter of each year, the Committee meets to determine CEO and Executive Officers’ pay decisions for base salary, AIP and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group(s).

Our compensation strategy supports West’s business imperatives. It is designed to ensure:

●	That executives balance short-term objectives against long-term priorities
●	Alignment with shareholder interests
●	The Company can attract and retain the leadership needed to deliver strong results

The Chair of the Committee works directly with the Committee’s Compensation Consultant to provide a decision-making framework for use by the Committee in determining incentive plan payouts and setting target compensation opportunities for the CEO. This framework considers, among other things:

●	Assessment of the CEO’s performance against objectives in the prior year, both qualitative and quantitative
●	Progress against strategic objectives
●	West’s total performance over a multi-year period
●	Competitive benchmark analysis, and other relevant information

2024 Performance Highlights

Mr. Green’s overall compensation decisions were made in the context of the Company’s financial performance relative to the approved goals, his continued progression as CEO and the peer group market data. The Committee set 2024 AIP payouts to our NEOs at 20.0% of their individual AIP target amounts. Target achievement of financial metrics for 2024 resulted in the 2024 Corporate AIP pool being funded at 26.7%. This is due to the payout levels of 0.0% for EPS, 71.2% for Consolidated Net Sales and 62.1% for OCF. The Committee further adjusted the AIP payouts for each NEO based on their respective achievement against individual business objectives, including the AIP payout for Mr. Green. Below is a brief highlight of Mr. Green’s accomplishments in 2024:

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COMPENSATION DISCUSSION AND ANALYSIS

●	Delivered full-year 2024 reported net sales of $2.893 billion and full-year 2024 reported-diluted EPS of $6.69. However, organic sales declined 1.5% from the prior year, with proprietary products declining 2.2% and contract manufacturing increasing by 1.1%

●	Continued to drive forward the capital expansion program, directed $377.0 million in capital investments, compared with $362.0 million in 2023. This includes completion of expanded site footprints and equipment for High Value Product manufacturing for components and devices as well as Contract Manufacturing capacity for injection device manufacturing

●	Opened new laboratory in Stolberg, Germany to advance innovation and our analytical services offerings with the growing customer needs

●	Progressed our corporate sustainability priorities, action items and targets for 2030; recognized by Newsweek as industry-leading efforts

●	Celebrated 20 years of West without Borders employee-led global giving program with 14% increase in donations across the globe

2024 CEO Compensation Decisions
Pay Element	2023	2024	% Change from Prior Year	Payout %	Pay at Risk %
Base Salary	$1,143,000	$1,177,290	3.0%
AIP Target %	120%	125%	—
AIP Target Value	$1,371,600	$1,471,613	7.3%
LTI (50/50 PSUs and Stock Options)	$6,500,000	$6,800,000	4.6%
Total Direct Compensation (TDC)	$9,014,600	$9,448,903	4.8%
Pay at Risk Value	$7,871,600	$8,271,613			87.5%
2024 AIP Payout		$294,690		20.0%

For NEOs, compensation decisions take into account both the business’ overall performance and the performance of the function or group that the officer oversees. In addition, these decisions include a review of their total compensation compared to the market for similar roles. Due to the business’ overall financial performance, the Committee reduced the 2024 Annual Incentive Plan (“AIP”) payout for each NEO by 25%. The table below summarizes the Committee’s decisions for the following NEOs:

2024 Compensation Decisions
	Salary			AIP
	2023 ($)	% Change from Prior Year	2024 ($)	Target %	% Change from Prior Year	2024 Target Amount ($)	Payout %	2024 Payout Amount ($)	LTI Grant Value* ($)	TDC ($)	Pay at Risk %
Bernard Birkett	700,000	3.0%	721,000	75%	—	540,750	20.0%	108,285	2,250,000	3,511,750	79%
Silji Abraham	525,000	5.7%	555,000	65%	—	360,750	0.0%	-	800,000	1,715,750	68%
Annette F. Favorite	436,500	3.1%	450,000	65%	—	292,500	20.0%	58,573	700,000	1,442,500	69%
Kimberly B. MacKay	473,000	3.0%	487,000	60%	—	292,200	20.0%	58,513	650,000	1,429,200	66%

* Granted in the form of 50% PSUs and 50% stock options.

Other Compensation Practices

Post-Employment Compensation Arrangements

In 2024, all NEOs were eligible to participate in our defined contribution retirement plan extending the same benefits as those available to all team members. In addition to the standard benefits available to all eligible team members, we

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COMPENSATION DISCUSSION AND ANALYSIS

maintain nonqualified retirement plans in which these executives are eligible to participate in the same capacity as eligible salaried team members.

All tax-qualified plans have a maximum compensation limit and a maximum annual benefit, which limits the benefit to participants whose compensation exceeds these limits. The nonqualified retirement plans offered by the Company provide benefits to participants, including each NEO, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Severance Plan Arrangements

West also provides our NEOs with benefits upon termination in various circumstances, as described in the “Estimated Payments Following Termination” and “Payments on Termination in Connection with a Change-in-Control” sections below.

In 2020 and effective January 1, 2021, the Committee approved including officers in the U.S.-based severance plan, aligning with market practices. Mr. Green is excluded from this provision as he has a separate arrangement negotiated upon hire. The terms are consistent with those for all U.S. salaried team members and the length of severance benefit is dependent upon years of service and job level. The plan provides for severance payments to senior executives separated from the Company without cause. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

The Executive Change in Control Severance Pay Plan provides compensation in connection with an acceleration event. The Executive Change in Control Pay Plan applies to all NEOs with the exception of Mr. Green. The severance terms for Mr. Green are covered under his employment agreement. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change in control and encourage them to act in the best interests of the shareholders in assessing and implementing a transaction. The Company’s CIC agreements do not include excise tax gross ups and single triggers where benefits would be paid without a termination of employment. Additionally, our CIC agreements include a cutback in payments and benefits if the NEO would be in a more favorable after-tax position and excludes benefits upon a voluntary resignation that is not due to “good reason.”

Regarding Mr. Green’s severance arrangement, we believe severance pay is necessary to attract and retain a quality CEO candidate and that the benefits of securing a release of claims, cooperation and non-disparagement provision from Mr. Green upon an involuntary termination are significant. Mr. Green has a separate employment agreement that contains many provisions similar to those contained in the form of CIC Agreement for other officers, but also includes other terms and conditions that resulted from negotiations relating to compensation and termination.

The terms and conditions of all these agreements are described in more detail in the Compensation Tables section of this Proxy Statement.

Personal Benefits

The benefits provided to our NEOs are generally the same as or consistent with those provided to our other salaried team members. In 2024, no NEO received any personal or ancillary benefits.

Retention Cash

Cash signing and retention bonuses, occasionally approved by the Committee, aim to replace forfeited equity or cash payments from a new officer’s former employer upon joining West. These bonuses may have repayment obligations.

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COMPENSATION DISCUSSION AND ANALYSIS

Realizable Pay Analysis

Collaborating with Pay Governance, the Committee reviews pay granted and realizable by the CEO in a retrospective look at pay versus West’s performance. Realizable pay is calculated using actual bonuses earned, end of period stock values and in-the-money value of stock options granted during the year. The analysis affirmed a high correlation between CEO realizable pay and Company performance as measured by total shareholder return, sales CAGR, ROIC and similar financial metrics compared to other members in our Business Segment Group and alignment with our pay-for-performance philosophy.

Risk Considerations in Our Compensation Programs

The Committee, in consultation with our internal auditor and our independent compensation consultant, has reviewed our compensation policies and practices for our officers and team members and concluded that risks arising from these policies and programs are unlikely to have a material adverse effect on the Company. The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key team members to strive to achieve goals that benefit the Company and our shareholders over the long term.

Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that deters excessive risk-taking.

Policy on Hedging and Pledging

Directors, officers and team members are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which would allow them to continue to own our common stock, but without the full risks and rewards of ownership. We also prohibit directors, NEOs and other senior team members from engaging in pledging, short sales or other short-position transactions in our common stock.

Impact of Tax and Accounting Treatment

The Committee selects compensation vehicles that emphasizes the link between pay and performance. Generally, the accounting and tax treatments of executive compensation has not been a significant factor in the Committee’s decisions regarding the amounts or types of compensation paid. Our programs have been designed to maximize deductibility under applicable tax law unless it conflicts with our compensatory goals. The Committee also considers the impact of changes to accounting regulations and tax law when reviewing compensation elements, including equity and other performance-based awards.

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COMPENSATION TABLES

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2024.

2024 Summary Compensation

							Change in Pension
							Value & Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings(1) ($)	Compensation	Total
Eric M. Green	2024	1,170,696	0	3,400,248	3,400,043	294,690	7,249	121,275	8,394,201
President and CEO,	2023	1,136,654	0	3,250,195	3,250,074	1,666,494	22,728	92,479	9,418,624
Chair of Board	2022	1,098,462	0	3,000,289	2,999,992	675,324	0	130,994	7,905,061
Bernard J. Birkett	2024	716,962	0	1,125,128	1,125,124	108,285	N/A	62,080	3,137,579
SVP, Chief Financial Officer	2023	693,269	0	1,125,209	1,124,992	637,875	N/A	55,696	3,637,041
	2022	652,692	0	1,075,420	1,074,884	249,908	N/A	70,217	3,123,121
Silji Abraham	2024	539,231	0	400,256	400,116	0	N/A	45,381	1,384,984
SVP, Chief Technology	2023	520,192	0	350,229	349,901	414,619	N/A	37,281	1,672,222
Officer	2022	495,192	0	300,103	299,922	164,775	N/A	47,126	1,307,118
Annette F. Favorite(2) SVP, Chief Human Resources Officer	2024	447,404	0	350,180	350,102	58,573	2,312	39,801	1,248,372
Kimberly B. MacKay	2024	484,308	0	325,317	325,027	58,513	N/A	40,885	1,234,050
SVP, General Counsel	2023	462,262	0	325,081	325,094	344,817	N/A	34,442	1,491,696
and Secretary	2022	450,192	0	300,103	299,922	138,411	N/A	256,627	1,445,255

(1) These amounts are an estimate of the increase in actuarial present value of each of our NEO’s age 65 accrued benefit under our Supplemental Executive Retirement Plan. Amounts are payable only when a participant’s employment terminates and may be reduced if benefits are commenced prior to age 65. Assumptions underlying the estimates are described under the 2024 Pension Benefits Table. In 2022, the Change in Pension Value for Mr. Green’s benefit resulted in a negative amount of ($119,829).

(2) Ms. Favorite was not a named executive officer in the 2023 or 2024 Proxy Statement; therefore, 2022 and 2023 data are excluded for her.

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2022-2024

	2024	2023	2022

	PSU Awards	PSU Awards	PSU Awards
Name	($)	($)	($)
Eric M. Green	3,400,248	3,250,195	3,000,289
Bernard J. Birkett	1,125,128	1,125,209	1,075,420
Silji Abraham	400,256	350,229	300,103
Annette F. Favorite	350,180	-	-
Kimberly B. MacKay	325,317	325,081	300,103

PSU and Incentive Share terms and conditions are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The table below shows the maximum payout for PSU awards made in 2024, 2023 and 2022.

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COMPENSATION TABLES

Stock Awards PSU Grant Date Maximum Value 2022-2024

Name	2024 ($)	2023 ($)	2022 ($)
Eric M. Green	6,800,496	6,500,389	6,000,577
Bernard J. Birkett	2,250,257	2,250,418	2,150,840
Silji Abraham	800,511	700,457	600,205
Annette F. Favorite	700,360	-	-
Kimberly B. MacKay	650,634	650,162	600,205

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718. We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions for the named recipients:

Option Awards FASB ASC Topic 718

	Feb 20, 2024	Feb 21, 2023	May 23, 2022	Feb 22, 2022
Expected Life (Years)	6.0	5.7	5.6	5.6
Risk-Free Interest Rate	4.27%	4.13%	2.89%	1.75%
Dividend Yield	0.25%	0.27%	0.27%	0.22%
Expected Volatility	32.01%	29.81%	27.33%	24.89%
Black-Scholes Value	$ 134.81	$ 108.80	$ 92.96	$ 96.50
Recipients	All NEOs	All NEOs	Birkett	All NEOs

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 14 to the consolidated financial statements included in our 2024 Annual Report.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2024 performance. AIP awards are paid in cash, except participants may elect to have up to 100% paid in Company common stock on a pre-tax or after-tax basis.

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) for all NEOs, the total of the Company matching contributions made in 2024, 2023, and 2022 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and any non-elective contributions made on behalf of participating team members (to the extent these amounts exceed the applicable Code limits, they are also reflected in the 2024 Nonqualified Deferred Compensation Plan Table); (2) For 2022 and 2023, amounts in this column include Company-paid life insurance premiums; such amounts are not included for 2024 because the Company-paid life insurance premiums are available to all employees and do not discriminate in favor of executive officers; and (3) DEUs credited in 2024 on unearned PSUs (assuming a 100% performance level) and unvested time-vesting restricted stock or RSUs, whether or not those awards have been deferred.

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COMPENSATION TABLES

Components of All Other Compensation—2024

	Defined Contribution
	Plan Company	Dividend
Name	Contributions ($)	Equivalents ($)	Other	Total ($)
Eric M. Green	98,916	22,359	0	121,275
Bernard J. Birkett	54,445	7,635	0	62,080
Silji Abraham	42,715	2,666	0	45,381
Annette F. Favorite	37,564	2,237	0	39,801
Kimberly B. MacKay	38,674	2,211	0	40,885

2024 Grants of Plan-Based Awards

The following table provides information on plan-based equity and non-equity incentive awards granted to our NEOs in 2024.

										All Other		Grant
									All other	Options		Date
									Stock	Awards:	Exercise	Fair
			Estimated Future Payout			Estimated Future Payout			Awards:	Number of	or Base	Value of
			Under Non-Equity Incentive Plan			Under Equity Incentive			Number of	Securities	Price of	Stock And
		Compensation	Awards (AIP)(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(3)
Eric M. Green	N/A	2/19/2024	735,807	1,471,613	2,943,226
	2/20/2024	2/19/2024				4,855	9,710	19,420				3,400,248
	2/20/2024	2/19/2024								25,221	134.81	3,400,043
Bernard J. Birkett	N/A	2/19/2024	270,375	540,750	1,081,500
	2/20/2024	2/19/2024				1,607	3,213	6,426				1,125,128
	2/20/2024	2/19/2024								8,346	134.81	1,125,124
Silji Abraham	N/A	2/19/2024	180,375	360,750	721,500
	2/20/2024	2/19/2024				572	1,143	2,286				400,256
	2/20/2024	2/19/2024								2,968	134.81	400,116
Annette F. Favorite	N/A	2/19/2024	146,250	292,500	585,000
	2/20/2024	2/19/2024				500	1,000	2,000				350,180
	2/20/2024	2/19/2024								2,597	134.81	350,102
Kimberly B. MacKay	N/A	2/19/2024	146,100	292,200	584,400
	2/20/2024	2/19/2024				465	929	1858				325,317
	2/20/2024	2/19/2024								2,411	134.81	325,027

(1)	These amounts represent the threshold, target and maximum awards under the AIP. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.
(2)	These amounts represent PSUs that may vest depending on attainment of performance targets over a three-year performance period. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PSUs under any deferred compensation plan.
(3)	This column consists of the fair value of options and stock awards granted during 2024. The per-option grant date fair value (under FASB ASC Topic 718) was $134.81 for all options granted on February 20, 2024. The grant date fair value for the PSUs granted on February 20, 2024 was $350.18. For the assumptions made in determining grant date fair values, refer to Note 14 to the consolidated financial statements included in our 2024 Annual Report.

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COMPENSATION TABLES

Outstanding Equity Awards at Year-End 2024

The following table contains information on the current holdings of stock options, unearned PSUs, RSUs, and restricted stock held by our NEOs on December 31, 2024.

	Option Awards(1)					Stock Awards
						PSUs(2)—Equity Incentive Plan
						Awards
							Market
							Value or
							Payout
						Number of	Value of
		Number of	Number of			Shares or	Unearned
		Securities	Securities			Units of	Shares or
		Underlying	Underlying			Stock	Units or
		Unexercised	Unexercised			That	Other Rights
		Options	Options	Option	Option	Have Not	That Have
		Exercisable	UnExercisable	Exercise	Expiration	Vested	Not Vested
Name	Grant Date	(#)	(#)	Price ($)	Date	(#)	($)
Eric M. Green						20,369	6,672,039
	2/21/2017	83,616	—	83.47	2/21/2027
	2/20/2018	87,720	—	89.64	2/20/2028
	2/19/2019	85,680	—	102.51	2/19/2029
	2/18/2020	57,384	—	173.22	2/18/2030
	2/23/2021	32,739	10,913	274.29	2/23/2031
	2/22/2022	15,544	15,544	369.13	2/22/2032
	2/21/2023	7,468	22,404	306.68	2/21/2033
	2/20/2024	—	25,221	350.18	2/20/2034
Bernard J. Birkett						6,903	2,261,083
	2/19/2019	6,850	—	102.51	2/19/2029
	2/18/2020	12,752	—	173.22	2/18/2030
	2/23/2021	8,334	2,778	274.29	2/23/2031
	2/22/2022	4,922	4,922	369.13	2/22/2032
	5/23/2022	672	672	303.34	5/23/2032
	2/21/2023	2,585	7,755	306.68	2/21/2033
	2/20/2024	—	8,346	350.18	2/20/2034
Silji Abraham (3)						2,292	750,684
	10/29/2020	1,956	—	275.23	4/1/2025
	2/23/2021	3,273	1,091	274.29	4/1/2025
	2/22/2022	1,554	1,554	369.13	4/1/2025
	2/21/2023	804	2,412	306.68	4/1/2025
	2/20/2024	—	2,968	350.18	4/1/2025
Annette F. Favorite						2,066	676,783
	2/21/2017	8,452	—	83.47	2/21/2027
	2/20/2018	10,024	—	89.64	2/20/2028
	2/19/2019	8,160	—	102.51	2/19/2029
	2/18/2020	5,740	—	173.22	2/18/2030
	2/23/2021	2,976	992	274.29	2/23/2031
	2/22/2022	1,554	1,554	369.13	2/22/2032
	2/21/2023	747	2,241	306.68	2/21/2033
	2/20/2024	—	2,597	350.18	2/20/2034
Kimberly B. MacKay						1,995	653,484
	12/2/2020	2,360	—	275.39	2/20/2030
	2/23/2021	3,273	1,091	274.29	2/23/2031
	2/22/2022	1,554	1,554	369.13	2/22/2032
	2/21/2023	747	2,241	306.68	2/21/2033
	2/20/2024	—	2,411	350.18	2/20/2034

(1)	All options are exercisable in 25% annual increments beginning one year from the grant date.
(2)	These PSUs were awarded on February 22, 2022, February 21, 2023 and February 20, 2024, and each covers a three-year performance period. This table includes as outstanding the 2022-24 PSUs awards that were distributed in February 2025, because the performance is not actually determined and certified by the Committee until the first quarter of 2025. The 2023 and 2024 awards will be earned (if at all) on December 31, 2025 and December 31, 2026, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates. As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year was more than threshold, the number of PSUs shown assumes that a target payout of 100% will be achieved for all three awards. Fair market value of the unearned PSUs is based on the closing price of our common stock on December 31, 2024 of $327.56. The amounts are not reduced to reflect any elections to defer receipt under the Employee Deferred Compensation Plan.
(3)	Mr. Abraham resigned from West December 31, 2024. According to the 2016 Omnibus Incentive Plan Document, all unvested PSU and stock option awards remaining after termination were forfeited. In addition, he had 90 days to exercise any vested stock options.

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COMPENSATION TABLES

2024 Option Exercises and Stock Vested

The following table provides information about the value realized by our NEOs on the vesting of stock awards and units during 2024.

2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)(1)	Vesting (#)(2)	($)(3)
Eric M. Green	184,864	54,238,490	10,862	3,803,509
Bernard J. Birkett	—	—	2,766	968,517
Silji Abraham	7,012	1,344,761	1,545	526,343
Annette F. Favorite	—	—	988	345,979
Kimberly B. MacKay	—	—	1,087	380,503

(1)	The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.
(2)	This column includes PSUs that were awarded in 2021, earned in 2023 and paid in 2024 to all NEOs, whether or not either award was deferred under the Employee Deferred Compensation Plan. This column also includes vesting o Mr. Abraham’s RSU grant from 2020. For RSUs and PSUs, the total includes additional shares awarded pursuant to DEUs, which are credited on unvested PSUs over the three-year vesting period at a rate that assumes the participant will earn the target award. For PSUs, at the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period. Because the payout factor earned for the 2021-23 performance period was 107.64%, the number of DEUs accrued over that period was multiplied by 107.64%. The following table shows the 2022-2024 PSU payouts and RSUs that vested in 2024, and the number of additional shares distributed due to DEUs.
(3)	The value of the PSUs was determined by multiplying the number of vested units by $350.18, the fair market value of our common stock on the payout date, February 20, 2024. The value of the RSUs for Mr. Abraham was determined by multiplying the number of vested units by the fair market value of our common stock on October 29, 2024.

2022-2024 PSU and 2024 RSU Vesting

		Dividends Equivalents		Dividends
Name	PSUs Earned	Paid on PSU Payouts	RSUs Earned	Equivalents Earned
Eric M. Green	6,096	40
Bernard J. Birkett	2,240	15
Silji Abraham	610	4	454	4
Annette F. Favorite	610	4
Kimberly M. MacKay	610	4

2024 Pension Benefits

Qualified Retirement Plan

The Company terminated its U.S. qualified defined benefit Qualified Retirement Plan beginning in 2021, which concluded with regulatory approval in 2022. Pursuant to that termination, the assets and liabilities under that Plan were transferred to an insurance company. There are no further benefits accruing or payable under that Plan.

Supplemental Executive Retirement Plan

2024 IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $345,000 and the annual benefit is limited to $275,000. The SERP benefits are substantially equal to the difference between the total benefit accrued under the Retirement Plan and the amount of benefit the Retirement Plan

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was permitted to provide under the statutory limits on benefits and earnings. The benefits are unfunded and paid out of our general assets. SERP benefits (other than interest credit accruals) froze in a similar manner to the freeze to the Retirement Plan in January 2019.

The SERP provides for benefits accrued on or after January 1, 2005 to be payable in a lump sum on the date that is six months following termination of employment. Benefits accrued before that date are payable at the same time and in the same form as under the Retirement Plan. SERP benefits may be reduced to reflect early commencement of benefits before age 65. The SERP was closed to new entrants effective January 1, 2017. The SERP has not been terminated and benefits continue to be payable under the SERP in accordance with its terms.

2024 Pension Benefits

The following table shows the present value of accumulated pension benefits that Mr. Green and Ms. Favorite are eligible to receive under the SERP. As noted above, the Retirement Plan was terminated. All other NEOs are not eligible for and did not accrue benefits under either plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, form of payment election, applicable interest rates and regulatory changes.

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)
Eric M. Green	SERP	10	275,716	—
Annette F. Favorite	SERP	9	51,189	—

(1)	Equals the number of full years of credited service as of December 31, 2024. Credited service generally begins with a participant’s hire date and ends with the date of employment termination.
(2)	The present value assumes that Mr. Green retires at age 65 for purposes of the SERP. The assumed cash balance crediting rate is 4.0% in the SERP.

2024 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated team members to defer up to 100% of salary and cash bonus. Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

With respect to team member contributions made before 2019, we matched them at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%, and employer matching contributions are 100% vested. Matching contributions ceased effective January 1, 2019. A non-elective contribution is also made on behalf of participants who exceed the applicable Code limits. Before 2019, participants were eligible to defer payout of annual bonus shares. We contributed one restricted incentive share for each four bonus shares deferred. PSUs remain eligible for deferral.

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death or disability, if earlier. During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for DEUs. All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral. A participant may choose to defer these amounts to another date or until termination. Matching contributions are only distributed on termination. Participants may elect to receive distributions on termination in a cash or stock lump sum or up to ten annual installments.

Information regarding NEO’s account balances in the Employee Deferred Compensation Plan is below.

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2024 Nonqualified Deferred Compensation

		Registrant
		Contributions	Aggregate	Aggregate
	Executive Contributions	in	Earnings in Last	Balance at Last
Name	in Last FY ($)(1)	Last FY ($)(2)	FY ($)(3)	FYE ($)(4)
Eric M. Green	0	74,766	41,714	629,953
Bernard J. Birkett	0	30,295	21,571	249,684
Silji Abraham	82,385	18,565	26,706	329,516
Annette F. Favorite	111,851	13,414	28,502	2,960,001
Kimberly B. MacKay	0	14,524	3,265	51,571

(1)	The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table (“SCT”).
(2)	These amounts reflect non-elective contributions made on behalf of participants who exceeded the applicable Code limits in the Employee Deferred Compensation Plan.
(3)	These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan, net of any distributions or transfers.
(4)	The total balance includes amounts contributed for prior years which have all been previously reported in the SCT for the year those amounts were deferred.

Payments on Disability

Each current NEO has long-term disability coverage, which is available to all eligible U.S. team members. The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit. Eligible U.S. team members will earn cash balance pay credits until 2019. Team members who are vested in our Retirement Plan also receive continued medical coverage while on disability. Deferred compensation is payable according to the executive’s election. Outstanding unvested stock options granted annually under our LTI plan would immediately vest and outstanding vested stock options would be exercisable for the term of the option. Outstanding PSUs and RSUs would also immediately vest when a team member becomes disabled.

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. team members. The benefit is equal to one year’s salary with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO. Deferred compensation is payable according to the executive’s election on file. Outstanding unvested stock options granted annually under our LTI plan, PSUs and RSUs would immediately vest, and outstanding vested stock options would become exercisable for a period of one year from the termination of service date.

Estimated Payments Following Termination

We have an agreement with Mr. Green that entitles him to severance benefits on certain types of employment terminations not related to a CIC. All other NEOs are not covered by an employment agreement, but are eligible for the Company’s U.S.-based severance plan and consistent with those for all U.S. salaried team members, with the severance benefit dependent upon years of service and job level. For officers, the severance payment is equal to one year’s salary and benefits continuation at active participant rates, provided the officer has a minimum of one year of service. In addition, all team members are eligible for job transition assistance. To receive benefits under the plan, team members must agree to certain restrictive covenants and a waiver of all claims against West.

Mr. Green

Mr. Green has an employment agreement that entitles him to continuation of his salary and welfare benefits at active team member rates for a period of 12 months if he is terminated involuntarily other than for “Cause” or the Company gives notice to Mr. Green that it will not renew the term of his employment under the agreement. Mr. Green’s employment

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agreement does not entitle him to severance payments or continued benefits if his employment is terminated for Cause or because of his death or disability (except as described above).

“Cause” means any willful failure by Mr. Green to perform his duties or responsibilities or comply with any valid and legal directives of the Board; act of fraud; embezzlement; theft or misappropriation of the funds of the Company by Mr. Green; or Mr. Green’s admission to or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft, or misrepresentation; Mr. Green’s engagement in dishonesty, illegal conduct or misconduct that is materially injurious to the Company; Mr. Green’s breach of any material obligation of any written agreement with the Company; or a material violation of a rule, policy, regulation, or guideline imposed by the Company or a regulatory body.

The obligation to pay severance is contingent on Mr. Green’s execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Estimated Additional Severance Payments

The table below reflects amounts that eligible executives would receive on termination of employment for certain reasons, other than following a CIC. No NEO will receive any enhanced benefit because of a termination for Cause. The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried team members, including equity acceleration values to the extent they apply to all LTI plan participants. Under the severance plan, effective January 1, 2021, severance payments for all NEOs except Mr. Green are equal to one year’s salary and benefits continuation at active participant rates provided the officer has a minimum of one year of service.

		Cash	Continuation of	Vesting of
Name	Event	Severance	Welfare Benefits(1)	Unvested Equity	Total
Eric M. Green	Involuntary (no Cause) or Good Reason	1,177,290	19,786	0	1,197,076
Bernard J. Birkett	Involuntary (no Cause) or Good Reason	721,000	0	0	721,000
Silji Abraham	Involuntary (no Cause) or Good Reason	555,000	0	0	555,000
Annette F. Favorite	Involuntary (no Cause) or Good Reason	450,000	0	0	450,000
Kimberly B. MacKay	Involuntary (no Cause) or Good Reason	487,000	0	0	487,000

(1)	This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under Mr. Green’s agreement.

Payments on Termination in Connection with a Change-in-Control

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a CIC.

All currently employed NEOs, except Mr. Green, have CIC Agreements that are substantially similar and include the following:

●	Cash severance pay equal to two times the sum of the executive’s highest annual base salary in effect during the year of termination and their target bonus immediately preceding the CIC
●	Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment

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●	Payment of short-term incentive compensation with respect to the period during which the termination occurs at target levels, prorated for number of days worked in the year
●	Immediate vesting of all unvested stock options, stock appreciation rights (“SARs”), shares of stock, stock units, and other equity-based awards at target levels
●	Continued medical, dental, life, and other benefits for 24 months after termination of the executive’s employment, or until his or her retirement or eligibility for similar benefits with a new employer
●	Payments will be reduced below the applicable threshold in the Code if the NEO would be in a better after-tax position than if the excise tax under Section 4999 of the Code applied
●	Outplacement assistance up to $50,000

The severance payments are payable in monthly installments and, if the executive is a key employee at the time of his/her termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle these executives to receive the severance benefits under a CIC consist of: (1) resignation following a constructive termination of his or her employment; or (2) employment termination other than due to death, disability, continuous willful misconduct, or normal retirement. These terminations must occur within two years after a CIC.

To receive the severance benefits under the agreement, an executive must agree not to be employed by any of the Company’s competitors or compete with the Company in any part of the United States for up to two years following employment termination for any reason and execute a release of claims in favor of the Company.

Mr. Green has a separate employment agreement, with CIC provisions that are substantially similar to the provisions contained in the other NEO agreements, except for the following:

●	His payment is two times the sum of his annual base salary plus average of his bonus over the prior three years
●	36-months of benefit continuation instead of 24 months
●	Mr. Green’s benefits may be reduced in the event he retires
●	His agreement does not contain specific language regarding the satisfaction of performance goals for incentive compensation, or a payout of the short-term incentive compensation for the year of termination
●	The definition of a CIC set forth below requires a change in two-thirds of our Board members rather than three-fourths
●	The definitions of “Cause” and “Constructive Termination,” which is called “Good Reason,” are slightly different and set forth in his employment agreement, which is described under Post-Employment Compensation Arrangements on page 56

Definitions used in the CIC Agreements

The definitions below apply to all agreements, except as specifically noted above for Mr. Green.

Definition of “Change-in-Control.” For each agreement, a CIC includes any of the following:

●	Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities
●	An acquisition, sale, merger, or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock

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●	A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period
●	Any event requiring a reporting of a CIC pursuant to the regulations under SEC Form 8-K
●	Execution of an agreement with us, which if consummated, would result in any of the above events

Definition of “Cause.” Cause generally includes:

●	Acts of dishonesty
●	Repeated failure to perform duties which are demonstrably and deliberate and not remedied after receipt of notice
●	Conviction of a felony
●	Intentional breach of our COC, which is materially and demonstrably injurious to the Company

Definition of “Constructive Termination.” A “Constructive Termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a CIC:

●	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties, including reporting to someone whose scope of authority is diminished
●	Materially reducing the executive’s annual salary or incentive compensation opportunities
●	Failure of a successor to assume the agreement
●	Changing the executive’s principal office location by more than 50 miles
●	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar to the benefits provided as of the date of the agreement
●	Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a CIC under existing contracts, agreements, plans, or arrangements. The amounts assume a December 31, 2024 termination date and use the closing price of our common stock as of that date, $327.56. All the values in the table are in U.S. Dollars. Based on current assumptions and obligations, modifications to payments are not needed related to golden parachute excise tax. In the event that the payments set forth below do exceed the applicable golden parachute threshold in the Internal Revenue Code and the recipient would be in a better after-tax position if the amounts were reduced, the total below would be reduced to avoid the application of Internal Revenue Code section 4999.

			Vesting of
	Aggregate		Restricted	Vesting of	Welfare
	Severance	PSU	Stock	Stock	Benefits	Outplacement
	Pay(1)	Acceleration(2)	RSUs(3)	Options(4)	Continuation(5)	Assistance(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)
Eric M. Green	5,402,627	6,672,039	—	1,049,131	39,571	50,000	13,213,368
Bernard J. Birkett	2,523,500	2,261,083	—	326,184	40,631	50,000	5,201,398
Silji Abraham	1,831,500	750,684	—	108,480	2,017	50,000	2,742,681
Annette F. Favorite	1,485,000	676,783	—	99,636	28,660	50,000	2,340,079
Kimberly B. MacKay	1,558,400	653,484	—	104,910	28,493	50,000	2,395,287

(1)	For Mr. Green, the aggregate severance pay amount represents two times the sum of the executive’s (a) highest annual base salary in effect during his year of termination and (b) the average of his bonus payout in the three years preceding the CIC (the “Severance Basis”). For all other NEOs, the bonus component of the Severance Basis is equal to their target bonus in the year of termination, and the aggregate severance pay is two times the Severance Basis.

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(2)	This amount represents the payout of all outstanding PSU awards on a change-in-control at the target payout.
(3)	This amount represents the value of all unvested restricted stock or RSU awards, which would become vested on a change-in-control (whether or not the awards were deferred).
(4)	This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2024, minus the per-share exercise price of all unvested stock options for each executive multiplied by the number of unvested options as of December 31, 2024.
(5)	This amount represents the vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of December 31, 2024.
(6)	This amount represents the employer portion of the premiums for medical, dental and life insurance coverage for 24 months.
(7)	This amount estimates the cost of providing outplacement assistance.

CEO Pay Ratio

Applicable SEC rules require the disclosure of our median team member’s pay and the ratio of that pay to our CEO’s pay. Our CEO pay ratio and the underlying compensation and team member count data are reasonable estimates calculated consistent with applicable SEC guidance governing the use of estimates, adjustments and statistical sampling permitted by the SEC.

In accordance with Item 401(u) of Regulation S-K, we are using the same median team member determined in December 2023, as there has not been a significant change in our employee population or compensation arrangements. The median team member was determined as of December 2023, and we used “base pay” as our compensation definition, which we then calculated as annual base pay based on a reasonable estimate of hours worked during 2023 for hourly workers, and upon salary levels for the remaining team members. We did not utilize cost-of-living adjustments. We annualized pay for those who commenced work during 2023. We used a valid statistical sampling methodology to identify the base pay for the median worker. In addition, in selecting the median worker, as permitted by applicable SEC regulations, we used our global employment roster as of November 30, 2023, but excluded all team members in the following countries (with the number of team members excluded in parentheses): Argentina (6), Australia (5), Italy (7), Serbia (461) and Spain (2). These exclusions represent less than 5% of the total population, as permitted under applicable SEC rules. As of November 30, 2023, total number of team members was 10,308, with U.S. team members totaling 4,768 and foreign team members totaling 5,540.

Mr. Green’s 2024 pay, as indicated in our 2024 Summary Compensation Table was $8,394,201 and our median team member’s 2024 pay calculated in the same manner was $61,069. The ratio of Mr. Green’s pay to our median worker’s pay as determined under applicable SEC rules, therefore, is 137:1.

Pay Versus Performance

As required by Item 402(v) of SEC Regulation S-K (“Item 401(v)”), the following table, footnotes and discussion provide “Pay versus Performance” information for the last five fiscal years for our Principal Executive Officer (“PEO”) and other proscribed NEOs. The information provided below was not considered by the Compensation Committee in structuring or determining compensation for our NEOs. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement (page 43) for more information regarding our executive compensation program.

			Average
			Summary
	Summary		Compensation	Average	Value of Initial Fixed $100
	Compensation		Table	Compensation	Investment Based on:
	Table	Compensation	Total for	Actually Paid to	West Total	Peer Group Total
	Total for	Actually Paid to	Non-PEO	Non-PEO	Shareholder	Shareholder	Net Income	Revenue
Year	PEO ($)(1)	PEO ($)(1,2,3)	NEOs ($)(1)	NEOs ($)(1,2,3)	Return ($)	Return ($)(4)	(GAAP)($MM)	($MM) (5)
2024	8,394,201	5,251,027	1,751,246	1,232,922	117	130	493	2,893
2023	9,418,624	16,987,422	2,082,653	3,165,717	125	126	593	2,950
2022	7,905,061	(12,073,257)	1,772,404	(632,515)	83	124	586	2,887
2021	9,472,757	35,095,275	1,998,585	5,071,519	166	126	662	2,832
2020	7,642,296	30,515,658	1,873,373	5,653,613	100	100	346	2,147

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(1)	For each year represented, our PEO and NEOs were as follows:

Officer	2024	2023	2022	2021	2020
PEO	Eric Green	Eric Green	Eric Green	Eric Green	Eric Green
NEO	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett	Bernard J. Birkett
NEO	Silji Abraham	Silji Abraham	Silji Abraham	Silji Abraham	Silji Abraham
NEO	Annette F. Favorite	Kimberly B. MacKay	Kimberly B. MacKay	David Montecalvo	David Montecalvo
NEO	Kimberly B. MacKay	Cindy Reiss-Clark	Cindy Reiss-Clark	Kimberly B. MacKay	George Miller

(2)	Amounts shown for Compensation “Actually Paid” are computed in accordance with Item 402(v) and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as described in footnote (3) below.
(3)	Compensation “Actually Paid” reflects the exclusions and inclusions of equity awards for the PEO and the other NEOs as set forth below and calculated in accordance with FASB ASC Topic 718. The valuation methodologies and assumptions used to calculate Compensation “Actually Paid” are based on our grant date fair value of these awards as disclosed in the company’s audited financial statements for the years reflected in the table below.

Summary Compensation Table Total to Compensation “Actually Paid”

Reconciliation for the PEO and Non-PEO NEOs

	Calculation for PEO					Calculation for Average of Non-PEO NEOs
Calculation(1) of Compensation “Actually Paid”	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)	2020 ($)	2021 ($)	2022 ($)	2023 ($)	2024 ($)
SCT Total Compensation	7,642,296	9,472,757	7,905,061	9,418,624	8,394,201	1,873,373	1,998,585	1,772,404	2,082,653	1,751,246
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(4,500,154)	(5,500,108)	(6,000,281)	(6,500,268)	(6,800,291)	(799,992)	(762,613)	(987,595)	(1,062,670)	(1,100,313)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year	10,107,843	12,288,155	4,429,188	7,670,988	6,443,448	1,833,089	1,509,999	734,313	1,254,057	1,042,573
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	16,240,432	19,186,892	(13,183,737)	3,050,648	(2,826,375)	2,609,379	2,238,405	(1,598,040)	416,668	(462,313)
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in the Covered year	979,621	(346,776)	(5,103,659)	3,370,158	47,293	137,764	87,143	(553,597)	475,009	2,307
Less: Aggregate Change in Actuarial Present Value of Pension Benefits	45,620	(5,645)	(119,829)	(22,728)	(7,249)	—	—	—	—	(578)
Compensation “Actually Paid”	30,515,658	35,095,275	(12,073,257)	16,987,422	5,251,027	5,653,613	5,071,519	(632,515)	3,165,717	1,232,922

(1)	For the PEO and other NEOs, for each covered year, service cost and prior service cost of pension benefits equals $0, fair value of awards that are granted and vest in the same covered fiscal year equals $0, and fair value of awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the covered fiscal year equals $0.

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-based restricted share unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each vesting date in accordance with Item 402(v). The aggregate change in actuarial present value of accumulated benefit under pension plans reflects the amount reported for the applicable year in the SCT.

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(4)	Reflects total shareholder return indexed to $100 per share for West and the S&P 500 Health Care Index (“Peer Group”), which is the industry line peer group reported in our 2024 Form 10-K. For each reporting year, TSR is measured as follows:

Reporting Year	Beginning	End	Number of Years
2024	1/2/2020	12/31/2024	5
2023	1/2/2020	12/31/2023	4
2022	1/2/2020	12/31/2022	3
2021	1/2/2020	12/31/2021	2
2020	1/2/2020	12/31/2020	1

(5)	Pursuant to Item 402(v), we determined West’s revenue to be the most important financial performance measure used to link Company performance to Compensation “Actually Paid” to our PEO and other NEOs, and this is designated as our Company-Selected Measure for 2024. This performance measure may not have been the most important financial performance measure for years 2020 through 2023, and we may determine a different financial performance measure to be the most important such measure in future years.

2024 Tabular List of Most Important Financial and Non-Financial Performance Measures

Listed below are the financial and non-financial performance measures which in our assessment represent the most important performance measures we used during 2023 to link Compensation “Actually Paid” to our PEO and other NEOs to company performance.

Most Important Performance Measures
Earnings per Share
Revenue
Operating Cash Flow
Consolidated Gross Profit
Sales Compounded Annual Growth Rate
Return on Invested Capital

Relationship Between Pay and Performance

A full description of the selection of our criteria, additional detail regarding the elements of our executive compensation design and the linkage of pay-and-performance reviewed by our Compensation Committee is discussed in our Compensation Discussion and Analysis above. We believe our analysis demonstrates our pay-for-performance philosophy, which creates long-term value and benefits our shareholders. Item 402(v) relies heavily on stock pricing on particular dates and, as those values change considerably, could lead to different results depending on these fluctuations. As required by Item 402(v), the following charts set forth the relationship between Compensation “Actually Paid” to our PEO, the average of Compensation “Actually Paid” to our other NEOs, and the Company’s cumulative TSR, S&P 500 Health Care Index, Net Income, and Revenue over the five-year period from 2020 through 2024, each as set forth in the

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table above. As presented in the Pay versus Performance table above, 2022 CAP values for the PEO and Average NEO are negative.

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2024 Option Award Disclosure

As described in our CD&A, equity awards granted to NEOs are normally made once per year. The Company’s policy on equity grants contains rules on determining (1) the grant date of equity awards (at least two business days following the release of our annual results for the preceding fiscal year) and (2) the exercise price of stock options granted by the Committee (which must be at least equal to the closing price of our stock on the grant date).

The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to the Company’s NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award

Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

Eric M. Green	2/20/2024	25,221	350.18	3,400,043	-1.62%
Bernard J. Birkett	2/20/2024	8,346	350.18	1,125,124	-1.62%
Silji Abraham	2/20/2024	2,968	350.18	400,116	-1.62%
Annette F. Favorite	2/20/2024	2,597	350.18	350,102	-1.62%
Kimberly B. MacKay	2/20/2024	2,411	350.18	325,027	-1.62%

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Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2024 Annual Meeting, our advisory vote on executive pay was approved by 95.5% of the votes cast. The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance. Previously, a majority of our shareholders approved holding an advisory vote on executive compensation annually. Therefore, we are seeking an advisory vote approving executive compensation again this year.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals. The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

This vote is advisory and not binding on the Company, the Board and the Compensation Committee. However, the Board and the Compensation Committee are interested in the opinions expressed by our shareholders on this proposal and will consider the outcome of the vote when making future compensation decisions for the NEOs. We encourage shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement for details regarding our executive compensation program.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2025 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the ‘Company’) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer compensation, as stated in the above resolution.

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3 — Amend and Restate Our Articles to Eliminate Supermajority Transaction Requirement
Proposal 3 — Amend and Restate Our Articles to Add A Right for Shareholders to Call a Special Meeting

West’s Board of Directors has unanimously approved and is recommending that our shareholders approve an amendment to West’s Restated Articles of Incorporation, as amended, to enable shareholders holding a combined 25% of the Company’s outstanding voting power to call a special shareholders meeting.

As part of our continuous evaluation of corporate governance practices, the Board conducts regular reviews of our governing documents to consider potential improvements. Our shareholders do not presently have the right to request that the Company call a special meeting of shareholders. In evaluating the advisability of a special meeting request right, including a shareholder proposal received this year, the Nominating and Corporate Governance Committee and Board of Directors examined key arguments for and against this provision, solicited shareholder input, and surveyed governance trends and best practices. Currently, more than 70% of companies in the S&P 500 and Fortune 500 permit their shareholders to call special meetings. The Board believes affording shareholders the ability to call a special meeting would significantly enhance their capacity to engage on substantial company issues.

Under Pennsylvania law, where West is incorporated, publicly-traded companies only may allow shareholders holding a combined 25% or more of the company’s outstanding voting power to call a special meeting of shareholders (other than in the case of certain business acquisitions). We consider this minimum threshold appropriate for serving West’s shareholders’ interests. Consequently, our proposal to empower 25% of West’s voting power holders to call a special meeting adheres to the minimum required ownership permitted under Pennsylvania law.

While many shareholders view the right to call special meetings as a valuable governance mechanism for engagement, the Board contends that such meetings should be extraordinary events addressing significant strategic concerns or other similar considerations require that the matters to be addressed and not delayed until the Company’s next annual meeting. While a special meeting called by shareholders provides an essential platform for shareholders to engaged with directors in good faith when necessary; however, the Board and management must continue their important function of overseeing and operating our business to foster long-term shareholder value. Therefore, the Board envisions special meetings convened in special or extraordinary circumstances, compelled by fiduciary, strategic, material or similar considerations that should be addressed immediately, not delayed until the next annual meeting, reflect a broad shareholder interest. The Board maintains that the proposed 25% threshold will ensure these meetings are convened purely in appropriate situations.

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In light of this review and the considerations outlined above, the Nominating and Corporate Governance Committee advised the Board to grant shareholders the right to call a special meeting. Acting on this recommendation and believing it serves best interests of the Company’s shareholders and other stakeholders, the Board approved an amendment to the Company’s Articles of Incorporation, subject to shareholder approval, to incorporate a new Article 6, replacing the current Article 6 which reads “OMITTED.” The text of this Article 6 would read as follows:

Shareholder Right to Call a Special Meeting. A special meeting of shareholders may be called by shareholders, but only if called by shareholders entitled to cast 25% or more of the votes that all shareholders would be entitled to cast at the meeting.

No other changes would be made to the Company’s Articles of Incorporation and our entire Articles, as amended by this proposal, is attached to the Proxy Statement as Appendix B.

The Board unanimously recommends that you vote FOR the proposal to amend and restate our Articles of Incorporation to add a right for shareholders to call a special meeting as set forth in this Proposal 3.

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Proposal 4 — Amend and Restate the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan

We are asking shareholders to approve the amendment and restatement of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan, as amended, which would otherwise expire in 2026. On March 10, 2025, the Board approved and adopted, subject to approval of shareholders at the 2025 Annual Meeting of Shareholders, the amendment and restatement of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan, as amended. In this proposal, we refer to the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan, as amended, as the “Original 2016 Plan,” and we refer to the amended and restated West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan subject to shareholder approval as the “Restated 2016 Plan.”

As of February 28, 2025, 1,079,000 shares of our common stock remained available for issuance pursuant to awards under the Original 2016 Plan. If the Restated 2016 Plan is not approved, we may be compelled to significantly increase the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders as closely as equity-based awards would. Replacing equity-based awards with cash also would increase cash compensation expense and use cash that might be better utilized elsewhere.

Therefore, we are asking shareholders to approve the Restated 2016 Plan to extend the life of the Original 2016 Plan, and make other changes that would result in the following material changes from the Original 2016 Plan, as currently in effect:

1)	Constitute approval of an additional 2,000,000 shares of our common stock, par value $0.25 per share, for issuance thereunder, which would result in a new aggregate share reserve under the Restated 2016 Plan of 3,079,000 shares.
2)	Result in a corresponding increase in the maximum number of shares of our common stock that may be subject to incentive stock options to 2,000,000 shares.
3)	Create a new ten-year plan term, expiring on May 6, 2035.
4)	Result in any shares of common stock that are forfeited because of a failure to meet an award contingency or condition being available for delivery pursuant to new awards granted under the Restated 2016 Plan.
5)	Modify the fungible share ratio from 2.5:1 to 2.0:1, so that every share subject to a full value share award granted under the Restated 2016 Plan would reduce the aggregate share reserve by 2.0 shares.
6)	Result in a revision to the annual individual award limits so that all share-based awards are subject to the existing 500,000 annual share limit and cash-based incentives are subject to the existing $7,500,000 annual limit (as opposed to some share-based awards being subject to the cash limit).

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7)	Revise the existing non-employee director annual compensation limit to cover all compensation (including cash compensation and not just equity compensation) and make such revised limit $800,000 per individual.
8)	Clarify that payment of dividends or dividend equivalents on deferred stock, restricted stock, and stock units is prohibited unless and until such underlying award vests.

WHY WE BELIEVE YOU SHOULD VOTE FOR THIS PROPOSAL

The Board recommends that shareholders support the Restated 2016 Plan for the following reasons:

1)	We believe our future success depends in part on our ability to attract, motivate and retain talented executives and directors and that the ability to provide equity-based and incentive-based awards under the Restated 2016 Plan is critical to achieving this success. We believe we would be at a competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.
2)	The use of our common stock as part of our compensation program is important to our continued success because equity-based awards are an essential component of our compensation program for employees, as they help to link the financial interests of our executives with those of our shareholders and reward participants based on service and/or performance.
3)	The use of our common stock as part of compensation program for non-employee directors is important to attract, retain and motivate the best candidates for our Board of Directors and ensures alignment of the members of Board with that of our shareholders and other stakeholders.

PLAN HIGHLIGHTS

The Restated 2016 Plan reflects best practices in equity and incentive compensation and other features, including the following:

1)	No “liberal” share counting.
2)	Prohibits granting discounted stock options and stock appreciation rights.
3)	Prohibits the repricing of stock options and stock appreciation rights without shareholder approval.
4)	No evergreen features.
5)	No dividends or dividend equivalents will be paid on (1) unexercised stock options or stock appreciation rights, or (2) prior to the vesting of the underlying of any award.
6)	Awards will be subject to a one-year minimum vesting or performance period, subject to certain limited exceptions described in the Restated 2016 Plan.
7)	Generally administered by our Compensation Committee of the Board for employee awards which is comprised solely of independent directors.

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8)	All equity-based awards for our executive officers (including time-based and performance-based awards) are subject to our incentive compensation recovery (a/k/a “clawback”) policy.

SUMMARY OF KEY PLAN DATA

In developing our share request for the Restated 2016 Plan and to analyze the impact of equity awards on our shareholders, we considered our “overhang and dilution” and “burn rate.”

Overhang and Dilution.

The following table includes aggregated information regarding our view of the overhang and dilution associated with all equity plans including the Original 2016 Plan, and the potential dilution associated with the Restated 2016 Plan:

As of February 28, 2025
Stock Options Outstanding (A)	1,177,000
Weighted-Average Exercise Price of Outstanding Stock Options	$180.05
Weighted-Average Remaining Term of Outstanding Stock Options (Years)	4.6
Total Stock-Settled Full Value Awards Outstanding (B)(1)	490,000
Total Shares Subject to Outstanding Awards (A + B)	1,667,000
Total Shares Remaining Available for Issuance under the Original 2016 Plan (C)(1)	1,079,000
Additional Shares Requested (D)	2,000,000
Basic Common Shares Outstanding (E)	72,300,000
Potential Basic Dilution of Shares Remaining Available + Shares Requested ((C+D)/E)(2)	4.3%
Total Potential Basic Dilution/Overhang ((A+B+C+D)/E)(2)	6.6%

(1)	The numbers shown in this row represent the assumption that all PSUs pay out at maximum levels.
(2)

Dilution figures assume all new and available shares (shown in (C) and (D)) under the Restated 2016 Plan would be used for option awards, which reduce the Restated 2016 Plan available share reserve by one share for every option share. Under the Restated 2016 Plan’s fungible share ratio described below, every share issued pursuant to a PSU or RSU (or other full value) award under the Restated 2016 Plan would instead reduce the available share reserve under the Restated 2016 Plan by 2.0 shares.

Any stock options and stock appreciation rights granted under the Restated 2016 Plan will be counted against the maximum share limit as one share of our common stock for each share subject to the award, and any grant of “full value” awards such as stock awards, stock unit awards or other share-based awards will be counted

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against the maximum share limit as 2.0 shares for every one share subject to the award. Because of this 2.0:1 fungible share ratio, the 2,000,000 newly-requested shares under the Restated 2016 Plan equates to full value awards with respect to 1,000,000 shares. The fungible share ratio and its effect on recycling of award shares under the Restated 2016 Plan are described in more detail below.

Based on the closing price on the New York Stock Exchange for a share of our common stock on February 28, 2025 of $232.34 per share, the aggregate market value as of February 28, 2025 of the new 2,000,000 shares of our common stock requested under the Restated 2016 Plan was $464,680,000.

Burn Rate.

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate as of fiscal year end for 2024, 2023 and 2022, as well as the average over those years:

	2024	2023	2022
Stock Options Granted (A)	89,341	106,147	118,280
RSUs and target PSUs Granted	50,208	52,239	46,584
RSUs Granted (B)	15,724	14,503	14,475
PSUs Granted (target)	34,484	37,736	32,109
PSUs Vested/Earned (C)	35,388	93,902	144,490
Weighted-Average Common Shares Outstanding (D)	73,000,000	74,300,000	74,400,000
Burn Rate ((A+B+C)/D)	0.19%	0.29%	0.37%
3 year average Burn Rate		0.28%

Anticipated Share Usage.

In determining the number of shares to request for approval under the Restated 2016 Plan, our management team worked with the Compensation Committee and Pay Governance, the Company’s independent compensation consultant, to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Restated 2016 Plan.

We currently anticipate that the shares available for issuance following the approval of the Restated 2016 Plan will last for about 10 years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

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SUMMARY OF RESTATED 2016 PLAN

The following is a summary of the basic features of the Restated 2016 Plan. This summary and the other descriptions of the Restated 2016 Plan in this proposal are qualified by reference to the Restated 2016 Plan, which is attached as Appendix C to this Proxy Statement.

Purpose

The purpose of the Restated 2016 Plan is to align the interests of participants with the interests of the Company’s shareholders, attract and retain persons eligible to participate in Restated 2016 Plan, and motivate participants, by means of appropriate incentives, to achieve long-term goals.

Administration.

The Restated 2016 Plan is administered by the Compensation Committee of the Board. Our Nominating and Corporate Governance Committee has authority to make recommendations to the Board regarding awards for non-employee directors of the Company. The Compensation Committee cannot make awards to non-employee directors but will administer those awards as provided below once they have been made by the full Board (unless the Board provides otherwise).

The Compensation Committee has authority to interpret the Restated 2016 Plan and to adopt regulations for carrying out the Restated 2016 Plan. With respect to participants other than non-employee directors, the Compensation Committee may:

●	Select the employees and consultants who are to receive awards under the Restated 2016 Plan;
●	Determine the type and number of awards to be granted to participants and their terms and conditions;
●	Determine the times at which awards will be granted; and
●	Condition any awards upon the achievement of performance goals or after the lapse of any period of deferral (as described more fully below).

The Compensation Committee may delegate all or a portion of its responsibility to a person selected by it (to the extent permissible by applicable law).

Participation.

Any person who is selected by the Compensation Committee to receive benefits under the Restated 2016 Plan and who is at that time an employee, non-employee director, or consultant of the Company is eligible to participate in the Restated 2016 Plan. As of December 31, 2024, there were approximately 10,600 employees, 11 non-employee directors, and 600 consultants of the Company eligible to participate in the Original 2016 Plan. Despite being eligible, no awards have been made to non-employees or non-directors since 2016. The basis for participation in the Restated 2016 Plan is being eligible and selected by the Compensation Committee or its designee to receive a grant thereunder.

Shares Available, Fungible Share Ratio and Individual Award Limits.

If shareholder approval is obtained, a total of up to 3,079,000 shares of common stock will be available for issuance under the Restated 2016 Plan. Any stock option or SAR distributable in stock will reduce the number of shares available for issuance under the Restated 2016 Plan by one share for each share subject to the option or stock appreciation right. Any awards granted prior to May 6, 2025, under the Original 2016 Plan that are payable in common stock (other than stock options or stock appreciation rights) will reduce the total number of shares available for grant under the Original 2016 Plan by an amount equal to 2.5 times the number of shares

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subject to the award. Any awards granted on or after May 6, 2025, under the Restated 2016 Plan that are payable in common stock (other than stock options or stock appreciation rights) will reduce the total number of shares available for grant under the Restated 2016 Plan by an amount equal to 2.0 times the number of shares subject to the award.

Any shares issued under the Restated 2016 Plan that are not delivered to a participant or forfeited, including because of the failure to meet a contingency or condition, will again be available for issuance under new awards granted under the Restated 2016 Plan. Any shares that are added back to the total number of shares available for issuance under the Restated 2016 Plan will be added as: (i) one share if such share was subject to an stock option or stock appreciation right, (ii) 2.5 shares if such share was subject to an award (other than stock options or stock appreciation rights) granted prior to May 6, 2025, or (iii) 2.0 shares if such share was subject to an award (other than stock options or stock appreciation rights) granted on or after to May 6, 2025. Any shares withheld as payment of applicable taxes or used to exercise or pay for an award will reduce the number of shares available for issuance under the Restated 2016 Plan. The shares may be treasury shares or authorized but unissued shares.

The maximum number of shares subject to options, stock appreciation rights, deferred stock, restricted stock, stock bonuses, and stock units that may be granted to any one individual during any calendar year shall not exceed 500,000 shares during any calendar year, and the maximum payment that can be made to any one individual in any one calendar year with respect to cash-based performance awards will be $7,500,000. The total cash compensation and aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of awards granted to any non-employee director under the Restated 2016 Plan during any single calendar year shall not exceed $800,000.

Types of Awards.

Pursuant to the Restated 2016 Plan, we may grant stock options (including incentive stock options), stock appreciation rights, deferred stock, restricted stock awards, stock bonuses, stock units, other equity-based awards and cash-based performance awards. Generally, awards (other than cash-based awards) will vest no earlier than twelve months from the date of grant, subject to certain exceptions, including that up to 5% of the aggregate number of shares authorized for issuance under the Restated 2016 Plan will not be subject to such minimum vesting requirement.

Stock Options.

Options granted under the Restated 2016 Plan may be either non-qualified stock options or incentive stock options qualifying under section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Options will be evidenced by a written award agreement. The price of any option granted may not be less than the fair market value of the stock on the date of grant. The option price is payable in cash, in cash received from a broker-dealer whom a participant has authorized to sell a portion of the common stock covered by the Option, or, if the grant allows, shares of common stock held by the option holder and valued at their fair market value, which may include shares received upon exercise of a portion of a stock option through a cashless net exercise. In addition to the one-year minimum service vesting requirement, the Compensation Committee may impose additional restrictions on the exercise of any option. The term of a non-qualified stock option may not exceed 10 years. Options may not provide for any dividends or dividend equivalents thereon. Incentive stock options may only be granted to employees.

Unless otherwise determined by the Compensation Committee, (i) if a participant’s employment or service terminates for any reason other than retirement, cause, disability, or death, such participant’s vested options will remain exercisable for 90 days; provided, however, that no Option will be exercisable after the expiration of its term, (ii) if a participant’s employment or service terminates due such participant’s death, such participant’s

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vested Options will be exercisable for one year, (iii) if a participant’s employment or service terminates due to such participant’s disability or retirement, such participant’s vested Options will remain exercisable until the expiration of the term specified in the applicable award agreement, and (iv) if a participant’s employment or service terminates for cause, all outstanding Options held by such participant will expire at the commencement of business on the date of such termination.

The Plan does not give the Compensation Committee the authority to: (a) amend or modify the terms of any outstanding option to reduce the exercise price; (b) cancel, exchange or permit or accept the surrender of any outstanding option in exchange for an option with a lower exercise price; or (c) cancel, exchange or permit or accept the surrender of any outstanding option in exchange for any other award, cash or other securities for purposes of repricing that option. Also, no option may be granted to any participant on account of the use of shares to exercise a prior option.

Stock Appreciation Rights.

Stock appreciation rights may, but need not, relate to options. The Compensation Committee determines the terms of each stock appreciation right at the time of grant. Stock appreciation rights will be evidenced by a written award agreement. Any freestanding stock appreciation right may not be granted for less than the fair market value of the underlying stock at the time of grant. The term of a stock appreciation right may not exceed 10 years. Distribution may be made in common stock, cash, deferred stock, restricted stock, or any combination, as determined by the Compensation Committee. Stock appreciation rights may not provide for any dividends or dividend equivalents thereon.

Unless otherwise determined by the Compensation Committee, (i) if a participant’s employment or service terminates for any reason other than retirement, cause, disability, or death, such participant’s vested stock appreciation rights will remain exercisable for 90 days; provided, however, that no stock appreciation right will be exercisable after the expiration of its term, (ii) if a participant’s employment or service terminates due such participant’s death, such participant’s vested stock appreciation rights will be exercisable for one year, (iii) if a participant’s employment or service terminates due to such participant’s disability or retirement, such participant’s vested stock appreciation rights will remain exercisable until the expiration of the term specified in the applicable award agreement, and (iv) if a participant’s employment or service terminates for cause, all outstanding stock appreciation rights held by such participant will expire at the commencement of business on the date of such termination.

The Plan does not give the Compensation Committee the authority to: (a) amend or modify the terms of any outstanding stock appreciation right to reduce the exercise price; (b) cancel, exchange or permit or accept the surrender of any outstanding stock appreciation right in exchange for a stock appreciation right with a lower exercise price; or (c) cancel, exchange or permit or accept the surrender of any outstanding stock appreciation right in exchange for any other award, cash or other securities for purposes of repricing that stock appreciation right.

Deferred Stock.

The Restated 2016 Plan provides for the granting of deferred stock. Deferred stock awards will be evidenced by a written award agreement. The company may condition the grant of deferred stock or the expiration of the deferral period upon the participant’s achievement of one or more performance goals. A holder of deferred stock has no voting rights or other rights as a shareholder until shares of common stock are issued and delivered to the participant in settlement of the deferred stock. Participants holding deferred stock units may receive dividend equivalents credited in the form of additional deferred stock as determined by the Compensation Committee; however, any such dividend equivalents will be deferred until, and paid contingent upon, the vesting of such deferred stock.

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Unless otherwise determined by the Compensation Committee, if a participant’s employment or service terminates for any reason other than for cause prior to the expiration of the deferral period, any unvested deferred stock held by such participant will be immediately forfeited. If a participant’s employment or service terminates for cause, all deferred stock still subject to a deferral period held by such participant will be immediately forfeited.

Restricted Stock.

The Restated 2016 Plan provides for the granting of restricted stock awards. Restricted stock awards will be evidenced by a written award agreement. Restricted stock awards may be subject to vesting conditions specified by the Compensation Committee, including continued service and/or the attainment of one or more performance goals. Participants holding restricted stock generally may vote the shares. The Compensation Committee may provide for dividends payable to the participant in connection with a grant of restricted stock, which shall be automatically deferred and/or reinvested in additional restricted stock subject to the same restrictions as the underlying shares. Any such dividends or other distributions on restricted stock shall be deferred until, and paid contingent upon, the vesting of such restricted stock.

Unless otherwise determined by the Compensation Committee, if a participant’s employment or service terminates for any reason other than for cause prior to the expiration of the restriction period, any unvested restricted stock held by such participant will be immediately forfeited. If a participant’s employment or service terminates for cause, all restricted stock still subject to a restriction period held by such participant will be immediately forfeited.

Stock Bonus.

The Restated 2016 Plan provides for the granting of stock bonuses. Stock bonuses are paid at such time and subject to such conditions as the Compensation Committee determines at the time of such grant. A Stock Bonus may not provide for any dividends or dividend equivalents thereon. Unless otherwise determined by the Compensation Committee, if a participant’s employment or service terminates for any reason other than for cause prior to the expiration of the restriction period or deferral period, any unvested stock bonus held by such participant will be immediately forfeited.

Stock Units.

In a stock unit award, the Company will deliver, subject to the terms and conditions determined by the Compensation Committee at the time of grant, shares of common stock or cash equal to the fair market value of a share of common stock at the end of a vesting or deferral period times the number stock units underlying the stock unit award. Participants have no voting rights or rights to receive dividends with respect to stock units until shares of common stock are issued in settlement of such awards. However, the Compensation Committee may grant stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional stock units or cash amounts on stock units that vest based on the value of any cash dividends the Company declares prior to the settlement of vested stock units. Any such dividend equivalents or other distributions on stock units shall be deferred until, and paid contingent upon, the vesting of such stock units. Unless otherwise determined by the Compensation Committee, settlement of a stock unit will occur on the first day of the month following a participant’s termination of employment or service. Unless otherwise determined by the Compensation Committee, unvested stock units will be forfeited upon termination of employment or service.

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Other Awards.

The Restated 2016 Plan provides for the granting of other types of equity-based and for cash-based performance awards in such amounts and subject to such terms and conditions, as the Compensation Committee shall in its sole discretion determine. Equity-based awards may entail the transfer of actual shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of shares of common stock. Cash-based performance awards are denominated in cash in such amounts and subject to such terms and conditions as the Compensation Committee may determine.

Deferral Election.

With the Compensation Committee’s consent, and subject to the requirements of section 409A of the IRC, a recipient may defer receipt of unrestricted common stock or a cash payment to a specified date by completing a deferral election form in accordance with the Restated 2016 Plan.

Transferability.

Unless otherwise determined by the Compensation Committee, no awards will be transferable other than by will or the laws of descent and distribution. The Compensation Committee may allow for transferability to certain family members of the participant, to certain entities controlled by and of which the beneficiaries are certain family members of the participant, or to a tax-exempt organization.

Adjustments.

In the event of any stock split, reverse stock split, or stock dividend, then the number and kinds of shares available for awards under the Restated 2016 Plan, the per-participant share limit, the vesting schedule, the exercise price per share subject to each outstanding stock option, and the terms of each other outstanding award shall be adjusted by the Company. In the event of any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, then the number and kinds of shares available for awards under the Restated 2016 Plan, the per-participant share limit, the vesting schedule, the exercise price per share subject to each outstanding stock option, and the terms of each other outstanding award shall be adjusted by the Compensation Committee, in its discretion, if it determines in good faith that such adjustments are equitably required to prevent dilution or enlargement of participant rights. In the event of such transaction or event or in the event of a change in control of the Company, subject to the change in control treatment described below, the Compensation Committee may provide in substitution for any or all outstanding awards under the Restated 2016 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced.

Recoupment Policy.

In 2023, the Board adopted the Executive Officer Incentive-Based Compensation Recovery Policy, pursuant to SEC and NYSE requirements. The Incentive-Based Compensation Recovery Policy provides that, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws, we will recover, reasonably promptly, any covered incentive-based compensation, including performance-based awards under the Restated 2016 Plan, received by an executive officer (or other individual who is an officer for purposes of Section 16 of the Exchange Act) during the three preceding completed fiscal years, to the extent such compensation exceeds the amount that otherwise would have been received based on the restated amounts, computed without regard to any taxes paid. The Executive Officer Incentive-Based Compensation Recovery Policy covers compensation that is granted, earned, or vested based wholly or in part upon the attainment of any measure that is determined and

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presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. Recovery of such excess amounts under the Executive Officer Incentive-Based Compensation Recovery Policy is mandatory, unless one of the stated exceptions to recovery in the Incentive-Based Compensation Recovery Policy applies. In addition to the foregoing provisions, which are mandatory, the Executive Officer Incentive-Based Compensation Recovery Policy also provides for discretionary recovery of certain incentive-based compensation (including time-based equity awards) if an executive officer (or other individual who is an officer for purposes of Section 16 of the Exchange Act) engages in certain detrimental conduct or fails to comply with the material terms of the incentive-based compensation or in the event of a calculation error.

Change in Control Treatment.

A definition of “change in control” is provided in Section 2 of the Restated 2016 Plan. In general, except as may be otherwise provided in an award agreement, a change in control will occur upon any event that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K pursuant to section 13 or 15(d) of the Exchange Act, including any of the following events (as described in further detail in the Restated 2016 Plan): (1) the acquisition by a person unaffiliated with the Company of more than 50% of the Company’s voting power or then outstanding securities; (2) certain changes in the composition of a majority of the Board over a period of two consecutive years; or (3) both (i) shareholders of the Company approve a complete liquidation of the Company, an agreement for the sale of all or substantially all of the Company’s assets, or a merger, consolidation, or reorganization of the Company, other than a merger, consolidation, or reorganization of the Company that would result in the voting securities outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power after the transaction and (ii) the consummation of such transaction following the shareholder approval.

The Compensation Committee may provide in an award agreement or, in the event of a change in control, may take such action as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such change in control of any or all outstanding Options and stock appreciation rights and the vesting of shares of common stock acquired upon the exercise of such Options and stock appreciation rights. In the event of a change in control, the Compensation Committee may take one or more of the following actions with respect to Options and stock appreciation rights that are outstanding and unexercised as of such change in control: (i) cancel such awards in exchange for a cash payment; (ii) terminate all such awards after providing participants an opportunity to exercise any vested awards, or (iii) require the successor corporation, if applicable, to assume all such awards and to substitute such awards with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such participants.

Subject to section 409A of the IRC the Compensation Committee may provide that any deferred stock, stock units, restricted stock, or other awards will become immediately vested and paid before or as soon as practicable following a change in control or require a successor corporation, if any, to assume such awards or substitute such awards with a comparable award of the surviving corporation on terms and conditions necessary to preserve the rights of such participants.

Term, Termination and Amendment.

The original effective date of the Original 2016 Plan was May 3, 2016. If approved by the Company’s shareholders, the effective date of the Restated 2016 Plan shall be May 6, 2025 and the Restated 2016 Plan will expire no later than May 6, 2035.

The Board generally may amend, suspend or terminate the Restated 2016 Plan at any time, provided that certain types of amendments or terminations (as described in the Restated 2016 Plan) will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

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No grant will be made under the Restated 2016 Plan on or after the tenth anniversary of the effective date of the Restated 2016 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Restated 2016 Plan.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Restated 2016 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Restated 2016 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants.

Nonqualified Stock Options. In general, no income will be recognized by an optionee at the time a non-qualified stock option is granted. At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the IRC. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

Restricted Stock Awards. The recipient of stock awards (i.e., restricted shares) generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the IRC (“Restrictions”). However, a recipient who so elects under Section 83(b) of the IRC within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

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Deferred Stock; Stock Unit Awards; Stock Bonuses. No income generally will be recognized upon the award of deferred stock, stock unit awards (i.e., RSUs) or stock bonuses, unless unrestricted shares of our common stock are delivered when such award is awarded. The recipient of a deferred stock award, RSU award or stock bonus generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred stock, RSUs or stock bonus), and the capital gains/loss holding period for such shares will also commence on such date.

Other Awards. The granting of other awards such as performance units, performance shares, other cash-based or equity-based awards or annual incentive awards generally should not result in the recognition of taxable income by the recipient. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received. If the award consists of shares that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of stock awards described above, assuming that such award is payable upon the lapse of the restrictions. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of grant.

Tax Withholding.

As a condition to the issuance or delivery of any shares of our common stock or cash amount under the Restated 2016 Plan, we may require a participant to pay an amount equal to the amount of tax that we (or any of our subsidiaries) are required to withhold. In the discretion of the Compensation Committee, we may withhold from the shares to be delivered shares sufficient to satisfy all or a party of such tax withholding requirements. A participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a participant under the Restated 2016 Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes.

Tax Consequences to the Company and its Subsidiaries.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the IRC and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the IRC.

HISTORICAL AWARDS

Since its inception, the following grants have been made under the Original 2016 Plan to the persons and categories of persons identified below:

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Name	Number of Shares Subject to Stock Options	Number of Shares Subject to RSUs	Number of Shares Subject to PSUs*
Named Executive Officers:
Eric M. Green	456,382	5,256	119,944
Bernard J. Birkett	86,942	11,648	25,544
Silji Abraham	41,304	5,092	9,960
Annette F. Favorite	48,288	542	12,597
Kimberly B. MacKay	16,393	503	5,354
Executive Officers as a Group	697,034	24,728	187,480
Non-Executive Directors as a Group	-	111,451	-
Each nominee for election as a director:
Mark A. Buthman		14,688
William F. Feehery		11,723
Robert F. Friel		3,608
Janet B. Haugen		424
Thomas W. Hofmann		10,712
Molly E. Joseph		2,512
Deborah L. V. Keller		9,510
Myla P. Lai-Goldman		11,676
Stephen H. Lockhart		1,634
Douglas A. Michels		35,181
Paolo Pucci		9,783
Non-Executive Officer Employees as a Group	1,443,271	100,207	343,790

*	The number of shares subject to PSUs in the table above assumes target (100%) payout for all awards.

NEW PLAN BENEFITS

Future awards under the Restated 2016 Plan will be made at the discretion of the Compensation Committee; therefore, it is generally not possible to quantify the benefits or amounts that may be received by the named executive officers or groups noted in the table below pursuant to the Restated 2016 Plan in the future. However, estimated awards that are anticipated to be made in 2025 to our non-employee directors based on the current non-employee director compensation program are set forth in the table below.

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PROPOSAL 4

Name	Dollar Value ($)
Named Executive Officers:
Eric M. Green	N/A
Bernard J. Birkett	N/A
Silji Abraham	N/A
Annette F. Favorite	N/A
Kimberly B. MacKay	N/A
Executive Officers as a Group	N/A
Non-Executive Directors as a Group	2,420,000[1]
Non-Executive Officer Employees as a Group	N/A

(1)

The amount disclosed is an estimate for all restricted stock units to be issued to all of our non-employee directors (excluding the Chair of the Board, as noted above) as of the 2025 Annual Meeting based on the current non-employee director compensation program, using the current $220,000 target grant date value per non-employee director for restricted stock unit awards under that program.

Equity Compensation Plan Information table required under Item 201(d) of Regulation S-K which is typically in the 10-K but in years when a plan is subject to shareholder approval must appear in the proxy instead.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,572,000	$180.05	6,763,000
Equity compensation plans not approved by security holders	-	-	-

VOTE REQUIRED

Under applicable rules and our governing documents, the 2016 Restated Plan will be effective if a majority of the shares present and entitled to vote on this Proposal 3 in person or represented by a duly authorized proxy.

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REGISTRATION WITH THE SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Restated 2016 Plan with the U.S. Securities and Exchange Commission pursuant to the Securities Act, as soon as practicable after approval of the Restated 2016 Plan by our shareholders.

The following resolution is submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the Amendment and Restatement of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan is hereby approved, adopted and authorized in all respects.”

The Board unanimously recommends that you vote FOR the resolution to approve the Amendment and Restatement of the West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan.

Independent Registered Public Accounting Firm and Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for 2024 and 2023. All the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, and the de minimis exception discussed below.

Type of Fees	2024	2023
Audit Fees	$4,595,000	$4,125,000
Audit-Related Fees	21,800	16,000
Tax Fees	74,500	69,500
All Other Fees	2,000	19,000
Total	$4,693,300	$4,229,500

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to Mr. Birkett and Chad Winters, our Chief Accounting Officer, with the Audit Committee Chair’s approval, to engage PwC to perform services of less than $20,000 so long as the provision of those services would not impact the independence of PwC. Additionally, the Committee requires that Mr. Birkett and Mr. Winters report at each meeting regarding the nature and amount of any such services that we have retained. This revised process preserves independence with our registered public accounting firm, while permitting Management the flexibility to use that firm for non-audit fees and services. Subject to a de minimis exception for non-audit services set forth in applicable rules of the SEC, all other services performed by the independent registered public accounting firm and related fees are submitted to the Audit Committee in advance for its approval. Those services must fall within one of the four categories discussed below.

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PROPOSAL 4

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories. The percentage of fees in this category that were approved by the Audit Committee under the de minimis exception was less than 1% of the total fees for 2024.

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PROPOSAL 5

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. PwC, the Company’s independent registered public accounting firm, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Management and PwC the audited financial statements for the year ended December 31, 2024, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters that are required to be discussed pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 131—Communications with Audit Committees. PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management. Based on the considerations and discussions referred to above, the current members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2024 be included in the Company’s 2024 Annual Report on Form 10-K.

Audit Committee

Thomas W. Hofmann, Chair William F. Feehery Janet B. Haugen Deborah L. V. Keller Douglas A. Michels Paolo Pucci

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PROPOSAL 5

Proposal 5 — Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. This Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

As part of this review, the Audit Committee reviews PwC’s capabilities and costs, including consideration of non-audit fees and services. Based on this review, the Audit Committee has determined that PwC has performed well, in a cost-effective manner, has a longstanding institutional memory, acts independently of Management and provides critical input to the Audit Committee. The Committee also considers the impact of changing auditors when assessing whether to retain the current auditor. Therefore, the Audit Committee has appointed PwC as our independent registered public accounting firm for 2025. Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC. Representatives of PwC will be present at the 2025 Annual Meeting to answer questions and will have the opportunity to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

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VOTING AND OTHER INFORMATION

Voting and Other Information

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on February 28, 2025, are entitled to receive the Notice and to vote their shares at the meeting. As of that date, 72,292,731 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

How You Can Vote and Engage in the Virtual Shareholder Meeting

If you are a registered shareholder on the record date, you may vote at the Annual Meeting in any of the following ways:

●	Logging on to www.ProxyVote.com
●	Mailing your signed proxy card or voting instruction card to the address provided
●	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903

In addition, during the virtual Annual Meeting, you will be permitted to vote by entering your 16-digit digital control number found on your proxy card at the meeting-specific website of www.virtualshareholdermeeting.com/WST2025. Online access to the webcast will open 15 minutes prior to the start of the meeting at 9:30 AM U.S. Eastern Daylight Time on May 6, 2025. We encourage all shareholders to test their connection and to log on to the website early.

If you hold shares of the Company in “Street Name,” please follow the voting instructions of the financial institution at which you have an account holding shares of the Company.

Deadline for Voting. Mailed proxy and voting instruction cards must be received before the meeting. If you are a registered shareholder and virtually attend the meeting, you may vote as described above. “Street Name” shareholders who wish to vote at the meeting may need to follow the voting process of the institution that holds their shares. The deadline for voting by telephone or www.proxyvote.com is 11:59 PM Eastern Time on May 5, 2025 for shares held directly and by 11:59 PM on May 1, 2025 for shared held in a Plan.

Asking Questions. The portal chosen by the Company permits the submission of questions and answers by a chat function or through the company-provided operator similar to the process used for our quarterly earnings release investor calls. Questions must be related to the items on the agenda during the Annual Shareholders Meeting, consistent with applicable law and the rules for an orderly meeting which are published in advance of the meeting. Questions that are not related to the agenda item or are asked after the formal meeting concludes will be reviewed and posted on the Company website, www.westpharma.com, as appropriate. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/WST2025.

How Your Shares Will Be Voted

In each case, for registered shareholders, your shares will be voted as you instruct. If you return a signed proxy card, but do not provide voting instructions, your shares will be voted FOR Proposals 1, 2, 3, 4 and 5,. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Attendance at the meeting will not by itself revoke a previously granted proxy. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “Street Name.” Please refer to “Broker Voting and Votes Required” below to determine how these shares will be counted for each proposal.

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VOTING AND OTHER INFORMATION

Plan Participants. Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the West Contract Manufacturing Savings and Retirement Plan have been added to your other holdings on your proxy card.

Your completed proxy card serves as voting instructions to the trustee of those plans. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed proxy card.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Votes Required, Broker Voting and Treatment of Abstentions and Broker Non-Votes

For holders in “Street Name,” the Notice would have been made available to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available to you or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on an item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Brokers do not have discretionary authority with regard to certain matters. The table below outlines our treatment of abstentions, broker non-votes and whether broker discretionary voting is permitted for each proposal:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 — Election of Directors	As this is an uncontested election, the number of votes for a director must exceed the number of votes against a director	Abstentions and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 3 — Amend and Restate Our Articles to Add A Right for Shareholders to Call a Special Meeting	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 4 — Amend and Restate Our Incentive Compensation Plan	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be considered in determining the outcome of the proposal	No
Proposal 5 — Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2025	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes are not expected as this is a routine matter within the meaning of applicable NYSE rules	Yes

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Proxy Solicitation. We do not expect to incur any proxy solicitation costs through any third-party firms in 2025.

Quorum

We must have a quorum to conduct business at the 2025 Annual Meeting. A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote. For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC. This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 25, 2025, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge. Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2024 Annual Report are available at:

www.westpharma.com/investors/financial

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the 2024 Annual Report available. Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3319.

2024 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2024 are included in our 2024 Annual Report, which we will make available to shareholders at the same time as this Proxy Statement. Our 2024 Annual Report and this Proxy Statement are available from the SEC at its website at www.sec.gov and are posted on our website at www.westpharma.com/investors/financial. If you do not have access to the Internet or have not received a copy of our 2024 Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Delinquent Section 16(a) Reports

Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person complied with all reporting requirements for 2024, except as noted below.

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VOTING AND OTHER INFORMATION

Due to an administrative error, the following late Form 4 filing occurred in 2024:

Name	Filed Date	Transaction Date(s)	Transaction Type
Thomas W. Hofmann	August 21, 2024	May 10, 2024	Sale

Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2026 Annual Meeting, the proposal must be received by us at our principal executive offices by November 25, 2025 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing and should be mailed by certified mail, return receipt requested to: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Our Bylaws set forth procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of shareholders without seeking access to our proxy materials. Nominations for director nominees or an item of business to be conducted without seeking access to our proxy materials must be submitted in writing to the Corporate Secretary of the Company at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341 and should be mailed by certified mail, return receipt requested. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2026 Annual Meeting not less than 120 days (November 25, 2025) nor more than 150 days (October 26, 2025) prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting. If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event, later than four days before the meeting date).

Additionally, pursuant to the proxy access provisions of our amended and restated Bylaws, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing the Secretary of the Company with advance notice of the nomination not less than 120 days (November 25, 2025) nor more than 150 days (October 26, 2025) prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.

In each case, whether seeking access to our proxy materials or not, the nomination must contain information about the nominees as specified in our Bylaws, and the notice must include the information specified in our Bylaws, including, but not limited to, information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

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VOTING AND OTHER INFORMATION

Universal Proxy Rules. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2026. This means that the requirements of the SEC’s universal proxy rule must be satisfied in addition to the requirements of our Bylaws if a shareholder intends to solicit proxies in support of nominees other than those of the Company. Such notice may be mailed to the Corporate Secretary at the address above. Solely for purposes of including a shareholder nominee on the proxy card pursuant to SEC Rule 14a-19 (Universal Proxy), the Board’s role is to ensure the shareholder nominee is qualified, based on requirements specified in the Articles of Incorporation, Corporate Governance Principles and Bylaws.

Except as otherwise required by law, the Chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws. You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Other Matters

The Board of Directors is not aware of any other matters that will be presented at the 2025 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us before November 13, 2024. However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

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APPENDIX A-Reconciliation of Non-GAAP Financial Measures

Financial Measures and Adjustments

EPS growth for AIP purposes differs from the EPS under U.S. Generally Accepted Accounting Principles ("GAAP") reported in our press release (the “Earnings Release”) announcing our fourth quarter and full year 2024 financial results furnished with the Form 8-K furnished to the SEC on February 13, 2025 (which Earnings Release is not incorporated herein by reference). This difference is best explained by reconciling the results used for calculating AIP payments to U.S. GAAP and the Earnings Release. Certain items for AIP purposes are excluded as they are not representative of ongoing operations. Adjusted net sales for AIP purposes excludes the impact from acquisitions and/or divestitures and translate the current-period reported sales of subsidiaries whose functional currency is other than USD at the budgeted foreign currency exchange rate. Adjusted diluted EPS for AIP purposes excludes the effects of unallocated items, which generally include restructuring and related charges, certain asset impairments, and other specifically-identified income or expense items. The re-measured results excluding effects from currency translation, the impact from acquisitions and/or divestitures and excluding the effects of unallocated items are not in conformity with U.S. GAAP and should not be used as a substitute for the comparable U.S. GAAP financial measures. A reconciliation of the financial measures used for the AIP to our Earnings Release financials allows for a meaningful comparison. The following table contains unaudited reconciliations of 2024 U.S. GAAP Consolidated Net Sales, OCF and Reported-diluted EPS to Adjusted Net Sales, Adjusted OCF and Adjusted-diluted EPS for AIP purposes relating to the 2024 AIP Performance Metrics and Achievement Table above. There were no other adjustments.

Reported diluted EPS	$6.69
Restructuring and related charges (1)	0.02
Amortization of acquisition-related intangible assets (2)	0.04
Adjusted diluted EPS per Earnings Release	$6.75
Tax Benefit Stock Compensation (3)	-0.26
Adjusted diluted EPS for AIP purposes	$6.49
Operating Cash Flow (in millions)	$653.4
Restructuring and related charges (4)	0.5
Land/Building Purchase (5)	9.0
Adjusted OCF for AIP purposes	$662.9
Consolidated Net Sales (in millions)	$2,893.2
Foreign exchange impact vs. budget	(4.0)
Adjusted Net Sales for AIP purposes	$2,889.2

1)	During 2024, the Company recorded expense to restructuring and other charges of $2.1 million. The net expense represents the impact of two items, the first of which is $4.6 million of expense recorded within selling, general and administrative expenses in connection with a plan to optimize the legal structure of the Company and its subsidiaries. The expense consists primarily of consulting fees, legal expenses, and other one-time costs directly attributable to this plan. This expense was partially offset by a $2.5 million benefit recorded within other expense (income) related to revised severance estimates in connection with the Company's 2022 restructuring plan.
2)	During 2024, the Company recorded $0.8 million of amortization expense within operating profit associated with an acquisition of an intangible asset during the second quarter of 2020. Additionally, during 2024, the Company recorded $2.1 million of amortization expense in association with an acquisition of increased ownership interest in Daikyo.
3)	Similar to prior years, this item was not included in the budgeted EPS target and is deducted for purposes of comparing actual results to our performance targets for the AIP.
4)	During 2024, the Company made severance payments of $0.5 million in connection with the Company's 2022 restructuring plan.
5)	During 2024, the Company made a land purchase of $9.0 million that was not considered in the initial determination of the operating cash flow metric for AIP purposes.

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APPENDIX B Proposed Changes to Amended and Restated Articles of Incorporation

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF WEST PHARMACEUTICAL SERVICES, INC.

(Effective as of May 6, 2025)

1.	The name of the Corporation is West Pharmaceutical Services, Inc.

2.The location and post office address of the Corporation’s registered office in Pennsylvania is c/o Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110.

3.The Corporation is incorporated under the Pennsylvania Business Corporation Law and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business, including manufacturing, processing, research and development, for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4.	The term for which the Corporation is to exist is perpetual.

5.Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 203,000,000 shares, consisting of (i) 3,000,000 shares of Preferred Stock, par value $.25 per share (“Preferred Stock”) and (ii) 200,000,000 shares of Common Stock, par value $.25 per share (“Common Stock”).

The following is a statement of the designations, preferences qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class:

Preferred Stock

(a)Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the board of directors providing for its issue. All shares of any one series of Preferred Stock shall be identical, but shares of different series of Preferred Stock need not rank equally or be identical except insofar as provided by law or hereunder.

(b)Creation of Series. The board of directors shall have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series, prior to the issuance of any shares of the series to which such resolution relates:

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(i)The distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(ii)The dividend rate and the times of payment of dividends on the shares of the series, whether dividends shall be cumulative, and, if so, from what date or dates;

(iii)The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(iv)Whether or not the shares of the series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the annual amount of such fund and the terms and provisions relative to the operation thereof;

(v)Whether or not the shares of the series shall be convertible into, or exchangeable for, shares of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(vi)The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vii)Whether or not the shares of the series shall have priority over or parity with or be junior to the shares of any other series or class in any respect or shall be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on, or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restrictions;

(viii)Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(ix)Any other preferences qualifications, privileges and other relative or special rights and limitations of that series.

(c)Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the board of directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(d)Preference on Liquidation. In the event of the voluntary or involuntary liquidation,

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dissolution or winding up of the Corporation, holders of each series of Preferred Stock shall be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends shall have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are entitled or in such order or priority, if any, as shall have been fixed in the resolution or resolutions providing for the issuance of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, shall be deemed a liquidation of the Corporation within the meaning of this paragraph.

(e)Redemption. The Corporation at the option of the board of directors may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series. In case of the redemption of less than all outstanding shares of any series of Preferred Stock, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors determines.

(f)Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate creating any series of Preferred Stock, the holders of such of the series of Preferred Stock, if any, as shall have been granted such power pursuant to any certificate creating any series of Preferred Stock shall, together with the holders of Common Stock, exclusively possess voting power in the election of directors and for all other purposes, and the holders of the other series of Preferred Stock shall have no voting power and shall not be entitled to any notice of any meeting of shareholders.

Series A Junior Participating Preferred Stock

(a)Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Junior Participating Preferred Stock” and the aggregate number of shares constituting such series shall be 50,000.

(b)	Dividends and Distributions.

(i)Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after January 16, 1990 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such

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amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (I) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c)Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:
(i)Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the~ outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii)(A)If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including

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holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(B)During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph of this paragraph (c)(iii) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10)% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two (2) directors or, if such right Is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(C)Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this subparagraph (C) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph (C), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(D)In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in subparagraph (B) of this paragraph (c)(iii) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this subparagraph (D) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the preceding sentence.

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(E)Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of subparagraph (B) of this paragraph (c)(iii) (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(iv)Except as set forth herein, holders of Series A Junior participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extend they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)	Certain Restrictions

(i)Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in paragraph (b) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(A)declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(B)declare or pay dividends on or make any other distributions on any shares of stock ranking on a party (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or
(D)purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)the Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (d)(i), purchase or otherwise acquire such shares at such time and in such manner.

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(e)Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

(f)	Liquidation, Dissolution or Winding Up.

(i)Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $10 per share, plus an amount equal to accrued and unpaid dividends any distribution thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 1,000 (as appropriately adjusted as set forth in paragraph (iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (b), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior participating Preferred Stock and common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to I with respect to such Preferred Stock and common Stock, on a per share basis, respectively.

(ii)In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(iii)	In the event the Corporation shall at any time after the Rights Declaration Date
(a)declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock,

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securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h)No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

(i)Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets unless the terms of any such series shall provide otherwise.

(j)Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

(k)Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

Common Stock

(a)Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock (other than dividends payable in Common Stock), or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the Corporation is in default with respect to any dividend due and payable on, or any sinking or purchase fund requirement relating to, any shares of Preferred Stock.

(b)Distribution of Assets. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rate all of the remaining assets of the Corporation available for distribution to its shareholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

(c)Voting Rights. Except as otherwise required by law or provided in any certificate creating any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes, each such holder being entitled to one vote for each share thereof held.

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6.	~~[OMITTED]~~ Shareholder Right to Call a Special Meeting. A special meeting of shareholders may be called by shareholders, but only if called by shareholders entitled to cast 25% or more of the votes that all shareholders would be entitled to cast at the meeting.

7.Evaluation of Certain Proposals by the Board of Directors. The board of directors of the Corporation, when evaluating any proposal from another party to (a) make a tender offer for securities of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire substantially all of the properties or assets of the Corporation, or (d) engage in any other transaction having a similar effect upon the properties, operations or control of the Corporation, shall, in connection with the exercise of its judgment in determining what is the best interests of the Corporation and its shareholders, give due consideration to the following:

(i)the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

(ii)the consideration to be received by the Corporation or its shareholders in connection with such transaction, as compared to: (a) the current market price or value of the Corporation’s properties or securities; (b) the estimated future value of the Corporation, its properties or securities; and (c) such other measures of the value of the Corporation, its properties or securities as the directors may deem appropriate.

(iii)the projected social, legal and economic effects of the proposed action or transaction upon the Corporation, its employees, suppliers and customers and the communities in which the Corporation does business;

(iv)	the general desirability of the Corporation’s continuing as an independent entity;

and

(v)	such other factors as the board of directors may deem relevant.

8.	Directors

(a)Number, Election and Term. Except as otherwise fixed by or pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event of and during a default period to elect directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation. At the annual meeting of shareholders held in 2012, and at each succeeding annual meeting of the shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event and during a default period, shall be elected and shall hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until the earlier of his or her death, resignation, retirement, disqualification or removal from office. Subject to paragraph (c) of this Article 8, at each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving a majority of the votes cast at such election shall be elected; provided, however, that at any meeting of the stockholders for which

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the Secretary of the Corporation determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or represented by proxy at such meeting and entitled to vote on the election of directors. For purposes of this paragraph (a), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include “for” and “against” a nominee, but shall exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. If a director is not elected, the director shall tender his or her resignation to the Board of Directors. The Board of Directors will publicly disclose its decision with respect to whether to accept or reject the resignation, or whether other action should be taken and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Board of Directors shall have the authority to adopt and amend appropriate Bylaws to implement this paragraph (a).

(b)Vacancies. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority of the directors then in office, though less than a quorum, and each person so elected shall be a director to serve for the balance of the unexpired term and until his successor is duly elected and qualified.

(c)	Cumulative Voting in Certain Circumstances

(i)Except as and to the extent otherwise provided in this paragraph (c) shareholders of the Corporation shall not be entitled to cumulative voting rights in any election of directors of the Corporation.

(ii)There shall be cumulative voting in any election of directors of the Corporation on or after the occurrence of both of the following events:

(A)the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Corporation or a 40% Shareholder that a 40% Shareholder has become such.

and

(B)such 40% Shareholder makes, or in any way participates in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) or becomes a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Corporation; seeks to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Corporation: or executes any written consent in lieu of a meeting of holders of the Voting Stock.

“40% Shareholder” shall mean any Person who or which, together with all Affiliates and Associate of such Person, shall be the Beneficial Owner of 40% or more of the Voting Stock but shall not include (i) the Corporation, (ii) any wholly owned Subsidiary, (iii) any employee benefit plan of the Corporation or of any Subsidiary, or (iv) any Person holding securities of the Corporation for or pursuant to the terms of any such plan.

Appendix  |  B-10

Notwithstanding the foregoing, no Person shall become a “40% Shareholder” as the result of an acquisition of Common Stock by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 40% or more of the Voting Stock; provided, however, that if a Person who would otherwise be a 40% Shareholder but for the provisions of this sentence shall, after such share purchases by the Corporation, become the Beneficial Owner of any additional Voting Stock then such Person shall be deemed to be a “40% Shareholder.”

(iii)	Certain Definitions. For purposes of this Article 8:

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on May 3, 1990.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(A)which such Person or any such Person’s affiliates or Associates beneficially owns, directly or indirectly:
(B)which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights granted pursuant to the Flip-In Rights Agreement and Flip-Over-Rights Agreement between the Corporation and American Stock Transfer & Trust Company, dated as of January 16, 1990), warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(C)which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation.

“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

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“Subsidiary” shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Corporation.

“Voting Stock” means Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors or any security convertible into or exchangeable for or exercisable for the purchase of Common Stock or other securities of the Corporation entitled to vote generally for the election of directors.

9.Uncertificated Shares. Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the board of directors, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

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APPENDIX C Proposed Changes to Incentive Compensation Plan

WEST PHARMACEUTICAL SERVICES, INC.

2016 OMNIBUS INCENTIVE

COMPENSATION PLAN

(AMENDED AND RESTATED EFFECTIVE MAY 6, 2025)

PLAN DOCUMENT

Adopted by the Board of Directors – March 10, 2025

Approved by Shareholders – May 6, 2025

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West Pharmaceutical Services, Inc.
2016 Omnibus Incentive Compensation Plan
(Amended and Restated Effective May 6, 2025)

1.	Purpose

The West Pharmaceutical Services, Inc. 2016 Omnibus Incentive Compensation Plan (Amended and Restated Effective May 6, 2025) (the “Plan”) has been established by the Sponsor (a) to attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; and (c) link Participants’ interests with those of the Sponsor’s shareholders through compensation that is based on Common Stock or in cash, if performance-based, and thereby promote the continued growth and financial success of the Company.

2.	Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

(a)“Award” means an Option, SAR, Stock Bonus, Restricted Stock, Deferred Stock, Stock Unit, Cash-Based Performance, or other equity-based award granted under the terms of the Plan.
(b)“Award Agreement” means an agreement, in such form and including such terms as the Committee in its sole discretion shall determine, evidencing an Award.
(c)“Board” means the Board of Directors of the Sponsor.
(d)“Calendar Year Subaccount” means a notional bookkeeping account to which all of a Participant’s deferred Awards is credited.
(e)“Cash-Based Performance Award” means an Award made under Section 13, payable in cash only, which is based upon the attainment of Performance Goals.
(f)“Cause” means: (i) the Participant’s conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) conduct of the Participant related to the Participant’s employment or service for which either criminal or civil penalties against the Participant or the Company may be sought; (iii) material violation of the Company’s policies, including but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in Company manuals or statements of policy; or (iv) serious neglect or misconduct in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties. If, subsequent to a Participant’s termination of employment or service (whether voluntary or involuntary) without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall be deemed to have been terminated for Cause. A Participant’s termination of employment or service for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.
(g)“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Plan pursuant to section 13 or 15(d) of the Exchange Act, provided, that, without limitation, a Change in Control shall be deemed to have occurred if:
(i)any “Person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than:
(1)the Sponsor,
(2)any Person who on the date hereof is a director or officer of the Sponsor, or

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(3)a trustee or fiduciary holding securities under an employee benefit plan of the Sponsor,

is or becomes the “beneficial owner,” (as defined in Rule 13-d3 under the Exchange Act), directly or indirectly, of securities of the Sponsor representing more than 50% of the combined voting power of the Sponsor’s then outstanding securities; or

(ii)During any period of two consecutive years during the term of this Plan, individuals who at the beginning of such period constitute the Board of Directors of the Sponsor cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
(iii)Both (A) the shareholders of the Sponsor approve: (I) a plan of complete liquidation of the Sponsor; or (II) an agreement for the sale or disposition of all or substantially all of the Sponsor’s assets; or (III) a merger, consolidation, or reorganization of the Sponsor with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Sponsor (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Sponsor or all or substantially all of the Sponsor’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction, and (B) the applicable transaction described in clause (A) is consummated and closed upon or following the shareholder approval.
(h)“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
(i)“Committee” means the Compensation Committee of the Board; provided, however, that the Committee shall at all times have at least two members, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and independent within the meaning of any applicable securities exchange commission or stock exchange rule.
(j)“Common Stock” means the common stock of the Sponsor, par value $0.25 per share.
(k)“Company” means the Sponsor and any “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Sponsor.
(l)“Deferred Stock” means an Award made under Section 7 to receive Common Stock at the end of a specified Deferral Period.
(m)“Deferral Period” means the period during which the receipt of a Deferred Stock Award under Section 7 will be deferred.
(n)“Disability” means a disability described in section 422(c)(6) of the Code.
(o)“Dividend Equivalent” means a credit provided by the Plan or an Award, to reflect an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by such Award. No Dividend Equivalent credits shall be credited or paid with respect to any Option or SAR.
(p)“Employee” means an officer or salaried employee of the Company providing key services to the Company, including a director who is such an employee. Employee shall also include individuals of the Company who are not salaried employees, but who receive Awards under the Plan conditioned on their becoming an Employee.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(r)“Fair Market Value” of Common Stock on any given date shall be determined according to the following rules:
(i)If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the reported closing asked price of the Common Stock on the date in question on the principal national securities exchange on which it is then listed or admitted to trading. If no reported sale of Common Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Common Stock on such date on the principal exchange shall be determinative of “Fair Market Value.”
(ii)If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the highest reported asked price and lowest reported bid price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.
(iii)If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.
(s)“Incentive Stock Option” means an Option that meets the requirements of an incentive stock option as defined in section 422 of the Code.
(t)“Option” means the right granted under Section 6 to purchase Common Stock for a specified period of time at a stated price. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.
(u)“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
(v)“Participant” means an Employee, director or consultant who is eligible to participate in the Plan in accordance with Section 3 and to whom an Award is granted under the Plan.
(w)“Performance Goal” means a goal determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award based on any measure determined by the Committee, including but not limited to the following: (i) the price of the Common Stock; (ii) the market share of the Company; (iii) sales; (iv) earnings per share of Common Stock; (v) return on shareholder equity; (vi) costs; (vii) cash flow; (viii) total or net assets; (ix) return on total or net assets; (x) return on invested capital; (xi) liabilities or losses; (xii) operating income; (xiii) net income; (xiv) revenue; (xv) revenue growth; or (xvi) profit margin. A Performance Goal may be based on the performance of the Sponsor or any subsidiary, affiliate or business unit of thereof, and it may be based upon a subset or portion of any of the foregoing categories. A Performance Goal may be may be measured on an objective and pre-established basis in absolute terms, in relative terms (including but not limited to, the passage of time or period to period comparisons and/or against other companies or financial metrics), on a per share and/or share per capita basis, against the performance of the Company as a whole or against particular entities, segments, operating or business units, regional operations or segments, or products of the Company, in accordance with accounting principles generally accepted in the United States (“GAAP”) and/or other objective and pre-established principles which are not in accordance with GAAP, and/or on a pre-tax or after-tax basis. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including but not limited to: restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, asset write-downs, litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the corporate structure or capital structure of the Company, an event either not directly related to the operations of the Company, division, business segment or business unit or not within the reasonable control of management, foreign exchange gains and losses, a change in the fiscal year of the Company, the refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures, the issuance or repurchase of equity securities and other changes in the number of outstanding shares, conversion of some or all of convertible securities to common stock, any business interruption event, the cumulative effects of tax or accounting changes in accordance with GAAP, or the effect of changes in other laws or regulatory rules affecting reported results. Awards may also take into account any other factors deemed appropriate by the Committee. If the Committee determines that a change in the business, operations, corporate

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structure or capital structure of the Company, or the manner in which it conducts its business or other events or circumstances render a Performance Goal unsuitable, the Committee may in its discretion modify such Performance Goal, or the actual level of achievement regarding such Performance Goal, in whole or in part, as the Committee deems appropriate and equitable.
(x)“Performance Period” means the period selected by the Committee during which the performance of the Company, or any business unit thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.
(y)“Restricted Stock” means a share of Common Stock that is awarded under Section 8 and that is subject to the restrictions set forth in such Section.
(z)“Restriction Period” means the period during which Restricted Stock is subject to forfeiture, which, if the Committee so provides may not expire until Retirement.
(aa)“Retirement” means a termination of employment that satisfies the conditions described in an applicable properly approved Award Agreement, which may result in different treatment of an applicable Award following such Retirement. Retirement may include an Early Retirement or similar provisions.
(bb)“SAR” means a stock appreciation right awarded under Section 10 and subject to the terms and conditions contained therein.
(cc)“Sponsor” means West Pharmaceutical Services, Inc., a Pennsylvania corporation, or any successor thereto.
(dd)“Stock Unit” means the right granted under Section 11 to receive a share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock. For purposes of this Plan, fractional Stock Units, measured to the nearest four decimal places, may be credited.
(ee)“Stock Bonus” means an award of a bonus payable in shares of Common Stock under Section 9.
(ff)“Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Code section 424(d)), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary corporation under Code section 424(f).
3.	Eligibility

Any Employee, non-Employee director of the Company or key consultant to the Company who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that an Incentive Stock Option may only be granted to an Employee of the Company.

4.	Administration and Implementation of the Plan
(a)Powers and Authority
(i)Subject to Section 4(b), the Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Participants to whom Awards will be granted, in determining the times at which Awards will be granted, in determining the type and amount of Awards to be granted to each such Participant, the terms and conditions of Awards granted under the Plan (including whether Awards may be exchanged for cash, made on a tandem basis, or deferrable or transferable by a Participant) and the terms of agreements which will be entered into with Participants. The Committee shall have the power to establish different terms and conditions with respect to (i) the various types of Awards granted under the Plan, (ii) the granting of the same

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type of Award to different Participants (regardless of whether the Awards are granted at the same time or at different times), and (iii) the establishment of different Performance Goals for different Participants.
(ii)Except as provided in Section 16, nothing herein shall permit a direct or indirect repricing of an Option or SAR (including Options or SARs that are “underwater”), including, but not limited to, (1) amending or modifying the terms of any outstanding Option or SAR to reduce the exercise price of such outstanding Option or SAR, (2) cancelling, exchanging or permitting or accepting the surrender of any outstanding Option or SAR in exchange for an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR or (3) cancelling, exchanging or permitting or accepting the surrender of any outstanding Option or SAR in exchange for any other Award, cash or other securities for purposes of repricing such Option or SAR. No Option may be granted to any Participant on account of the use of Common Stock by the Participant to exercise a prior Option.
(b)The Committee shall not have the power to make or grant Awards to non-Employee directors of the Company. The Company’s Nominating and Corporate Governance Committee shall have the authority to make recommendations to the full Board regarding Awards that should be made to non-Employee directors of the Company. The full Board shall have sole and absolute authority to make Awards to non-Employee directors hereunder, upon the Nominating and Corporate Governance Committee’s recommendation. Awards made to non-Employee directors shall be subject to the other provisions of the Plan and shall be administered by the Committee, unless the full Board provides otherwise. Notwithstanding any other provision of the plan to the contrary, in no event will any non-Employee director during any single calendar year be granted compensation for such service (including cash compensation) having an aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) in excess of $800,000.
(c)The Committee shall have the power to adopt regulations for carrying out the Plan (including regulations regarding the form and timing of elections and notices under the Plan) and to make changes in such regulations as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of the Plan (including determinations of the existence of Cause and Disability hereunder) and the administration thereof, and all action taken by the Committee shall be final, binding and conclusive for all purposes and upon all Participants.
(d)The Committee may condition the grant of any Award or the lapses of any Deferral or Restriction Period (or any combination thereof) upon the Participant’s achievement of a Performance Goal that is established by the Committee before the grant of the Award. The Committee shall have the discretion to determine the specific targets with respect to each of these categories of Performance Goals. Before granting an Award or permitting the lapse of any Deferral or Restriction Period, the Committee shall certify that an individual has satisfied the applicable Performance Goal.
(e)Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. The Board or Compensation Committee may designate one or more officers or Board members to serve as a “Plan Committee” and delegate to the Plan Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3. The Plan Committee shall have the same authority with respect to selecting individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan, except to the extent the Board or Compensation Committee limits such authority.
(f)The Committee may employ attorneys, consultants, accountants and other service providers. The Committee, the Board, the Company and the Company’s officers shall be entitled to rely upon the advice and opinions of any such person. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made with respect to the Plan and all members of the Committee and the Board shall be fully protected by the Sponsor in respect of any such action, determination or interpretation in the manner provided in the Sponsor’s bylaws.

Appendix  |  C-6

5.	Shares Subject to the Plan
(a)Subject to the following provisions of this Section, the maximum number of shares that may be delivered to Participants (or, if applicable, their heirs, legatees or permitted transferees) under the Plan shall not exceed 7,500,000 shares of Common Stock (consisting of 5,500,000 shares of Common Stock that were approved by the Company’s shareholders in 2016 and 2,000,000 to be approved by the Company’s shareholders in 2025) (“Total Shares Reserved”). Notwithstanding the foregoing, any Award of the Plan that is payable in shares of Common Stock, other than Options or SARs (such Awards being “Full Value Awards”) granted prior to May 6, 2025 shall reduce the Total Shares Reserved by an amount equal to 2.5 times the number of shares of Common Stock subject to such Full Value Award, and any Full Value Awards granted on or after May 6, 2025 shall reduce the Total Shares Reserved by an amount equal to 2.0 times the number of shares of Common Stock subject to such Full Value Award.
(b)The maximum number of shares which may be issued or transferred upon the exercise of Incentive Stock Options granted under the Plan is 7,500,000.
(c)Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
(d)Any shares of Common Stock issued under the Plan that are forfeited on or after May 6, 2025 because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant (or, if applicable, his heir, legatee or permitted transferee) because the Award is forfeited (including because of the failure to meet an Award contingency or condition) and such forfeiture occurs on or after May 6, 2025, such shares shall be added back to the Total Shares Reserved. Any share that becomes available under this Section 5(d) will be added back to the Total Shares Reserved as (i) one share if such share was subject to an Option or SAR, (ii) 2.5 shares if such share was subject to a Full Value Award granted prior to May 6, 2025, and (iii) 2.0 shares if such share was subject to a Full Value Award granted on or after May 6, 2025.
(e)Any shares withheld as payment of applicable taxes or used to exercise or pay for an Award will reduce the Total Shares Reserved. If shares of Common Stock are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, such shares shall not be added to the Total Shares Reserved.
(f)In the event that a SAR is settled by the Company for net shares of Stock, the Total Shares Reserved shall be reduced by the gross number of shares of Stock subject to the SAR.
(g)Subject to the other provisions of this Section, the following additional maximums are imposed under the Plan.
(i)During any one calendar year, the maximum number of shares of Common Stock that may be covered by Awards granted to any one individual under Sections 6, 7, 8, 9, 10 and 11 (relating to Options, Deferred Stock, Restricted Stock, Stock Bonuses, SARs, and Stock Units) shall be 500,000.
(ii)During any one calendar year, the maximum payment that can be made for Awards granted to any one individual under Section 13 (relating to Cash-Based Performance Awards) shall be $7,500,000.
(h)Notwithstanding anything in the Plan (outside of this Section 5(h)) to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than twelve (12) months from the date on which such Award is granted, provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22 of the Plan, (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable date of grant and the next annual meeting of the Company’s shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting of the Company’s shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of 5% of the Total Shares Reserved (subject to adjustment under Section 16). Nothing in this Section 5(h) or otherwise in

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the Plan, however, shall preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, Disability, Retirement or termination of service without Cause or a Change in Control or (y) exercising its authority under Section 21(b) at any time following the grant of an award.
6.	Options

The Committee may grant Options under the Plan. Options shall be evidenced by a written Award Agreement. Such Award Agreements shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable. Options may not provide for any dividends or Dividend Equivalents thereon. The grant of Options shall comply with and be subject to the following terms and conditions:

(a)Identification of Options. Each Option granted under the Plan shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or as a Non-Qualified Stock Option. In the absence of such identification, an Option shall be deemed to be a Non-Qualified Stock Option.
(b)Number of Options. Subject to Section 5(g), the Award Agreement for each Option award shall specify the number of shares of Common Stock that a Participant may receive with respect to the Participant’s Option.
(c)Exercise Price. The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.
(d)Term and Exercise of Options.
(i)An Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto; provided however, that no Option shall be vested or exercisable prior to the date allowable under Section 5(h). The term of an Option shall in no event be greater than 10 years.
(ii)An Option may be exercised only for a whole number of shares of Common Stock. The Committee shall establish the time and the manner in which an Option may be exercised. The option price of the shares of Common Stock received upon the exercise of an Option shall be paid within three days of the date of exercise: (1) in cash or, (2) in cash received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (3) with the consent of the Committee, in whole or in part in shares of Common Stock held by the Participant and valued at their Fair Market Value on the date of exercise, which may include shares received upon exercise of all or a portion of an Option through a “net” or “pyramid” exercise. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock held by the Participant (based on the Fair Market Value of the Restricted Stock on the date the Option is exercised, as determined by the Committee). In such case the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.
(e)Limitations on Grants of Incentive Stock Options.
(i)Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in section 422 of the Code, and any provisions of the Option Agreement thereof that cannot be so construed shall be disregarded. Only an Employee may be granted an Incentive Stock Option. In no event may a Participant be granted an Incentive Stock Option which does not comply with such grant and vesting limitations as may be prescribed by section 422(b) of the Code. Without limiting the foregoing, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which an Incentive Stock Option may first become exercisable by a Participant in any one calendar year under the Plan shall not exceed $100,000.

Appendix  |  C-8

(ii)No Incentive Stock Option shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Participant, shall be exercisable only by the Participant. Upon the death of a Participant, the person to whom the rights have passed by will or by the laws of descent and distribution may exercise an Incentive Stock Option only under this Section.
7.	Deferred Stock

The Committee may award Deferred Stock under the Plan, which shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve. Deferred Stock Awards shall comply with and be subject to the following terms and conditions:

(a)Crediting of Deferred Stock. Upon determination of the number of shares of Deferred Stock to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in Section 7(b).
(b)Deferral Period and Performance Goals.
(i)The Committee may condition the grant of an Award of Deferred Stock or the expiration of the Deferral Period upon the Participant’s achievement of one or more Performance Goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified Performance Goal(s), the Committee shall not grant the Deferred Stock Award to the Participant, or the Participant shall forfeit the Award and no Common Stock shall be transferred to him pursuant to the Deferred Stock Award.
(ii)The Award Agreement shall specify the duration of the Deferral Period taking into account termination of employment or service on account of death, Disability, Retirement or Cause. The Deferral Period may consist of one or more installments. At the end of the Deferral Period or any installment thereof the shares of Deferred Stock applicable to such installment credited to the account of a Participant shall be issued and delivered to the Participant (or, if applicable, his heir, legatee or permitted transferee) in accordance with the terms of the Award Agreement. Notwithstanding the Deferral Period provided in an Award Agreement, the Committee may accelerate the delivery of all or any part of a Deferred Stock Award or waive the deferral limitations for all or any part of a Deferred Stock Award.
(c)Voting Rights and Dividends.
(i)Prior to issuance and delivery, the Participant shall have no rights as a shareholder with respect to any shares of Deferred Stock credited to the Participant’s account.
(ii)The Committee may provide that amounts equal to any dividends declared during the Deferral Period with respect to the number of shares covered by a Deferred Stock Award will be paid to the Participant, or deferred and deemed to be reinvested in additional Deferred Stock, or otherwise reinvested on such terms as are determined at the time of the Award and specified in the Award Agreement. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Deferred Stock that a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to date on which Deferred Stock held by such Participant is settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents shall be paid by crediting the Participant with additional Deferred Stock as of the date of payment of such cash dividends on Common Stock or, if Deferred Stock is settled on or after the record date and before the date of payment of such cash dividend, on the record date. The amount of additional Deferred Stock to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Deferred Stock previously credited to the Participant by (b) the Fair Market Value per share of Common Stock as of the date such Dividend Equivalents are credited Such additional Deferred Stock shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Deferred Stock originally subject to the Deferred Stock Award. For the avoidance of doubt, any such Dividend Equivalents or other distributions on Deferred Stock shall be deferred until, and paid

C-9  |  Appendix

contingent upon, the vesting of such Deferred Stock. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 16, appropriate adjustments shall be made in the Participant’s Deferred Stock Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award. If the Committee does not expressly provide otherwise, then no dividends or Dividend Equivalents shall be paid on Deferred Stock Awards.
8.	Restricted Stock

The Committee may award shares of Restricted Stock. Each grant of shares of Restricted Stock shall be evidenced by Award Agreements in such form and containing such terms and conditions and subject to such agreements or understandings as the Committee shall from time to time approve. Each grant of shares of Restricted Stock shall comply with and be subject to the following terms and conditions:

(a)Terms of Restricted Stock. The Award Agreement for a grant of Restricted Stock shall conform to the requirements of the Plan, and shall specify (i) the number of shares of Common Stock subject to the Award, (ii) the Restriction Period applicable to the Award, (iii) the events that will give rise to a forfeiture of the Award, and (iv) the Performance Goals, if any, that must be achieved in order for the restriction to be removed from the Award. The agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable.
(b)Issuance of Certificates. The Committee shall direct that a certificate or certificates representing the number of shares of Common Stock be issued to the Participant with the Participant designated as the registered owner. The certificate(s) representing such shares shall be legended as to restrictions on the sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company.
(c)Satisfaction of the Restriction Period. At the end of the Restriction Period, the Committee shall determine, in light of the terms and conditions set forth in the Award Agreement, the number of shares of Restricted Stock with respect to which the restrictions imposed hereunder have lapsed. The Restricted Stock with respect to which the restrictions shall lapse shall be converted to unrestricted Common Stock by the removal of the restrictive legends from the Restricted Stock. Thereafter, Common Stock equal to the number of shares of the Restricted Stock with respect to which the restrictions hereunder shall lapse shall be delivered to the Participant (or, where appropriate, the Participant’s legal representative).
(d)Voting Rights and Dividends.
(i)Unless otherwise determined by the Committee, during the Restriction Period the Participant shall have the right to vote all shares of Restricted Stock.
(ii)The Committee may provide that dividends authorized by the Sponsor to be paid to the Participant shall be automatically deferred and/or reinvested in additional Restricted Stock, subject to the same restrictions (including achievement of Performance Goals) as the underlying shares upon which the restriction is declared. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock. If the Committee does not expressly provide, a Participant shall receive no dividends or dividend equivalents during the Restriction Period.
9.	Stock Bonus

The Committee may grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time (including a future date selected by the Committee at the time of grant) and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus, including, if applicable, Section 15. By way of example and not by way of limitation, the Committee may

Appendix  |  C-10

require, as a condition to the payment of a Stock Bonus, that the Participant or the Company achieve such Performance Goals as the Committee may specify at the time of the grant. Prior to the date on which a Stock Bonus awarded hereunder is required to be paid, such Award shall constitute an unfunded, unsecured promise by the Company to distribute Common Stock in the future. A Stock Bonus may not provide for any dividends or Dividend Equivalents thereon.

10.	Stock Appreciation Rights

The Committee may grant SARs under the Plan, which shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve. SARs may not provide for any dividends or Dividend Equivalents thereon. SARs shall comply with and be subject to the following terms and conditions:

(a)Benefits Upon Exercise.
(i)A SAR shall entitle the recipient to receive a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the base price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Deferred Stock, in shares of Restricted Stock or any combination, as the Committee shall determine. A SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.
(ii)Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised as to some or all of the shares of Common Stock covered by the grant, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise.
(b)Exercise Price. The base price of a Tandem SAR shall be the option price under the related Option. The base price of a Freestanding SAR shall be determined by the Committee at the time of the grant of such SAR but shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Freestanding SAR.
(c)Other Restrictions. SARs shall generally be subject to the same terms, conditions and limitations applicable to Options granted under Section 6.
11.	Stock Units
(a)Grant of Stock Units. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Stock Units to Participants and (ii) determine or impose other conditions to the grant of Stock Units under the Plan as it may deem appropriate.
(b)Term. The Committee may provide in an Award Agreement that any particular Stock Unit shall expire at the end of a specified term.
(c)Vesting.
(i)Stock Units shall vest and first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Stock Units may be payable upon termination of employment or service or upon other future event (including attainment of a Performance Goal).
(ii)Unless otherwise provided in the Award Agreement or by the Committee (except due to a termination for Cause), if a Participant terminates employment or service with the Company, any and all of the

C-11  |  Appendix

Participant’s Stock Units which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.
(iii)If a Participant terminates employment or service with the Company for Cause, any and all of the Participant’s Stock Units which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.
(d)Settlement of Stock Units.
(i)Each vested and outstanding Stock Unit shall be settled by the issuance of a share of Common Stock or payment to the Participant of cash equal to the Fair Market Value of the Common Stock. The Fair Market Value shall be determined by reference to the date of termination or other future event as specified in the Award Agreement.
(ii)Unless otherwise provided in an Award Agreement, if a Stock Unit Award is settled in cash such Stock Unit Award shall be settled with a single-sum payment by the Company.
(iii)Unless otherwise provided in an Award Agreement and subject to Section 15, if applicable, the settlement date with respect to a Participant is the first day of the month to follow the Participant’s termination of employment or service.
(e)Unfunded Nature of Stock Units. Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Each Participant’s right in the Stock Units is limited to the right to receive payment, if any, as may herein be provided. The Stock Units do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant of Stock Units to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor.
(f)No Ownership Interest; Dividends. Nothing contained in the Plan shall be construed to give any Participant any rights with respect to Shares or any ownership interest in the Company. No provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Stock Units, provided, however, that the Committee may provide that dividend equivalents may be payable to the Participant with respect to the period any restriction is enforced, subject to the same restrictions as the underlying Stock Units upon which the restriction is declared. The Committee, in its discretion, may provide in the Award Agreement evidencing any Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Common Stock having a record date prior to the date on which Stock Units held by such Participant are settled. Except as otherwise provided in an Award Agreement, such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional Stock Units as of the date of payment of such cash dividends on Common Stock or, if Stock Units are settled on or after the record date and before the date of payment of such cash dividend, on the record date. The number of additional Stock Units to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Common Stock as of the date such Dividend Equivalents are credited. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award, except as may be provided in any Award Agreement or required to comply with applicable laws. For the avoidance of doubt, any such Dividend Equivalents or other distributions on Stock Units shall be deferred until, and paid contingent upon, the vesting of such Stock Units. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 16, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be

Appendix  |  C-12

immediately subject to the same vesting conditions as are applicable to the Award. If the Committee does not expressly provide, a Participant shall receive no dividend equivalents during the Restriction Period.
12.	Other Equity-Based Awards

The Committee may grant other types of equity-based Awards in such amounts and subject to such terms and conditions, as the Committee shall in its sole discretion determine, subject to the provisions of the Plan. Awards may entail the transfer of actual shares of Common Stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

13.	Cash-Based Performance Awards

The Committee may grant Cash-Based Performance Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such Cash-Based Performance Award shall specify a payment amount or payment range as determined by the Committee.

14.	Effect of Termination of Employment or Service on Equity Awards
(a)Options and SARs.
(i)Unless otherwise provided in an applicable Award Agreement or by the Committee and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate for any reason other than Retirement, Cause, Disability or death (1) Options or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date, shall remain exercisable until the expiration of 90 days after such termination date, on which date they shall expire, and (2) Options or SARs granted to such Participant, to the extent that they were not exercisable on his termination date, shall expire at the close of business on such date; provided, however, that no Option or SAR shall be exercisable after the expiration of its term.
(ii)Unless otherwise provided in an applicable Award Agreement or by the Committee and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate on account of the death of the Participant, all Options or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date, shall remain exercisable until the expiration of one year after such date, on which date they shall expire.
(iii)Unless otherwise provided in an applicable Award Agreement or by the Committee and subject to Section 6(e), in the event that the employment or service of a Participant with the Company shall terminate on account of the Disability or Retirement of the Participant, all Options or SARs granted to such Participant, to the extent that they were exercisable on the Participant’s termination date (or, in the case of Retirement such later date determined by the Committee), shall remain exercisable until the expiration of the term specified in their applicable Award Agreement, on which date they shall expire.
(iv)In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options or SARs granted to such Participant shall expire at the commencement of business on the Participant’s termination date (or deemed termination under Section 2(f)).
(b)Restricted Stock, Deferred Stock and Stock Bonus.
(i)In the event that the employment or service of a Participant with the Company shall terminate for any reason (other than a termination that is for Cause) prior to the expiration of the Restriction Period or Deferral Period with respect to such shares of Restricted Stock, Deferred Stock or Stock Bonus, unless otherwise provided in an Award Agreement or by the Committee in its sole discretion, such termination shall cause the immediate forfeiture of all shares of Restricted Stock, Deferred Stock or Stock Bonus that have not vested as of the Participant’s termination date.

C-13  |  Appendix

(ii)In the event a Participant’s employment or service is or is deemed to have been terminated for Cause, all shares of Restricted Stock still subject to a Restriction Period and all shares of Deferred Stock still subject to a Deferral Period as of his termination date immediately shall be forfeited.
15.	Deferral Election
(a)Elections to Defer. Notwithstanding any provision of the Plan to the contrary, Participants that the Committee has designated as eligible to defer their Awards may elect to defer to a specified date the receipt of unrestricted Common Stock or cash payment, as applicable, that the Participant would otherwise be entitled to receive pursuant to an Award by completing such form required by the Committee and returning it to the Committee on or before the December 31 preceding the calendar year during which such Award is granted to the Participant.
(b)New Participant Elections to Defer. Each individual who becomes a Participant that has been designated by the Committee as newly-eligible to defer his or her Award during a calendar year may elect to defer to a specified date the receipt of unrestricted Common Stock or cash payment, as applicable, that the Participant would otherwise be entitled to receive pursuant to an Award granted to the Participant after such date such individual became a Participant by completing such form required by the Committee and returning it to the Committee on or before the date that is 30 days after the date on which the individual became a Participant.
(c)Elections Irrevocable. An election to defer an Award shall become irrevocable on the first day of the calendar year to which such election applies or, solely in the case of a new Participant, 30 days after the date on which the individual became a Participant.
(d)Individual Elections. A Participant must complete a deferral election form in accordance with this Plan and any applicable deferred compensation plan maintained by the Company for each calendar year in which such Participant desires to defer Awards and a Participant’s elections with respect to Awards deferred in a particular calendar year shall expire as of the last day of such calendar year.
(e)Establishment of Calendar Year Subaccounts. The Company may establish on its books for each Participant and for each calendar year a Calendar Year Subaccount to which a Participant’s Awards deferred in a particular calendar year are credited. A separate Calendar Year Subaccount shall be created within each Participant’s Account for each calendar year in which the Participant makes an Award deferral under the Plan.
(f)Effect on Vesting. Notwithstanding anything herein to the contrary, this Section 15 shall not affect the vesting or vested percentage of a Participant’s Award. Any unvested Award will not be distributed pursuant to this Section 15 or otherwise.
(g)Payment of Deferred Awards. The Participant’s Awards credited to a particular Calendar Year Subaccount shall be distributed to him or her at the time specified in his or her deferral election form and the applicable deferred compensation plan.
16.	Adjustments upon Changes in Capitalization

In the event of (a) any stock split, reverse stock split, or stock dividend, (i) the number and kinds of shares available for Awards under the Plan and the per-Participant share limit, (ii) the number and kinds of shares, vesting schedule and exercise price per share subject to each outstanding Option, and (iii) the terms of each other outstanding Award shall be adjusted by the Company, or (b) any extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up or other similar change in corporate structure or capitalization or similar event, (i) the number and kinds of shares available for Awards under the Plan and the per-Participant share limit, (ii) the number and kinds of shares, vesting schedule and exercise price per share subject to each outstanding Option, and (iii) the terms of each other outstanding Award, shall be adjusted by the Committee, in its discretion, if it determines in good faith that such adjustments are equitably required to prevent dilution or enlargement of Participant rights. Moreover, in the event of any such transaction or event or, subject to Section 17 of the

Appendix  |  C-14

Plan, in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with section 409A of the Code. The Fair Market Value of any fractional shares resulting from adjustments under this Section shall, where appropriate, be paid in cash to the Participant. The determinations and adjustments made by the Committee under this Section shall be conclusive.

17.	Effect of a Change in Control
(a)The Committee, in its sole discretion, may provide in an Award Agreement or, in the event of a Change in Control, may take such action as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and the vesting of shares of Common Stock acquired upon the exercise of such Options and SARS upon such conditions and to such extent as the Committee shall determine.
(b)In addition, with respect to Options and SARs, upon a Change in Control, unless otherwise provided by the Committee or in an Award Agreement, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding and unexercised as of such Change in Control: (i) cancel all outstanding vested Options and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR, as applicable, as of the date of the Change in Control over the applicable exercise price in the case of an Option, or SAR, (ii) terminate all Options and/or SARs immediately prior to the Change in Control, provided that the Sponsor provide the Participant an opportunity to exercise such vested Options and/or vested SARs, as applicable, within a specified period of at least five business days following the Participant’s receipt of a written notice of such Change in Control and of the Sponsor’s intention to terminate such Options and/or SARs, as applicable, prior to such Change in Control, or (iii) require the successor corporation, following a Change in Control if the Sponsor does not survive such Change in Control, to assume all outstanding Options and/or SARs and to substitute such Options and/or SARs, as applicable, with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.
(c)Subject to section 409A of the Code, the terms of any applicable deferred compensation plan, unless otherwise provided in an Award Agreement, the Committee may, in its discretion, provide that any Deferred Stock, Stock Units, Restricted Stock or other Awards (including Awards deferred under Section 15) shall become immediately vested and shall be paid before or as soon as practicable following a Change in Control. The Committee may also, in its discretion, require a successor corporation, following a Change in Control if the Sponsor does not survive such Change in Control, to assume such Awards or to substitute such Awards with a comparable Award of the surviving company on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.
18.	Tax Withholding

Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares, or in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under the Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.

C-15  |  Appendix

19.	Incentive Compensation Recovery (Clawback) Policy

Awards granted under the Plan are subject to the terms and conditions of the West Pharmaceutical Services, Inc. Executive Officer Incentive-Based Compensation Recovery Policy (effective October 2, 2023) and any other clawback provisions, policy or policies (if any) as may be in effect from time to time, including any that specifically implement section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Common Stock at any point may be traded) (collectively, the “Clawback Policy”), and applicable sections of any Award Agreement to which the Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Clawback Policy. Further, by accepting any Award under the Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Clawback Policy, and agrees (or has agreed) that the Company may enforce its rights under the Clawback Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Clawback Policy, from and after the effective date thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under section 409A of the Code.

20.	Transferability
(a)Except as specifically provided in this Section, no Awards may be transferred by the Participant otherwise than by will and by the laws of descent and distribution. Upon the death of a Participant, outstanding Awards granted to such Participant may be received and, if applicable, exercised only by those person or persons who shall have acquired such right to exercise by will or the laws of descent and distribution. Such Awards shall be subject to the restrictions, conditions and limitations that were applicable to such Award at the time of the Participant’s death and such other restrictions, conditions and limitations that the Committee shall determine in its sole discretion upon the death of the Participant.
(b)The Committee, in its discretion, may allow for transferability of Awards (other than Incentive Stock Options) to children, grandchildren, spouse or common law spouse, siblings or parents of the Participant (“Immediate Family Members”) or to bona fide trusts, partnerships or other entities controlled by and of which the beneficiaries are Immediate Family Members of the Participant. The Committee, also may, in its discretion, allow for an Award to be transferred to a tax exempt organization. Any Awards that are transferred are conditioned on the Participant and any permitted transferee hereunder agreeing to abide by the Company’s then current transfer guidelines applicable to such types of Award.
21.	Effective Date, Termination and Amendment
(a)Subject to the approval of the shareholders of the Sponsor at the Sponsor’s 2025 annual meeting of shareholders, the amendment and restatement of the Plan shall be effective as of May 6, 2025. The Plan shall remain in full force and effect until the earlier of 10 years from the date of shareholder approval of such amendment and restatement, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval to the extent such approval (i) is required under section 422 of the Code, the rules of a stock exchange or any other applicable law (ii) would increase the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 16), or (ii) would amend Section 4(a)(ii). Termination of the Plan under this Section shall not affect Awards outstanding under the Plan at the time of termination.
(b)Subject to Section 21(c), the Committee shall have the power unilaterally and without approval of a Participant to amend an existing Award in order to carry out the purposes of the Plan so long as such an amendment does not take away any benefit granted to a Participant by the Award, does not violate Section 4(a)(ii) and as long as the amended Award comports with the terms of the Plan; provided, however, that the Committee may amend the Incentive

Appendix  |  C-16

Compensation Recovery (Clawback) Policy without prior approval. In particular, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which an Option, SAR or other Award may vest or be exercised or the time at which a substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when a Restriction Period will end or the time at which any Awards subject to Performance Goals will be deemed to have been fully earned or the time when a transfer restriction will terminate or may waive any other limitation or requirement under any such Award.
(c)Before a Change in Control occurs, if and to the extent that the Committee determines the Sponsor’s federal tax deduction in respect of an Award may be limited as a result of either sections 280G or 162(m) of the Code, the Committee may take any and all actions it deems necessary, in its sole and absolute discretion with respect to any Award (including the amendment, delay or cancellation of an Award to the detriment of a Participant) hereunder to eliminate or minimize the non-deductible portion of any Award. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan or an Award.
22.	Awards in Substitution for Awards Granted by Other Companies

Awards may be granted under the Plan in substitution for or in connection with an assumption of employee, director and/or consultant stock options, stock appreciation rights, restricted stock, restricted stock unit or other stock-based awards granted by other entities to persons who are or who will become Employees, non-Employee directors or key consultants in respect of the Company in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the granting entity. The Awards so granted may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Plan, Common Stock substituted for the securities covered by the original award and with the number of shares of Common Stock subject to such awards, as well as any exercise or purchase prices applicable to such awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares of Common Stock that are issued or delivered and any Awards that are granted by, or become obligations of, the Company, as a result of any such assumption or substitution in connection with any such transaction shall not be counted against the number of shares of Common Stock available for issuance under the Plan as specified in Section 5(a) or other limits on the number of shares of Common Stock available for issuance under the Plan, unless determined otherwise by the Board, and shall not be added back into the number of shares of Stock available for issuance under the Plan upon forfeiture or otherwise. Additionally, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock available for issuance under the Plan as specified in Section 5(a) or other limits on the number of shares of Common Stock available for issuance under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares of Common Stock available for issuance pursuant to Awards under the Plan); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, non-Employee directors or key consultants prior to such acquisition or combination.

23.	Code Section 409A

To the extent determined necessary or advisable by the Committee in its sole discretion, Awards hereunder, and Award deferrals hereunder, shall be interpreted to the extent possible to comply with the provisions of section 409A of the Code (or avoid application of such Code section), to the extent applicable. Participants shall be deemed to consent to any changes to Awards, or any Award deferral, that the Board determines are

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necessary or advisable to comply with the provisions of section 409A of the Code. Adjustments made pursuant to Section 16 shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of section 409A of the Code or, if applicable, to avoid application of section 409A of the Code.

24.	Limitation of Implied Rights
(a)Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.
(b)Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.
(c)No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.
(d)No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award granted under this Plan until the date that the Participant becomes the registered owner of such shares. Except as otherwise expressly provided in an Award Agreement, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.
(e)The amounts payable and stock distributable under this Plan shall not be considered for purposes of calculation of any severance pay or pay continuation following termination of employment, unless specifically provided for by the Committee or to extent required by applicable local law.
25.	Securities Law Matters

The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Sponsor shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock under the Plan unless and until the Sponsor is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock under the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(a)The exercise of any Option granted hereunder shall be effective only at such time as counsel to the Sponsor shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, and in accordance with procedures established by the Committee, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws.

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(b)It is intended that the Plan be applied and administered in compliance with Rule 16b-3 of the Exchange Act, as amended from time to time. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee and such provision may be amended or Award modified as determined in the sole discretion of the Committee.
26.	Severability of Provisions

If any provision of this Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

27.	Applicable Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law.

28.	Whistleblower Protection

Notwithstanding anything in the Plan or an Award Agreement to the contrary, (a) nothing in the Plan or in an Award Agreement or otherwise limits a Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (b) nothing in the Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to section 21F of the Exchange Act.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ! ! ! V62346-P26361 1a. Mark A. Buthman 1b. William F. Feehery 1c. Robert F. Friel 1d. Eric M. Green 1e. Janet B. Haugen 1f. Thomas W. Hofmann 1g. Molly E. Joseph 1h. Deborah L. V. Keller 1i. Myla P. Lai-Goldman 1j. Stephen H. Lockhart 1k. Douglas A. Michels 1l. Paolo Pucci For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1. Election of Directors; Nominees: 3. Amend and Restate Our Amended and Restated Articles of Incorporation to Add a Right For Shareholders to call a Special Meeting; NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. Advisory vote to approve named executive officer compensation; 5. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025. 4. Amend and Restate Our 2016 Omnibus Incentive Compensation Plan; and The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. WEST PHARMACEUTICAL SERVICES, INC. The Board of Directors recommends you vote FOR the following: PRELIMINARY COPY SCAN TO WEST PHARMACEUTICAL SERVICES, INC. VIEW MATERIALS & VOTEw C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 1, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WST2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 5, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 1, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V62347-P26361 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. WEST PHARMACEUTICAL SERVICES, INC. www.virtualshareholdermeeting.com/WST2025 This proxy is solicited by the Board of Directors The undersigned hereby appoints Kimberly B. MacKay and Ryan M. Metz as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on February 28, 2025, at the Annual Meeting of Shareholders to be held on May 6, 2025 or any postponement or adjournment thereof. The Annual Meeting of Shareholders will be held at 9:30 AM EDT, on May 6, 2025 virtually at www.virtualshareholdermeeting.com/WST2025. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. Continued and to be signed on reverse side